                   SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Mickelberry Communications Incorporated
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                   Mickelberry Communications Incorporated
--------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  -------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:
  -------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  -------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
  -------------------------------------------------------------------------
  (5) Total fee paid:
  -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  -------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:
  -------------------------------------------------------------------------
  (3) Filing Party:
  -------------------------------------------------------------------------
  (4) Date Filed:
  -------------------------------------------------------------------------
Notes:

                                                               PRELIMINARY COPY
                    MICKELBERRY COMMUNICATIONS INCORPORATED

                                405 PARK AVENUE
                           NEW YORK, NEW YORK 10022

                                                            August  , 1995

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Mickelberry Communications Incorporated (the "Company") to be held on September 12, 1995 at 9:00 a.m., local time, at 405 Park Avenue, New York, New York 10022. The purpose of the Special Meeting is to consider the approval of the Agreement and Plan of Merger, dated as of March 21, 1995 (the "Merger Agreement"), providing for the acquisition by the Company of all of its outstanding shares of Common Stock and Preferred Stock (collectively, the "Company Stock"), other than most of the shares owned directly or indirectly by Mr. James C. Marlas (the "Major Shareholder"), for a consideration of $4.25 in cash for each outstanding share. Pursuant to the Merger Agreement, this acquisition would be effected by means of a merger of Mickelberry Acquisition Corporation ("Newco"), a newly formed Delaware corporation wholly owned by the Major Shareholder, into the Company (the "Merger"), as a result of which the Company will become wholly owned by the Major Shareholder. The Major Shareholder owns directly or indirectly approximately 48% of the Company's outstanding Common Stock, and is the Chairman of the Board, President and Chief Executive Officer of the Company.

  A special committee of the Company's Board of Directors (the "Special Committee") comprised of four independent members of the Board of Directors, together with its financial advisor, Schroder Wertheim & Co. Incorporated (formerly known as Wertheim Schroder & Co. Incorporated, "Schroder Wertheim"), has reviewed the Merger Agreement and Schroder Wertheim has delivered its written opinion that the $4.25 cash consideration to be received pursuant to the Merger Agreement by holders of the Company's Common Stock and of the Company's Preferred Stock other than the Major Shareholder and its affiliates (collectively, the "Public Shareholders") is fair from a financial point of view. The written opinion of Schroder Wertheim, which is attached to the accompanying Proxy Statement as Annex B, should be read carefully by shareholders in its entirety. You are also urged to read carefully the accompanying Proxy Statement in its entirety, including the section entitled "Special Factors," for important information regarding the Merger.

  Your Company's Board of Directors, which numbers eight, has reviewed the terms and conditions of the Merger Agreement. It has considered the recommendation of the Special Committee, the opinion of Schroder Wertheim and other factors. After consideration of each of these factors, your Company's Board of Directors (with the Major Shareholder and Mr. Robert Garrett abstaining) has unanimously determined that the terms of the Merger are fair to Public Shareholders, has approved the Merger Agreement and now RECOMMENDS THAT PUBLIC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The affirmative vote of holders of a majority of the outstanding Company Stock entitled to vote at the Special Meeting is required for the approval of the Merger Agreement, among other things. In addition, the Merger Agreement itself conditions the obligations of the Company and Newco under the Merger Agreement to an affirmative vote of at least (1) the holders of a majority of shares of Company Stock outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of shares of Company Stock voting at the meeting, whichever is greater. The Major Shareholder, who owns directly or indirectly 48% of the outstanding Company Common Stock has agreed to vote for the Merger. A condition to consummation of the Merger is that Newco obtain third party financing on terms satisfactory to the Company and Newco for the funds required to be paid pursuant to the Merger.

  Promptly after the Merger is consummated, a Letter of Transmittal with instructions will be mailed to all shareholders of record to use in surrendering their Company stock certificates. PLEASE DO NOT SEND YOUR CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

  A form of proxy solicited by the Company's Board of Directors is enclosed for your convenience. Please mark, sign, date and return it promptly. If you attend the Special Meeting, you may vote your shares personally whether or not you have previously submitted a proxy; however, please complete, sign, date and promptly return the enclosed proxy. All properly executed proxies received prior to or at the Special Meeting, unless revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Your vote is important regardless of the number of shares you own.

                                           Sincerely yours,

                                           Fred T. Pugliese
                                           Secretary

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                                405 PARK AVENUE
                           NEW YORK, NEW YORK 10022

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON SEPTEMBER 12, 1995

  A Special Meeting of shareholders of Mickelberry Communications Incorporated (the "Company") will be held at 405 Park Avenue, New York, New York 10022 on September 12, 1995, at 9:00 a.m., local time, for the following purposes:

  1. To consider and vote upon approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 21, 1995, which provides for the merger of Mickelberry Acquisition Corporation ("Newco"), a Delaware corporation, into the Company. If the Merger Agreement is approved all shares of the Company's Common Stock and all shares of the Company's Preferred Stock, other than most of the shares of Company's Common Stock owned directly or indirectly by Mr. James C. Marlas (who is a controlling shareholder, Chairman of the Board, President and Chief Executive Officer of the Company), will be converted into the right to receive $4.25 cash per share, and thereafter the Company will be owned solely by Mr. Marlas.

  2. To transact such other business as may properly come before the meeting and any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on August 7, 1995 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. YOUR PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                          Fred T. Pugliese
                                          Secretary

New York, New York

August  , 1995

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND
              RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT
               YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                    PLEASE DO NOT SEND IN ANY CERTIFICATES
                         FOR YOUR SHARES AT THIS TIME.

                                                            August  , 1995

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                                405 PARK AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 832-0303

                               ----------------

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON SEPTEMBER 12, 1995

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is being furnished to shareholders of Mickelberry Communications Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Company's Special Meeting of Shareholders to be held on September 12, 1995 and at any adjournment or postponement thereof (the "Special Meeting").

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, shareholders will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of March 21, 1995 (the "Merger Agreement") by and among the Company, Mickelberry Acquisition Corporation, a Delaware corporation which is wholly owned by Mr. James C. Marlas ("Newco"), Mr. James C. Marlas (the "Major Shareholder") and Union Capital Corporation, a Nevada corporation which is wholly owned by the Major Shareholder ("Union Capital"). The Merger Agreement provides, by means of a merger ("Merger") of Newco with and into the Company, for the acquisition by the Company, for a consideration of $4.25 in cash per share to be paid by the Company, without interest (the "Merger Consideration"), of each share of the
(i) Company's common stock (the "Company Common Stock") and (ii) the Company's preferred stock (the "Company Preferred Stock", and together with the Company Common Stock, the "Company Stock") outstanding at the effective time of the Merger (the "Effective Time") other than shares of the Company Common Stock held by the Major Shareholder and Union Capital (except for 59,400 shares of Company Common Stock owned by the Major Shareholder in a Keogh Plan (the "Covered Shares")). In the event that any of the conditions of the offer are altered or waived, or the offer is terminated, the Company will issue a press release describing such changes and stating the period of time during which consents and proxies will be revocable. The Major Shareholder, who owns all of Newco's outstanding capital stock, owns directly (or indirectly through Union Capital) approximately 48% of the Company Common Stock and is the Chairman of the Board, President and Chief Executive Officer of the Company. In connection with, and only in connection with, the consummation of the Merger, each of the Major Shareholder and Union Capital has agreed to cancel, simultaneously with the consummation of the Merger, the shares of Company Common Stock owned by him or it, as the case may be, and has waived its right to receive the Merger Consideration, except with respect to the Covered Shares owned by the Major Shareholder in a Keogh Plan. As a result of the Merger the Company will become wholly owned by the Major Shareholder. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. The surviving corporation in the merger will be the Company (the "Surviving Corporation"). At the Effective Time of the Merger, each share of Company Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Common Stock held directly or indirectly by the Major Shareholder, except for the Covered Shares) will be converted into the right to receive the Merger Consideration in cash, without interest. See "Special Factors" and "The Merger."

VOTING AT THE MEETING

  The Board has fixed the close of business on August 7, 1995 as the record date (the "Record Date") for determination of holders of Company Stock entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were (i) [5,877,948] shares of Company Common Stock outstanding and entitled to vote and approximately [1,250] holders of record of Company Common Stock and (ii) [242,334] shares of Company Preferred Stock outstanding and entitled to vote and approximately [125] holders of record of Company Preferred Stock. The presence, in person or by properly executed proxy, of holders of a majority of the outstanding shares of Company Stock is necessary to constitute a quorum at the Special Meeting. Each shareholder is entitled to (a) one vote for each share of Company Common Stock held by such shareholder and (b) 1/10 of a vote for each share of Company Preferred Stock held by such shareholder.

  Under Delaware law and the Company's Certificate of Incorporation, as amended, and By-laws, the affirmative vote of holders of a majority of the outstanding shares of Company Stock entitled to vote at the Special Meeting is required to approve the Merger. In addition, the Merger Agreement itself conditions the obligations of the Company and Newco under the Merger Agreement to an affirmative vote of at least (1) the holders of a majority of the shares of Company Stock outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of the shares of Company Stock voting at the meeting, whichever is greater. The Major Shareholder, who owns directly or indirectly approximately 48% of the Company Common Stock, has already agreed to vote his shares in favor of the Merger.

PROXIES

  All shares of Company Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no such instructions are indicated, proxies will be voted FOR the approval of the Merger Agreement, unless the Board determines otherwise, due to its assessment of the best interests of shareholders. The Board does not know of any other matters which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of the Company, at or prior to the Special Meeting, a subsequent proxy relating to the same shares of Company Stock, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, constitute revocation of proxy). Any written notice revoking a proxy should be sent to Mickelberry Communications Incorporated, 405 Park Avenue, New York, New York 10022, Fred T. Pugliese.

  Proxies are being solicited by and on behalf of the Board. The Company will bear the cost of preparing and mailing the proxy material furnished to the Company's shareholders in connection with the Special Meeting. Proxies will be solicited by mail. Directors, officers and employees of the Company may also solicit proxies by telephone, telegram or personal contact. Such persons will receive no additional compensation for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Company Stock held in the names of such fiduciaries, custodians and brokerage houses. MacKenzie Partners, Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $4,000 plus reasonable out-of-pocket expenses.

  All information contained in this Proxy Statement concerning Newco, the Major Shareholder, Union Capital, and the plans for Newco and the Company after the Merger, has been supplied by Newco. All other information contained in this Proxy Statement has been supplied by the Company.

  THE BOARD, BASED ON THE REPORT OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS THAT THE MERGER CONSIDERATION WAS FAIR TO THE HOLDERS OF THE COMPANY COMMON STOCK (OTHER THAN THE MAJOR SHAREHOLDER) AND THE OPINION OF SCHRODER WERTHEIM & CO. INCORPORATED (FORMERLY KNOWN AS WERTHEIM SCHRODER

& CO. INCORPORATED, "SCHRODER WERTHEIM") THAT THE MERGER CONSIDERATION WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF THE COMPANY STOCK (OTHER THAN THE MAJOR SHAREHOLDER), HAS DETERMINED THAT THE ACQUISITION OF THE COMPANY STOCK PURSUANT TO THE MERGER AGREEMENT IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  The date of this Proxy Statement, and the approximate date it will first be mailed to shareholders, is August , 1995.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR NEWCO SINCE THE DATE HEREOF.

                            ADDITIONAL INFORMATION

  Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, the Company, as issuer of the Common Stock, $1.00 par value per share, which is the subject of the Rule 13e-3 transaction, together with Newco, Union Capital and the Major Shareholder has filed with the Securities and Exchange Commission (the "Commission") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission and the New York Stock Exchange (the "NYSE") in the manner set forth below under "Available Information."

  Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information, as well as the aforementioned Schedule 13E-3, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Regional Offices of the Commission located at Room 3190 Kuczynsky Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE

WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY'S OFFICE, MICKELBERRY COMMUNICATIONS INCORPORATED, 405 PARK AVENUE, NEW YORK, NEW YORK 10022; TELEPHONE NUMBER (212) 832-0303. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN SEPTEMBER 5, 1995.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents are incorporated by reference herein:

    The Company's Annual Report on Form 10-K for the year ended December
    31, 1994.

    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this Proxy Statement, and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference herein.

  Any statement contained in a document filed with the Commission prior to the date hereof and incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations thereunder. Any statement so modified shall not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded shall not be deemed to constitute a part hereof for purposes of the Exchange Act.

                             INDEX OF DEFINED TERMS

Advertising and Promotion Businesses........................................  19
Appraisal Stockholders......................................................  27
Argosy......................................................................   4
Banks.......................................................................   4
Board.......................................................................   i
Client......................................................................   4
Commission.................................................................. iii
Company Stock...............................................................   i
Company Preferred Stock.....................................................   i
Company.....................................................................   i
Company Common Stock........................................................   i
Convertible Debentures......................................................   4
Covered Shares..............................................................   i
Delaware Court..............................................................  27
Dissenting Shares...........................................................  28
Dissenting Stockholders.....................................................  28
EBIT........................................................................  18
EBITDA......................................................................  18
Effective Time..............................................................   i
Engagement Letter...........................................................  22
Equity Value................................................................  18
Excel.......................................................................  19
Exchange Agent..............................................................   5
Exchange Act................................................................ iii
Financing Proposal..........................................................   4
Five Year Projections.......................................................  11
Hart-Scott-Rodino Act.......................................................  31
Indemnification Letter......................................................  22
Letter Agreement............................................................   4
LTM.........................................................................  18
Major Shareholder...........................................................   i
Merger......................................................................   i
Merger Agreement............................................................   i
Merger Consideration........................................................   i
NASD........................................................................   9
Newco.......................................................................   i
NYSE........................................................................ iii
120-Day Period..............................................................  28
Original Proposal...........................................................  10
Petition....................................................................  28
Printing Businesses.........................................................  19
Printing Segment or Segment.................................................  36
Proposal....................................................................  12
Public Shareholders.........................................................   1
Public Common Shareholders..................................................   2
Record Date.................................................................   i
Schedule 13E-3.............................................................. iii
Schroder Wertheim .......................................................... iii
Schroder Wertheim Presentation..............................................  14
Securities Act..............................................................  iv
SFAS 115....................................................................  43
Shares......................................................................  27
Special Committee...........................................................   2
Special Meeting.............................................................   i
Stock Options...............................................................   3
Surviving Corporation.......................................................   i
Union Capital...............................................................   i

                               TABLE OF CONTENTS

Introduction...............................................................    i
Additional Information.....................................................  iii
Available Information......................................................  iii
Information Incorporated by Reference......................................   iv
Index of Defined Terms.....................................................    v
Summary....................................................................    1
Special Factors
  Background of the Merger.................................................   10
  Proceedings and Recommendation of the Special Committee and the Board,
   Fairness of the Transaction.............................................   11
  Opinion of Financial Advisor.............................................   16
  Projected Operating and Financial Results of the Company.................   22
  Reports and Appraisals...................................................   23
  Structure and Purpose of the Merger......................................   23
  Certain Effects of the Merger............................................   24
  Interests of Certain Persons in the Merger; Conflicts of Interest........   25
  Certain Federal Income Tax Consequences of the Merger....................   26
  Appraisal Rights.........................................................   27
  Financing of the Merger..................................................   29
  Expenses of the Merger...................................................   29
  Certain Litigation.......................................................   30
The Merger
  General..................................................................   30
  Required Vote............................................................   30
  Effective Time...........................................................   31
  Payment for Shares.......................................................   31
  Conditions to the Merger, Waiver.........................................   31
  Certain Covenants of the Company and Newco...............................   32
  Termination, Amendments..................................................   33
Certain Information Regarding Newco, Union Capital and the Major
 Shareholder...............................................................   33
Description of Company Capital Stock.......................................   34
Recent Market Prices; Dividend History.....................................   34
Business of the Company
  Overview.................................................................   35
  Printing.................................................................   36
  Advertising and Promotion................................................   36
  General..................................................................   38
Selected Consolidated Financial Data.......................................   39
Management's Discussion and Analysis of Results of Operations and Financial
 Condition.................................................................   41
Beneficial Ownership of Shares of the Company..............................   46
Certain Transactions in Company Stock......................................   47
Proxy Solicitation.........................................................   47
Current Information: Delisting and Deregistration..........................   48
Independent Auditors.......................................................   48
Future Shareholder Proposals...............................................   48
Other Business.............................................................   48
Financial Statements.......................................................  F-1
ANNEX A: Agreement and Plan of Merger......................................  A-1
ANNEX B: Opinion of Schroder Wertheim......................................  B-1
ANNEX C: Section 262 of the Delaware General Corporation Law...............  C-1
ANNEX D: Letter Agreement dated November 23, 1994 by and among the Major
          Shareholder, The Argosy Group L.P. and The Argosy Securities
          Group L.P. ......................................................  D-1

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement. Terms used but not defined in this summary have the meanings ascribed to them elsewhere in this Proxy Statement, and an index to defined terms is located at page v (see Index to Defined Terms). Shareholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

THE SPECIAL MEETING

  A Special Meeting of Shareholders of the Company will be held on Tuesday, September 12, 1995 at 9:00 a.m., local time, at 405 Park Avenue, New York, New York 10022, to consider and vote upon a proposal recommended by the Board to approve the Merger Agreement, by and among the Company, Newco, the Major Shareholder and Union Capital which provides for the merger of Newco with and into the Company. A copy of the Merger Agreement is attached hereto as Annex
A. See "Introduction."

THE MERGER

  The Merger Agreement provides that, subject to the approval of the Merger Agreement by the shareholders of the Company and satisfaction of certain other conditions, Newco will be merged with and into the Company, and the Company will be the Surviving Corporation and will become wholly owned by the Major Shareholder. The Major Shareholder, who owns all of Newco's outstanding capital stock, owns directly or indirectly approximately 48% of the Company's Common Stock and is the Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to the Merger Agreement, at the Effective Time of the Merger, each share of the Company's Stock outstanding, other than shares held directly or indirectly by the Major Shareholder (except Covered Shares), will be automatically converted into the right to receive the Merger Consideration. The holders of such shares are referred to throughout this Proxy Statement as the "Public Shareholders." In connection with, and only in connection with, the consummation of the Merger, each of the Major Shareholder and Union Capital has agreed to cancel, simultaneously with the consummation of the Merger, the shares of Company Common Stock owned by him or it, as the case may be, and has waived its right to receive the Merger Consideration, except with respect to the Covered Shares. After consummation of the Merger, the entire equity interest in the Company will be beneficially owned by the Major Shareholder. See "Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest" and "Special Factors--Certain Effects of the Merger."

REQUIRED VOTE

  Under Delaware law, the Company's Certificate of Incorporation, as amended, and By-laws, the affirmative vote of the holders of a majority of the shares of Company Stock voting at the Special Meeting is required for approval of the Merger Agreement. In addition, the Merger Agreement itself conditions the obligations of the Company and Newco under the Merger Agreement to an affirmative vote of at least (1) the holders of a majority of shares of Company Stock outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of shares of Company Stock voting at the meeting, whichever is greater. The Major Shareholder, who owns directly or indirectly approximately 48% of the outstanding Company Common Stock has agreed to vote for the Merger. The approval of the Merger by at least a majority of unaffiliated security holders is not required by the Merger Agreement.

THE EFFECTIVE TIME

  The Merger will become effective by filing a Certificate of Merger, consistent with the Merger Agreement, with the Secretary of State of Delaware. The Merger will be consummated only upon satisfaction or waiver, where permissible, of the terms and conditions contained in the Merger Agreement and provided that the Merger Agreement has not been terminated. If the Merger has not been consummated by September 30, 1995, either the

Company or Newco may terminate the Merger Agreement so long as the reason that the Merger has not been consummated is not due to the failure of the party choosing to terminate to fulfill any of its obligations thereunder. No such waiver or termination will require the vote or consent of the holders of Company Stock.

BACKGROUND OF THE MERGER

  For a description of the events leading up to the approval of the Merger Agreement, see "Special Factors--Background of the Merger."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD, FAIRNESS OF THE
TRANSACTION

  At a meeting held on March 21, 1995, the Board received a report from the special committee of independent directors of the Company (the "Special Committee") that it was of the unanimous opinion that the Merger is advisable and fair to the holders of the Company Common Stock, other than the shares held directly or indirectly by the Major Shareholder, except the Covered Shares (the "Public Common Shareholders") and to recommend that the Board approve the Merger and the Merger Agreement. The entire Board considered the Special Committee's recommendation and based on the independence of the Special Committee, the independence of Schroder Wertheim as financial advisor to the Special Committee, the fairness opinion of Schroder Wertheim and the recommendation of the Special Committee the Board adopted the conclusion and analyses of Schroder Wertheim as its own and unanimously (with Mr. Marlas and Mr. Garrett (who is Mr. Marlas' brother-in-law) abstaining) concluded that the Merger is fair to and in the best interests of the Public Shareholders, approved and adopted the Merger Agreement subject to the Board's receipt of Schroder Wertheim's written opinion that the consideration payable to the holders of the Company Preferred Stock is fair to such holders, from a financial point of view and directed that a proposal to approve and adopt the Merger and the Merger Agreement be submitted to a vote of the Company's shareholders. Schroder Wertheim undertook an analysis of the fairness of the Merger Consideration to holders of the Company Preferred Stock and reexecuted and delivered its written opinion of March 21, 1995 that the Merger Consideration was fair to the Public Shareholders from a financial point of view. For a discussion of the factors considered by the Board and the Special Committee in reaching their determination, see "Special Factors--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction."

  THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. CERTAIN MEMBERS OF THE BOARD HAVE CERTAIN INTERESTS WHICH MAY PRESENT THEM WITH CONFLICTS OF INTEREST IN CONNECTION WITH THE MERGER. See "Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest."

OPINION OF FINANCIAL ADVISOR

  Schroder Wertheim has given its opinion that the $4.25 cash per share consideration to be received by the Public Shareholders is fair from a financial point of view, based upon the various considerations set forth in its opinion.

  For further information regarding the opinion of, and the fees paid or payable by the Company to, Schroder Wertheim, see "Special Factors--Opinion of Financial Advisor" and the full text of the Schroder Wertheim opinion, a copy of which is attached to this Proxy Statement as Annex B, which should be read in its entirety.

PURPOSE AND REASONS FOR THE MERGER

  The Company entered into the Merger Agreement because, based upon the recommendation of the Special Committee, the Board concluded that the terms of the Merger are fair to and in the best interests of the Public Shareholders. See "Special Factors--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction."

  The Major Shareholder, by engaging in the transaction contemplated by the Merger Agreement, will acquire the entire equity interest in the Company, and, as a result of the Merger, the Company will become wholly-owned by the Major Shareholder. The Major Shareholder has been concerned that the performance of the Company Common Stock in the market has been negatively impacted by the Company's small size and resulting relative lack of attention provided to the stock by professional investment advisors and money managers, the diversity and nature of its various business units, and the Company's traditional focus on a strong balance sheet as opposed to consistent quarterly earnings. The Major Shareholder believes that by being private the Company would be aided by the flexibility inherent in a closely held corporation to implement a long-term business strategy, without concentrating on short-term performance. The purpose of the Merger is to provide the Public Shareholders the opportunity to receive a fair consideration for their shares in excess of the market price of the stock preceding the announcement of the Merger, while at the same time providing the Major Shareholder what he views both as an attractive investment opportunity and as an opportunity to manage the Company with the flexibility inherent in a closely-held enterprise. See "Special Factors--Background of the Merger."

  The structure of the acquisition as a merger was determined by Newco. The Merger has been structured as a merger of Newco and the Company in order to effectuate the acquisition of all the outstanding shares of the Company Stock other than shares owned directly or indirectly by the Major Shareholder (except for Covered Shares), thereby transferring the entire beneficial equity interest in the Company to the Major Shareholder. The Merger has been structured as a merger of Newco into the Company, with the Company as the Surviving Corporation, in order to preserve the Company's corporate entity and existing contractual arrangements with third parties. See "Special Factors-- Structure and Purpose of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain members of the Company's management and the Board have certain interests summarized below which present them with conflicts of interest in connection with the Merger Agreement. The Special Committee was aware of these conflicts and considered them among the other matters described under "Special Factors--Background of the Merger" and "-- Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction." See "Special Factors--Interests of Certain Persons in the Merger, Conflicts of Interest."

  Ownership of the Company after the Merger. After the Merger, the Major Shareholder will beneficially own all of the Company's outstanding capital stock. See "Certain Information Regarding Newco and the Major Shareholder."

  Directors of the Company after the Merger. The Merger Agreement provides that after the Merger, the current directors of the Company (Mr. Robert Garrett, Mr. John C. Mickle, Mr. Bernard S. White, Mr. George Kane, Mr. James
C. Marlas, Mr. Mel Gordon, Mr. C. Gordon Murphy and Mr. Frank Stillo) will remain in such capacities with the Surviving Corporation until successors are duly elected or appointed in accordance with applicable law.

  Employment of Company's Employees. Newco has indicated that, subsequent to the Merger, the current officers and employees of the Company will remain in such capacities with the Surviving Corporation. However, no new employment agreements are currently contemplated.

  Cash Payments to be Received in Merger. Various members of management and the Board will receive cash payments in the Merger for cancellation of all outstanding and exercisable options other than options held by the Major Shareholder (the "Stock Options"). Such payments will be equal to the difference between the Merger Consideration and the per share exercise price of each Stock Option. The table below summarizes the total amount each director and executive officer of the Company will receive upon cancellation of the Stock Options.

        NAME                                                             AMOUNT
        ----                                                             -------
      Robert Garrett.................................................... $ 9,375
      John C. Mickle....................................................   9,375
      Bernard S. White..................................................   9,375
      George Kane.......................................................  35,937
      James C. Marlas...................................................       0
      Mel Gordon........................................................   9,375
      C. Gordon Murphy..................................................   9,375
      Frank Stillo......................................................  20,000
      Gregory J. Garville...............................................  28,125
      Fred T. Pugliese..................................................   8,062

  Indemnification of Directors and Officers. The Merger Agreement provides that the Company as the Surviving Corporation (i) for three years after the Effective Time shall not change the provisions of its certificate of incorporation relating to indemnification of present or former directors or officers of the Company in a manner which adversely affects their rights to indemnification, and (ii) for three years after the Effective Time will use its best efforts to maintain specified officers' and directors' liability insurance indemnifying them, or if the specified insurance is unavailable for the current premium, the Surviving Corporation shall obtain as much insurance as can be obtained for 125% of the current premium. In addition, pursuant to an agreement entered into with the Company, the members of the Special Committee are indemnified with respect to their activities as members of the Special Committee.

  Under the Company's existing Certificate of Incorporation, By-laws and certain indemnification arrangements and under currently effective officers' and directors' liability insurance, the Company's officers and directors may have certain rights to indemnification with respect to litigation relating to the Merger. See "Special Factors--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction," and "The Merger--Certain Covenants of the Company and Newco."

FINANCING OF THE MERGER

  Approximately $22,876,000 will be required in order to pay (i) the holders of all outstanding shares of Company Stock, other than shares of Company Common Stock held directly or indirectly by the Major Shareholder (except for Covered Shares), for their shares, (ii) the value of the Stock Options, (iii) the repayment and/or cancellation of the Company's 8% Convertible Debentures due 2002 ("Convertible Debentures") other than those held directly or indirectly by the Major Shareholder, and (iv) the expenses in connection with the Merger. See "Special Factors--Financing of the Merger." A condition to consummation of the Merger is that Newco obtain third party financing on terms satisfactory to the Company and Newco for the funds required to be paid pursuant to the Merger.

  The Company has obtained a proposal (the "Financing Proposal") from Harris Trust and Saving Bank and American National Bank and Trust Company of Chicago (collectively, the "Banks") to provide financing for the Merger and for working capital and capital expenditures of the Company and its subsidiaries, subject to customary conditions and acceptable documentation. The financing described in the Financing Proposal is currently in documentation and due diligence review. Under the Financing Proposal, the Banks would provide certain wholly owned subsidiaries of the Company with a credit facility in an aggregate principal amount of $50,000,000.

EXPENSES OF THE MERGER

  Whether or not the Merger is consummated, the Company has agreed to (i) assume all of the obligations of the Major Shareholder and any entity formed by him for purposes of completing the Merger, including Newco (collectively, the "Client") under that certain Letter Agreement dated November 23, 1994 (the "Letter Agreement"), by and among the Client, The Argosy Group L.P. and The Argosy Securities Group L.P. (collectively "Argosy"), including without limitation, indemnities, contribution, compensation and expense reimbursements all in accordance with Section 15 of such Letter Agreement, and
(ii) pay all reasonable attorneys' fees, expenses and disbursements incurred in connection with the transactions contemplated by the Merger Agreement. A copy of the Letter Agreement is attached to this Proxy Statement as Annex D. Notwithstanding the foregoing, the Company shall not assume any obligation or pay any fees and expenses if the Merger Agreement is terminated because of a material breach of the Merger Agreement by Newco, Union Capital or the Major Shareholder.

CONDITIONS TO THE MERGER

  The obligations of the parties to consummate the Merger are subject to the approval of the Merger Agreement by the shareholders of the Company, and compliance with certain other covenants and conditions. See "The Merger-- Conditions to the Merger, Waiver" and "--Certain Covenants of the Company and Newco."

EXCHANGE OF CERTIFICATES

  As soon as practicable following the Effective Time, a letter of transmittal and instructions for use in surrendering certificates for Company Stock in exchange for the consideration to be received in the Merger will be mailed to all shareholders. Shareholders must return the completed letters of transmittal and their certificates in accordance with the instructions in order to exchange their certificates for the Merger Consideration to be received by such shareholder.

  At or promptly after the Effective Time, cash in an amount sufficient to pay all shareholders the amounts to which they will become entitled as a result of the Merger will be deposited with Continental Stock Transfer and Trust Company (the "Exchange Agent"). As soon as practicable after the Merger, the Exchange Agent will commence distributing cash to each shareholder (other than the Major Shareholder, except for Covered Shares, and Union Capital) upon the surrender by such shareholder of stock certificates for Company Stock accompanied by a duly executed letter of transmittal. After the Merger, each outstanding certificate which prior thereto represented issued and outstanding shares of Company Stock shall be deemed for all purposes to represent only the right of the holder to receive $4.25 in cash, without interest, per share of Company Stock (other than shares of Company Common Stock held directly or indirectly by the Major Shareholder, except for Covered Shares).

  HOLDERS OF COMPANY STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO STOCK CERTIFICATES WILL BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES

  Generally, if the Merger is consummated, each shareholder of record at the Effective Time other than the Major Shareholder (except for Covered Shares) and Union Capital will be entitled to receive cash for their shares and will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of such cash received and the tax basis of the stock surrendered. Each shareholder should consult such shareholder's tax adviser as to the particular consequences of the Merger to such shareholder, including the application of state, local and foreign tax laws. See "Special Factors--Certain Federal Income Tax Consequences of the Merger."

CERTAIN LITIGATION

  On November 8, 1994, a class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint was filed by Frank De Marco on his own behalf and on behalf of all security holders of the Company except the defendants. Complaint was filed against the Company and the Major Shareholder, George Kane, Robert Sperling, Mel Gordon and Frank Stillo, officers and/or directors of the Company. The lawsuit seeks to enjoin the consummation of the original offer made by the Major Shareholder to acquire, through a merger transaction, all of the shares of the Company's Common Stock not owned directly or indirectly by the Major Shareholder for a cash purchase price of $3.25 per share. The suit also seeks, in the alternative, rescission and damages as well as reimbursement of costs and disbursements in unspecified amounts.

  On June 21, 1995, the parties executed a Stipulation And Agreement of Compromise Settlement And Release providing for the settlement of the lawsuit. Consummation of the settlement is subject to certain conditions, including approval by the Court.

BUSINESS OF THE COMPANY

  The Company is a holding company, incorporated in Delaware in 1926, with marketing services businesses consisting of advertising agencies, sales promotion businesses, and commercial printers. Each subsidiary operates autonomously, drawing on the parent company for strategic and financial support. Strong emphasis is placed on individual initiative and enterprise. The Company conducts an active acquisition and corporate development program. See "Business of Company." The Company is incorporated in Delaware and its principal executive offices are located at 405 Park Avenue, New York, New York 10022; telephone number (212) 832-0303.

RECENT DEVELOPMENTS

  On July 26, 1995, the Company released the results of its operations for the second quarter and six months ended June 30, 1995. The Company lost $52,000 in the second quarter as compared with income of $109,000 last year. For the six month period the Company earned $293,000 in 1995 as compared with a loss of $175,000 last year. The second quarter loss was attributable to the supermarket promotions business of the Excel Marketing Group. The Company is discontinuing this operation and has incurred losses in the process of closing it.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical financial information for the Company and its subsidiaries for each of the five years in the period ended December 31, 1994. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                            SELECTED FINANCIAL DATA

                            THREE MONTHS
                               ENDED
                             MARCH 31,       AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 31,
                          -----------------  -----------------------------------------------------
                            1995     1994      1994       1993       1992       1991       1990
                          --------  -------  ---------  ---------  ---------  ---------  ---------
                                           IN THOUSANDS (EXCEPT PER SHARE)
Revenues
Tangible products.......  $ 25,720  $23,064  $ 106,637  $ 100,095  $  81,273  $  68,291  $  64,719
Services................     5,465    4,497     20,986     18,849     27,971     37,301     35,814
                          --------  -------  ---------  ---------  ---------  ---------  ---------
                          $ 31,185  $27,561  $ 127,623  $ 118,944  $ 109,244  $ 105,592  $ 100,533
                          ========  =======  =========  =========  =========  =========  =========
Income
Tangible products.......     1,248      488  $   1,739  $   3,891  $   3,822  $   2,703  $   3,221
Services................       273      (62)     1,748        684      1,065      2,491      1,155
                          --------  -------  ---------  ---------  ---------  ---------  ---------
                             1,521      426      3,487      4,575      4,887      5,194      4,376
Unallocated amounts.....      (463)    (426)    (1,582)    (2,148)     2,779     (1,285)    (3,546)
Interest expense........      (483)    (492)    (1,990)    (2,172)    (2,083)    (2,235)    (2,629)
                          --------  -------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 taxes..................       575     (492)       (85)       255      5,583      1,674     (1,799)
Income taxes (benefits).       230     (197)       (34)       101      2,233        670     (2,447)
                          --------  -------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting...       345     (295)       (51)       154      3,350      1,004        648
Extraordinary item......                --         --         --      (1,134)       --         --
Cumulative effect of
 change in accounting...       --       --         --         200        --         --         --
                          --------  -------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $    345  $   295  $     (51) $     354  $   2,216  $   1,004  $     648
                          ========  =======  =========  =========  =========  =========  =========
Income (loss) per share
Primary
 Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting..  $    .06  $  (.05) $    (.02) $     .02  $     .55  $     .16  $     .10
Extraordinary item......       --       --         --         --        (.19)       --         --
Cumulative effect of
 change in accounting...       --       --         --         .03        --         --         --
                          --------  -------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $    .06  $  (.05) $    (.02) $     .05  $     .36  $     .16  $     .10
                          ========  =======  =========  =========  =========  =========  =========
Fully diluted
 Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting..  $    .05  $  (.05) $    (.02) $     .02  $     .49  $     .16  $     .10
Extraordinary item......       --       --         --         --        (.16)       --         --
Cumulative effect of
 change in accounting...       --       --         --         .03        --         --         --
                          --------  -------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $    .05  $  (.05) $    (.02) $     .05  $     .33  $     .16  $     .10
                          ========  =======  =========  =========  =========  =========  =========
Cash dividends per
 common share...........  $   .015  $  .015  $     .06  $     .06  $     .06  $     .06  $     .06
Cash dividends per
 preferred share........  $   .075  $  .075  $     .30  $     .30  $     .30  $     .30  $     .30
Total assets............  $104,693  $97,995  $ 100,456  $  97,242  $  88,631  $  85,378  $  79,528
Long term obligations...  $ 20,113  $21,276  $  20,703  $  21,528  $  22,511  $  17,325  $  14,736
Total Equity............  $ 35,056  $35,081  $  34,773  $  35,499  $  35,605  $  33,803  $  33,214
Ratio of earnings to
 fixed charges(1).......    219.05%       0%     96.17%    117.11%
Book value per share....  $   5.32  $  5.33  $    5.28  $    5.36  $    5.38  $    5.53  $    5.44

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings coverage represents the sum of income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest paid or accrued on indebtedness of the Company.

  During 1994 the Company recorded a $2.5 million charge to reduce certain inventory of the Excel Marketing Group to net realizable values. Also in 1994, a $1.0 million charge (of which the Company's share is $500,000) was recorded to adjust the inventory and allowance for returns of Excel Plus, Ltd. a company in which the Excel Group owns 50%. (See Note 2 of the Notes to Consolidated Financial Statements.)

  In 1993, the Company acquired the Excel Group of companies. (See Note 2.) During 1992, the Company sold Caribiner, Inc. (See Note 3.) Operating results for these businesses are included only for the periods during which the Company owned them. Effective January 1, 1993, the Company changed its method of accounting for income taxes and recorded a $200,000 effect on income. (See
Note 1.)

  Included in unallocated amounts are: for 1993, loss on an investment; for 1992, gain on sale of a business; and for 1991 adjustment to an investment. (See Notes 3 and 5.) In 1990, the Company recorded a $2.8 million loss on an investment which is included in unallocated amounts. Income for 1990 also includes a $2 million adjustment to tax liabilities.

  In 1992, as a result of retiring an issue of subordinated debentures, the Company recorded an extraordinary loss of $1,134,000. (See Note 4.)

  Total equity reflects asset values at historic cost or amortized historic cost where appropriate (e.g. for property, plant and equipment) (see Consolidated Balance Sheets and accompanying notes in the financial statements included elsewhere in this proxy statement). Book values per share are calculated based on total equity adjusted to include the conversion of the Convertible Debentures divided by the sum of outstanding Company Stock and the Company Common Stock deemed to have been issued upon conversion of the Convertible Debentures. Total equity and book value per share would change if the fair values of the Company's property, plant and equipment were different from amortized historic cost and such fair values were substituted for amortized historic cost in the Company's balance sheets. The Company did not have its property, plant and equipment appraised to determine what change, if any, in total equity and book value per share might result from such substitution of values. Nevertheless, the Company's management does not believe that the fair values of the Company's property, plant and equipment would exceed amortized historic cost. The reasons for management's belief are described below.

  The Company's property, plant and equipment at March 31, 1995 and December 31, 1994 are summarized as follows:

                                               MARCH 31, 1995 DECEMBER 31, 1994
                                               -------------- -----------------
                                                        (IN THOUSANDS)
   Leasehold improvements.....................    $  3,749        $  3,497
   Machinery and equipment....................      42,736          42,337
                                                  --------        --------
   Total historic cost........................      46,485          45,834
   Less accumulated depreciation and
    amortization..............................     (20,349)        (19,154)
                                                  --------        --------
   Amortized historic cost....................    $ 26,136        $ 26,680
                                                  ========        ========

  The balances of machinery and equipment at historic cost can be identified as printing and non-printing as follows:

                                                MARCH 31, 1995 DECEMBER 31, 1994
                                                -------------- -----------------
                                                         (IN THOUSANDS)
   Printing....................................    $37,710          $37,501
   Non-printing................................      5,026            4,836
                                                   -------          -------
                                                   $42,736          $42,337
                                                   =======          =======

  As disclosed above, the Company's property, plant and equipment consists of leasehold improvements, printing equipment and equipment for non-printing businesses. The Company does not own any real property.

  The Company's management has determined in its reasonable judgment that, as a general rule, the fair value of leasehold improvements and non-printing equipment would not exceed amortized historic cost. Leasehold improvements are attached to the leased property and cannot be sold separate and apart from the leased property. In most instances any value of the improvements becomes the property of the landlord.

  Non-printing equipment consists of furniture and office equipment including computer and other electronic data processing and communication devices. Although valuable to the ongoing businesses, these assets have limited demand on the resale market.

  The Company's printing machinery and equipment is of high quality and well maintained. However, the market for used printing equipment has been and remains soft. The printing industry is experiencing a consolidation which has resulted in a surplus of equipment available for sale. Accordingly, the Company's management does not believe that the fair value of the Company's printing machinery and equipment would exceed amortized cost.

RECENT MARKET PRICES

  The Company Common Stock is traded principally on the NYSE. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of Company Common Stock on the NYSE:

                                                                     HIGH   LOW
                                                                     ----- -----
   1993:
     First Quarter.................................................. 3 3/4 3
     Second Quarter................................................. 3 1/2 2
     Third Quarter.................................................. 3 1/4 2 1/4
     Fourth Quarter................................................. 2 7/8 2 3/8
   1994:
     First Quarter.................................................. 3 3/8 2 3/8
     Second Quarter................................................. 3     2 3/8
     Third Quarter.................................................. 2 5/8 2 1/4
     Fourth Quarter................................................. 3 1/2 2 3/8
   1995:
     First Quarter.................................................. 4     2 3/4
     Second Quarter ................................................ 3 7/8 3 1/2
     Third Quarter (to date)........................................ 3 3/4 3 1/2

  On October 31, 1994, the last trading day prior to the public announcement of the Major Shareholder's proposal to purchase Company Common Stock held by Public Common Shareholders for $3.25 per share, the closing sales price for the Company Common Stock was $2.875. On March 20, 1995, the last trading day prior to the public announcement of (i) the approval by the Board of the Merger Agreement and (ii) the increase by the Major Shareholder of the offered price to $4.25 per share, the closing sales price for the Company Common Stock was $3.00. On March 28, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing sales price for the Company Common Stock was $3.875. Shareholders are advised to obtain current market quotations for the Company Common Stock.

  The Company Preferred Stock trades, on a limited and sporadic basis, in the over-the-counter market. The Company contacted the National Association of Securities Dealers ("NASD") regarding trading in the Company Preferred Stock. The Company was unable to obtain any information concerning trading in the Company Preferred Stock for fiscal year 1993 but was provided with the following information, for the fiscal periods indicated:

                                                             HIGH BID LOW BID
                                                             -------- -------
   1994:
     First Quarter..........................................   --      --
     Second Quarter.........................................   3       --
     Third Quarter..........................................   3       2 3/4
     Fourth Quarter.........................................   3       2 3/4

                                                             HIGH BID LOW BID
                                                             -------- -------
   1995:
     First Quarter..........................................   3       2 3/4
     Second Quarter ........................................   3       3
     Third Quarter (to date)................................   3       3

  On March 27, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement for which a bid price was reported, the Company Preferred Stock was quoted at a bid of $3.00.

 Dividends During Past Two Years:

  The Company pays dividends on a quarterly basis and currently there are no restrictions on the payment of such dividends. The Company declared and paid dividends on each share of Company Stock as follows for the years ended 1994 and 1993 and for the first two quarters of 1995:

                                                              FIRST TWO QUARTERS
                                                    1994 1993      OF 1995
                                                    ---- ---- ------------------
      Common Stock................................. $.06 $.06       $.0015
      Preferred Stock.............................. $.30 $.30       $ .075

  Newco is a newly formed Delaware corporation organized by the Major Shareholder on March 17, 1995, in connection with the Merger and the Major Shareholder owns all of the capital stock of Newco. Prior to the Merger, Newco will not have any significant assets or liabilities (other than rights and obligations related to the Merger).

UNION CAPITAL

  Union Capital was formed in Nevada on June 28, 1976. The Major Shareholder owns all of the capital stock of Union Capital. Union Capital has no significant assets or liabilities, other than the Company Common Stock.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  At the Board meeting held on November 1, 1994, the Major Shareholder made a formal proposal to the Board to buy all of the Common Stock not owned directly or indirectly by him for a consideration of $3.25 in cash for each outstanding share (the "Original Proposal"). The Board determined that it would be appropriate to establish a Special Committee to review the Original Proposal and make a recommendation to the Board as to the advisability and fairness to the Public Common Shareholders of such proposal. Accordingly, the Board appointed a Special Committee composed of Mr. John C. Mickle (the chairman of the Special Committee), Mr. Mel Gordon, Mr. C. Gordon Murphy and Mr. Bernard
S. White. Each of the Special Committee members is an outside director of the Company and is not employed by or affiliated with the Company other than in his capacity as a director. Except for Mr. Garrett who is one of the Company's non-employee directors but is Mr. Marlas' brother-in-law, the members of the Special Committee constitute all of the Company's non-employee directors. The Board authorized the Special Committee to take all appropriate steps to consider the proposal and the Special Committee was specifically authorized to retain special legal counsel and an independent financial advisor, and to incur other appropriate fees and expenses. The Special Committee held several meetings throughout late 1994 and the first quarter of 1995, in which among other things the Special Committee (1) retained the law firm of Kirkland & Ellis, to act as its special, independent legal advisor, (2) retained the investment banking firm of Schroder Wertheim as its financial advisor, and (3) negotiated with the Major Shareholder the terms of his proposal. As a result of such negotiations (subject to the resolution of several issues on the merger agreement to the satisfaction of the Major Shareholder) the Major Shareholder expressed its willingness to increase the consideration to $4.25 per share and at a meeting on March 13, 1995 the Special Committee determined to recommend approval of the revised proposal to the Board. See "--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction."

  At the Board meeting held on March 21, 1995, the Major Shareholder confirmed his proposal to increase the consideration from $3.25 in cash for each outstanding share of Company Common Stock to $4.25 in cash for each outstanding share of Company Common Stock. The Major Shareholder also informed the Special Committee and the Board that he was contemplating offering to purchase shares of Company Preferred Stock for $4.25 per share. Based on the recommendation of the Special Committee and the opinion of Schroder Wertheim that the Merger Consideration was fair to the Public Common Shareholders, and considering also the independence of the Special Committee and Schroder Wertheim, the Board adopted the conclusion and analyses of Schroder Wertheim as its own, and approved the Merger Agreement subject to the Board's receipt of Schroder Wertheim's written opinion that the consideration payable to the holders of the Company Preferred Stock is fair to such holders, from a financial point of view. On March 28, 1995, Schroder Wertheim undertook an analysis of the fairness of the Merger Consideration to holders of the Company Preferred Stock and reexecuted and delivered its written opinion of March 21, 1995 that the Merger Consideration was fair to the Public Shareholders from a financial point of view, and the Merger Agreement was subsequently executed and delivered on March 29, 1995. See "--Opinion of Financial Advisor."

PROCEEDINGS AND RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD, FAIRNESS OF THE TRANSACTION

 Proceedings of the Special Committee

  The Special Committee was established by the Board to review the Original Proposal and to make a recommendation to the Board as to the advisability and fairness of such Original Proposal to the Public Common Shareholders.

  To assist it in carrying out its responsibilities the Special Committee, after interviewing several investment banking firms and law firms experienced with transactions of the type proposed by the Major Shareholder, retained Schroder Wertheim as its financial advisor and Kirkland & Ellis as its legal advisor. See "Opinion of Financial Advisor." The Special Committee directed Schroder Wertheim to obtain all financial and other information regarding the Company's businesses and assets that were necessary for Schroder Wertheim to evaluate the Company and render an opinion, from a financial point of view, as to the fairness of the Original Proposal to the Public Common Shareholders. The Special Committee also directed its legal advisor to discuss with the Major Shareholder's legal counsel the structure of, and other legal issues relating to, the Original Proposal. The Company's management was directed by the Board to cooperate fully with the Special Committee's financial and legal advisors and to provide any information they requested and the advisors reported to the Special Committee that the Company's management was fully cooperative and provided all requested information.

  The Special Committee held five formal meetings and various informal conferences among its members and/or financial and legal advisors. During the period following its appointment and the retention of advisors, the Special Committee (i) familiarized itself with the legal obligations and various structures involving transactions such as the Original Proposal, and the related legal and tax considerations, (ii) met with senior managers of the Company's principal business groups to discuss developments affecting, and prospects for, each such business group, (iii) reviewed the management forecasts of the operating and financial results for the Company for the fiscal years ending December 31, 1995 through December 31, 1999 (the "Five Year Projections") (see "--Projected Operating and Financial Results of the Company"), (iv) reviewed the Company's audited financial statements for the fiscal year ended December 31, 1994, (v) received reports from the Special Committee's financial and legal advisors regarding discussions and negotiations with the Major Shareholder and his financial and legal advisors,
(vi) met with the Major Shareholder to discuss his reasons for the proposal and his plans with respect to the proposal and the Company, and
(vii) considered the opportunities and risks facing the Company and its Public Common Shareholders in view of the Special Committee members' knowledge of the Company, the reports of the Special Committee's legal and financial advisors and the Five Year Projections. Such opportunities considered by the Special Committee include the opportunity of the Company's printing business to take advantage of the increased capacity of its printing facilities, as well as its reputation for excellent service. Such risks considered by the Special Committee include the continuing need for capital expenditures by the Company's printing business in order to maintain the technical level of the printing facilities, the challenge of generating a return sufficient to support such capital expenditures and the dependence of the Company's advertising business upon a few key individuals and a relatively small number of important client accounts.

  On January 17, 1995, the Special Committee met with Schroder Wertheim and discussed the Original Proposal. Schroder Wertheim reviewed with the Special Committee the Five Year Projections (see "--Projected Operating and Financial Results of the Company") and the Company's principal business groups on an operational and financial basis, discussed current financial market conditions, reviewed the business valuations involved in various acquisitions of comparable companies, and reviewed the trading history of the Company Common Stock. After discussion, the Special Committee asked Schroder Wertheim for its preliminary opinion with respect to the fairness, from a financial point of view, of the Original Proposal to the Public Common Shareholders. Schroder Wertheim responded that, based on the then current state of its review, the Original Proposal by the Major Shareholder was not fair, from a financial point of view to the Public Common Shareholders. The Special Committee then instructed Schroder Wertheim to advise the Major Shareholder's financial advisor that the Special Committee would not recommend the Original Proposal and to discuss the valuation issues with such advisor.

  In February 1995 Schroder Wertheim responded orally to the Special Committee regarding certain questions raised in the January 17, 1995 meeting and handed out a written comparison, for the years 1989 through 1994, of the budgeted revenues and operating income prepared by management for each of the Company's business units against the actual results achieved and reported that it had discussed valuation issues with the Major Shareholder's financial advisor and had informed them that the Original Proposal would not be acceptable to the Special Committee. Schroder Wertheim also reported to the Special Committee that the Major Shareholder's financial advisor had indicated that there was a possibility of increasing the merger consideration if a mutually acceptable merger agreement was negotiated. The Special Committee authorized Schroder Wertheim to continue discussions and to attempt to negotiate on behalf of the Special Committee an increased merger consideration for the Public Common Shareholders. The Special Committee also authorized its legal advisor, Kirkland & Ellis, to continue negotiations with the Major Shareholder's legal counsel concerning certain non-financial terms and conditions of a draft merger agreement which the Major Shareholder's legal counsel had prepared to effect the Original Proposal.

  During the week of February 20, 1995, Schroder Wertheim reported to the Special Committee that its negotiations with the Major Shareholder and his financial advisors had resulted in an expression by the Major Shareholder that, (subject to the resolution of several issues on the merger agreement to the satisfaction of the Major Shareholder) he would be willing to increase the merger consideration to as high as $4.25 per share. The Special Committee also received a report from Kirkland & Ellis on various issues relating to the draft merger agreement. The Special Committee instructed Schroder Wertheim to determine whether, assuming that the Major Shareholder was willing to increase the merger consideration to $4.25 per share, such consideration was fair from a financial point of view to the Public Common Shareholders.

  The Special Committee met on March 8, 1995, and received and discussed a written presentation, including financial analysis, from Schroder Wertheim evaluating a transaction in which the Major Shareholder or his affiliates would acquire all shares of the Company Common Stock held by the Public Common Shareholders for an assumed consideration of $4.25 in cash per share ("Proposal"). Schroder Wertheim stated it was prepared to render its opinion that such a Proposal was fair to the Public Common Shareholders from a financial point of view. See "--Opinion of Financial Advisor." The Special Committee also discussed certain unresolved issues relating to the draft merger agreement, including the shareholder vote required to approve the transaction.

  In early March 1995, Kirkland & Ellis initiated discussions with plaintiff's counsel in the Delaware class action (see "--Certain Litigation") concerning the status of the Proposal and the Special Committee's actions. The Special Committee authorized Kirkland & Ellis to provide plaintiff's counsel with a copy of (i) the Schroder Wertheim March 8, 1995 written presentation, (ii) the minutes of the Special Committee's proceedings and (iii) other documentation related to the Proposal. The Special Committee discussed various matters raised by plaintiff's counsel and its expert.

  On March 14, 1995 the Special Committee met, reviewed a draft of the Schroder Wertheim written opinion, a revised draft of the merger agreement, and received a report from Kirkland & Ellis regarding discussions with plaintiff's counsel in the Delaware class action. After discussion, the Special Committee resolved to recommend the Proposal for adoption by the Board as advisable and fair to the Public Common Shareholders, subject to receipt of a final written opinion of Schroder Wertheim in substance the same as the draft opinion reviewed at the meeting and written confirmation from the Major Shareholder of his present intention not to sell substantial assets of the Company.

  On March 21, 1995, the Special Committee reviewed the final written opinion of Schroder Wertheim and received a letter from the Major Shareholder confirming that his present intention with respect to the Company after the Merger was to continue the investments that the Company had made in its existing businesses and that he currently contemplated no sales of any significant assets of the Company or other material changes in regard to the business, other than changes in capital structure resulting from the Merger. The Special Committee then authorized the delivery of its report to the Board. On March 21, 1995 at a meeting of the Board, Mr. John C. Mickle delivered the report of the Special Committee, including that the Special Committee had unanimously concluded that the Proposal, as reviewed by the Special Committee, was advisable and fair to the Public Common Shareholders and that the Special Committee recommended that the Proposal be approved by the Board.

BOARD OF DIRECTORS RECOMMENDATION

  As noted above, on March 21, 1995, based on the Major Shareholder's offer to pay $4.25 per share, the recommendation of the Special Committee and the opinion of Schroder Wertheim that the Merger Consideration was fair to the Public Common Shareholders and considering the independence of the Special Committee and Schroder Wertheim, the Board adopted the conclusion and analyses of Schroder Wertheim as its own, and, subject to the Board's receipt of a written opinion from Schroder Wertheim that the consideration payable to the holders of the Company Preferred Stock is fair to such holders, unanimously (with Mr. Marlas and Mr. Garrett (who is Mr. Marlas' brother-in-law) abstaining) approved the Merger Agreement. Schroder Wertheim undertook an analysis of the fairness of the Merger Consideration to holders of the Company Preferred Stock and reexecuted and delivered to the Board its written opinion of March 21, 1995, that the Merger Consideration was fair to the Public Shareholders, from a financial point of view. This condition having been satisfied, the Board unanimously recommends a vote FOR approval and adoption of the Merger Agreement.

  Although the Merger Consideration is within the per share equity value ranges which resulted from financial analysis performed by Schroder Wertheim and described under "--Opinion of Financial Advisor," the Merger Consideration is less than the high-end of each such equity value range; however, based on the independence of the Special Committee, the designation by the Special Committee of Schroder Wertheim as an independent financial advisor, the fairness opinion of Schroder Wertheim and the recommendation of the Special Committee, the Board has determined that the Merger Consideration is nonetheless fair to the Public Shareholders.

FAIRNESS OF THE MERGER

  The Special Committee concluded that the Merger is advisable and fair to the Public Common Shareholders and recommended approval of the Merger to the Board. This conclusion and recommendation was adopted by the Board. In reaching this conclusion, the Special Committee considered a number of factors in light of the Special Committee's knowledge of and familiarity with, and senior management's presentation and the Special

Committee's advisor's advice regarding, the business, financial condition, results of operations and prospects of the Company, as well as the industries it serves, the risks associated with achieving its prospective operating results and general economic and market conditions. The Special Committee discussed the financial analysis of Schroder Wertheim and found it to be reasonable and adopted the conclusion of Schroder Wertheim as its own. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The Special Committee considered each of the factors to be an integral basis of its determination to recommend the Merger and was not able to assign relative importance to any one factor over another factor.

  In particular, the factors considered by the Special Committee included:

  (a) The written opinion of Schroder Wertheim, dated March 21, 1995, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Public Common Shareholders from a financial point of view, and the analysis and information previously presented to the Special Committee orally and in writing by Schroder Wertheim (the "Schroder Wertheim Presentation").

  (b) The relationship of the valuations of the Company implied by the Merger Consideration to the actual and projected financial results of the Company for 1994 and 1995, respectively (see "--Projected Operating and Financial Results of the Company", "--Opinion of Financial Advisor-- Purchase Price Analysis," and "--Opinion of Financial Advisor-- Discounted Cash Flow Analysis").

  (c) The relationship of the Merger Consideration to both the market price of the Company Common Stock prior to the announcement of the Original Proposal and the historical trading range for the Company Common Stock and the general lack of liquidity provided by the market for the Company Common Stock. This lack of liquidity is evidenced by the fact that for the six month period prior to the public announcement of the Original Proposal on November 1, 1994, of 128 trading days, on 46 of those days (36%), no trading of the shares of the Company Common Stock was recorded, and during the same period, on average, approximately 1,800 shares of the Company Common Stock traded daily, well below the approximately 132,000 share average daily trading volume for a New York Stock Exchange listed company.

  (d) The valuations of the Company implied by the Merger Consideration being within the range of the liquidation and going concern values for the Company as described in the Schroder Wertheim Presentation (see "-- Opinion of Financial Advisor").

  (e) The fact that the value of the Company implied by the Merger Consideration was lower than the book value of the Company as of December 31, 1994 was not significant because such book value is not a true measure of value but rather is an accounting concept based on historical prices paid for the assets whereas the Merger Consideration is a market concept based on the earning capacity of the Company's businesses.

  (f) The process by which the Merger Consideration and Merger Agreement were negotiated.

  The Special Committee considered the valuations of the Company implied by the Merger Consideration as a multiple of historical net income of the Company for 1994 (before deduction of certain non-recurring expenses related to the Excel Marketing Group) and management's projected net income for 1995. See "-- Opinion of Financial Advisor--Purchase Price Analysis." The Special Committee considered that $4.25 cash per share to be paid to the Public Common Shareholders pursuant to the Merger represents a premium of 47.8% over the $2.875 closing price quotation for the Company Common Stock as reported by the New York Stock Exchange on October 31, 1994, the last trading date prior to the public announcement of the Original Proposal. The Special Committee also considered that $4.25 per share exceeded the range of trading prices of the Common Stock as reported by the New York Stock Exchange during the last four years. See "Recent Market Prices; Dividend History." The Special Committee reviewed the various valuation ranges arrived at by the Schroder Wertheim Presentation, and noted that the Merger Consideration was within the range of values suggested by each of the various methodologies described under "-- Opinion of Financial Advisor," below, and included in the Schroder Wertheim Presentation. The Special Committee noted that the companies selected for Schroder Wertheim's Comparable Publicly Traded Company Analysis were considerably larger and, in most cases, more diversified than the Company. The Special Committee considered that this would tend to make the range of values suggested by the Comparable Publicly Traded Analysis less accurate than the values suggested by the other valuation methods used by Schroder Wertheim. See "Opinion of Financial Advisor." The Special Committee also noted that to seek a potentially higher value for the Public Common Shareholders through a liquidation involved substantial uncertainty, expense and delay.

  Due to the position of the Major Shareholder, who owns directly or indirectly an aggregate of approximately 48% of the Company Common Stock outstanding, and based on discussions with Schroder Wertheim and legal counsel, the Special Committee believed that it was impracticable to solicit effectively acquisition offers for the Company from third parties. The Major Shareholder, who effectively could prevent any sale of the Company or its assets, had stated he would not agree to such a sale. The Special Committee was advised that in 1994 a group of investors indicated to the Major Shareholder some interest in acquiring the Company's printing business, but that based on the perceived low price suggested by such group of investors and the group's apparent lack of a source of financing for the transaction, this inquiry was not considered serious and was not pursued by management. The Special Committee was advised that no other formal expressions of interest in acquiring the Company or any substantial assets of the Company have been received recently by the Company or the Major Shareholder.

  The Special Committee also considered the process by which the Merger Consideration and the Merger Agreement were negotiated, noting that the Merger Agreement was the result of more than four months of consideration and negotiation by the Special Committee and its legal and financial advisors, and that as a result of the negotiations the Major Shareholder had increased his offered price by 30.8% from $3.25 to $4.25.

  The Special Committee took into consideration that following the Merger the Public Common Shareholders would not participate in any future growth of the Company, and that the Major Shareholder would benefit from any increase or suffer the detriment of any decrease in the value of the Company. The Major Shareholder's Original Proposal provided that the Merger should require the vote of a majority of the shareholders. The Special Committee discussed whether approval of the Merger should require the affirmative vote of a majority of the Public Common Shareholders and negotiated the issue with the representatives of the Major Shareholder. The representatives advised the Special Committee that the Major Shareholder would not accept such a requirement because he felt it could give a small minority of the Company's shareholders the power to veto the Merger. However, as a result of these negotiations, the Major Shareholder expressed his willingness to modify his Original Proposal to require that the Merger be subject to the vote of two-thirds of the votes cast at the Special Meeting. Consequently, the Special Committee determined that, in view of the perceived economic benefit of the Merger to the Public Common Shareholders, the Public Common Shareholders should not be deprived of the opportunity to receive the Merger Consideration and the Special Committee recommended approval of the Merger with the special voting requirements set forth in "The Merger--Required Vote." The Special Committee considered that such special voting requirements, which condition the Merger on two-thirds of the votes cast at the Special Meeting of shareholders being voted to approve the transaction, enable Public Common Shareholders holding between 25 and 33 1/3% of the outstanding shares of Company Common Stock (depending upon how many such shares are voted in favor of the Merger) to prevent the occurrence of the Merger by voting against the Merger.

  The Special Committee, based upon information provided by the Company and discussions with officials of the Company, as of the date of this Proxy Statement, has been advised by the Company's management that there have not been any significant changes in the Company's financial projections or other information provided by the Company to the Special Committee or Schroder Wertheim which would alter its fairness determination. It is a condition to the Merger that the fairness opinion of Schroder Wertheim, dated March 21, 1995, shall not have been withdrawn. In addition, Schroder Wertheim has confirmed its fairness opinion as of the date of this Proxy Statement.

  The Special Committee reviewed the complaint filed in the litigation and considered comments by counsel for the plaintiff in the class action that the merger consideration offered in the Original Proposal should be increased and that the Merger should be subject to a separate vote by the Public Common Shareholders. The Special Committee noted that the complaint as filed was based on the Original Proposal and not the $4.25 per share consideration recommended by the Special Committee.

  No member of the Special Committee is employed by or affiliated with the Company or the Major Shareholder except as a director of the Company. No such member is or is expected to become an affiliate of, or has or is expected to acquire any equity interest in, Newco or the Surviving Corporation; except that after the Merger, the current directors of the Company, including members of the Special Committee, will remain in such capacities with the Surviving Corporation until successors are duly elected or appointed in accordance with the applicable law. In light of the amount of time that was expected to be devoted by the members of the Special Committee in connection with their consideration of the Merger, the Special Committee received compensation in addition to their regular compensation as members of the Board of $5,000 per member ($7,500 for Mr. John C. Mickle, chairman of the Special Committee) for each month or portion thereof, commencing with November 1, 1994, that such member is serving on the Special Committee. This fee has been paid to the members of the Special Committee for serving on the Special Committee through March 31, 1995. Pursuant to an agreement entered into with the Company, the members of the Special Committee are indemnified by the Company with respect to their activities as members of the Special Committee. The members of the Special Committee and the other members of the Board are also indemnified by the Company under the Company's charter documents and the applicable sections of the Delaware General Corporation Law with respect to their actions in connection with the Merger. In addition, the members of the Special Committee and the other members of the Board are entitled to the benefits of a directors', and officers' liability insurance policy maintained by the Company.

OPINION OF FINANCIAL ADVISOR

  The Special Committee retained Schroder Wertheim to act as its financial advisor in connection with its consideration of the Merger Agreement based on Schroder Wertheim's experience in valuations of companies and their securities in general. Schroder Wertheim is a nationally recognized investment banking firm and, as part of its business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. No limitations were imposed by the Special Committee or the Company on the scope of the investigations by Schroder Wertheim or the procedures followed by Schroder Wertheim in connection with the rendering of its opinion. Schroder Wertheim was not authorized to, and did not, solicit any indications of interest from any other party in connection with a possible sale of the Company or any assets of the Company.

  On March 8, 1995, Schroder Wertheim orally advised the Special Committee that, based on various considerations and assumptions, it was of the opinion as investment bankers that, as of such date, the Merger Consideration of $4.25 cash per share was fair, from a financial point of view, to the Public Common Shareholders and reviewed with the Special Committee a written analysis on which such opinion was based. A copy of such written analysis is available for inspection and copying at the Company's offices at 405 Park Avenue, New York, New York 10022, by any interested equity security holder of the Company or his representative who has been so designated in writing. Schroder Wertheim subsequently confirmed its oral opinion by delivering to the Special Committee its written opinion dated March 21, 1995, that the Merger Consideration is fair from a financial point of view to the Public Common Shareholders. On March 28, 1995, Schroder Wertheim reexecuted and delivered its written opinion of March 21, 1995, that the Merger Consideration was fair to the Public Shareholders from a financial point of view. A subsequent written opinion, dated the date of this Proxy Statement, was also delivered to the Special Committee which opinion is substantially similar to the March 21 opinion. The full text of Schroder Wertheim's written opinion, dated the date of this Proxy Statement, which has set forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex B and is incorporated by reference herein. The following summary is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to and should read such opinion in its entirety for a complete description of the assumptions made, matters considered and limits of the review conducted by Schroder Wertheim in rendering its opinion. Schroder Wertheim's opinion does not constitute a recommendation to the stockholders as to how to vote on the Merger Agreement at the Special Meeting.

  In connection with its opinion dated March 21, 1995, Schroder Wertheim, among other things has: (a) reviewed the draft dated March 20, 1995 Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994; the Annual Reports on Form 10-K and the audited financial statements of the Company for the three fiscal years ended December 31, 1993; its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; its Proxy Statement dated April 11, 1994, and reports issued by the Company on Form 8-K dated March 3, 1993 and June 30, 1992; and all amendments thereto; (b) reviewed certain internal, unaudited financial analyses prepared by management of the Company which relate primarily to the Company's historical and projected financial information; (c) reviewed the management forecasts dated December 16, 1994 of the operating and financial results for the Company for the fiscal years ending December 31, 1995 through December 31, 1999 and discussed with management any subsequent adjustments to those forecasts through March 20, 1995 (as previously defined, the Five Year Projections) (see "Projected Operating and Financial Results of the Company"); (d) visited the principal operating divisions of the Company, including Sandy Alexander, Inc. and Partners & Shevack, Inc.; (e) conducted discussions with the senior management of the Company concerning its historical and forecasted financial and operating results as presented and described in (a), (b) and (c) above;
(f) performed various valuation analyses, as deemed appropriate, of the Company using generally accepted analytical methodologies, including (1) discounted cash flow valuation analyses; (2) the application of the multiples reflected in recent mergers and acquisitions for comparable businesses to the financial results of the Company; and (3) the application of the public trading multiples of comparable companies to the financial results of the Company; (g) reviewed the trading history of the Company Common Stock and the Company Preferred Stock in the public marketplace from January 1, 1990 to March 20, 1995; (h) reviewed the trading prices and yields of selected publicly traded preferred stocks; (i) reviewed the Statement of Resolution Establishing Series of Shares, Series A Preferred Stock of the Company, dated September 3, 1982; (j) reviewed the draft of the Merger Agreement dated March 17, 1995; (k) discussed with the financial advisor to the Major Shareholder plans for financing the Merger; and (l) performed such other financial studies, analyses, inquiries and investigations as Schroder Wertheim deemed appropriate.

  In connection with its subsequent written opinion, dated the date of this Proxy Statement, Schroder Wertheim updated as needed its review of the items set forth in the previous paragraph and reviewed the following documents and information which was not available at the time Schroder Wertheim delivered its March 21, 1995 opinion: the Annual Report on Form 10-K and the audited financial statements of the Company for the fiscal year ended December 31, 1994; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; the unaudited financial results of the Company for the three month and six month periods ended June 30, 1995; and the final form of the Merger Agreement, dated as of March 21, 1995.

  In rendering its opinion, Schroder Wertheim relied, with the permission of the Special Committee, upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and Schroder Wertheim did not assume any responsibility to independently verify such information, or undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company and was not furnished with any such appraisals. Schroder Wertheim and the Special Committee were advised by senior officers of the Company, and assumed without any responsibility to verify, that the financial projections provided by management and used in Schroder Wertheim's analyses were reasonably prepared and reflected the best currently available estimates and judgment of senior management of the Company as to the expected future financial performance of the Company. Schroder Wertheim also reviewed and discussed with management of the Company various competitive and other factors, risks, and opportunities affecting the different business groups of the Company.

  The following is a summary of certain financial analyses presented by Schroder Wertheim in the Schroder Wertheim Presentation, and utilized in connection with its written opinion to the Special Committee. It does not purport to be a complete description of the Schroder Wertheim Presentation. It does, however, summarize the principal financial analyses performed by and relied upon by Schroder Wertheim in arriving at its opinion. The preparation of a fairness opinion is a complex project and is not necessarily susceptible to partial analysis or summary description. No single analytical methodology used by Schroder Wertheim was critical to its overall conclusion as each analytical technique has its inherent strengths and weaknesses. No company or transaction used in any comparable analysis as a comparison is identical to the Company or the proposed Merger. Accordingly, an analysis of the results is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared. The nature of available information may further affect the value of any particular methodology or technique. Schroder Wertheim's conclusion was based upon all the analyses and factors that it considered taken as a whole and also on the application of Schroder Wertheim's experience and judgment. Its conclusion involved significant elements of subjective judgment and qualitative analysis. No value, merit or weight of any single technique or factor was assigned by Schroder Wertheim. Accordingly, Schroder Wertheim believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the processes underlying the preparation of the opinion. Schroder Wertheim's analyses and opinion were based upon management's forecasts and projections of future results which are not necessarily indicative of actual future results. Actual results may be significantly more or less favorable than the projected results. In performing its analyses, Schroder Wertheim made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of value for the companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Schroder Wertheim assumes no responsibility for their accuracy.

  PURCHASE PRICE ANALYSIS. In conducting its analysis, Schroder Wertheim reviewed the Merger Consideration and calculated that the aggregate value of the equity of the Company implied by the Merger Consideration is $38.3 million, taking into consideration the number of shares of Company Common Stock outstanding, the outstanding Stock Options with an exercise price lower than the Merger Consideration, the Convertible Debentures and the Company Preferred Stock (the "Equity Value"). Similarly, Schroder Wertheim calculated that the Aggregate Enterprise Value of the Company (defined as the aggregate Equity Value of the Company, plus outstanding debt, less cash and temporary investments) implied by the Merger Consideration is $49.9 million. Based on these calculations, Schroder Wertheim determined that the Aggregate Enterprise Value as a multiple to revenues for the twelve months ended December 31, 1994 ("LTM") is .4x; to LTM earnings before interest and taxes ("EBIT"), 12.0x; to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), 5.7x; to management's projected 1995 revenues, .4x; to management's projected 1995 EBIT, 12.8x; to management's projected 1995 EBITDA, 5.1x. Schroder Wertheim also determined that the Equity Value as a multiple to LTM net income was 17.2x; to management's projected 1995 net income, 21.6x; to the book equity ($45.5 million) and tangible book equity ($33.4 million) of the Company at December 31, 1994 (taking into consideration the outstanding Stock Options with an exercise price lower than the Merger Consideration, the Convertible Debentures and the Company Preferred Stock), 0.8x and 1.1x respectively. For purposes of calculating these multiples, certain nonrecurring expenses recorded in 1994 were added back to income. In addition, for both 1994 and 1995 the Convertible Debentures were assumed to have been converted and certain Stock Options were assumed to have been exercised.

  Schroder Wertheim noted that the Merger Consideration represents a 47.8% premium over the trading price of the Company Common Stock one day before the Original Proposal was announced, and represents a 70.0% premium over the trading price of the Company Common Stock one month before the Original Proposal was announced. Schroder Wertheim reviewed the history of trading prices of the Company Common Stock, and noted that, since January 1, 1990, the Company Common Stock had not traded above the Merger Consideration.

  Schroder Wertheim reviewed the historical income statements and current capitalization of the Company and noted that their analysis and presentation of the Company's financial statements, and calculations of associated ratios and multiples, reflect an adjustment to exclude the $3.0 million aggregate expense in 1994 related to the write-down of inventory value of the Excel Marketing Group and Excel Plus Ltd. Schroder Wertheim discussed with the Special Committee each business of the Company, its historical financial results, the Five Year Projections for each respective business and important operating characteristics of each business. Because the Company operates businesses in distinct business segments--printing and advertising and promotion--Schroder Wertheim generally performed its valuation analysis on a business-by-business basis.

  COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. Schroder Wertheim reviewed a number of publicly held companies that operate businesses generally comparable to the Company's business. With respect to the Company's printing businesses (the "Printing Businesses"), Schroder Wertheim considered Banta Corporation, Cadmus Communications Corporation, Consolidated Graphics, Inc., R.R. Donnelley & Sons Company and Graphic Industries, Inc. With respect to the Company's advertising and promotion business (the "Advertising and Promotion Businesses"), Schroder Wertheim considered Grey Advertising Inc., The Interpublic Group of Companies Inc., Omnicom Group, Inc., Saatchi & Saatchi Company PLC, True North Communications and WPP Group plc.

  Schroder Wertheim reviewed historical financial information for each of these companies and identified a range of multiples of public market value to LTM net revenues, LTM EBIT, LTM EBITDA, LTM net income, and management's projected fiscal year 1995 net income and management's projected fiscal year 1996 net income, respectively, at which businesses similar to the Company traded in the public markets. Schroder Wertheim did not review a range of multiples to projected revenue, EBIT and EBITDA for the comparable companies because of the lack of reliable market data with regard to those projections.

  Based on this review, Schroder Wertheim then applied ranges of multiples consistent with the multiples reflected by the selected comparable publicly traded printing companies to the historical LTM and management's projected 1995 financial results of the Printing Businesses. Because of the lack of reliable market data for projected revenues, EBIT and EBITDA with respect to the projections of comparable publicly traded companies and the inherent uncertainty of projected financial data vis a vis LTM data, the multiple ranges applied to management's projected 1995 revenues, EBIT and EBITDA, generally are based on discounts to the multiple ranges applied to the LTM financial data. For LTM net revenues, the range of multiples applied was 0.6x to 0.8x; for LTM EBIT, 8.0x to 10.0x; for LTM EBITDA, 5.0x to 6.5x; for LTM net income, 12.5x to 16.0x; for management's projected 1995 revenues, 0.5x to 0.7x; for management's projected 1995 EBIT, 7.0x to 9.0x; for management's projected 1995 EBITDA, 4.5x to 6.0x; and, for management projected 1995 net income, 11.0x to 12.5x. Based on these ranges, Schroder Wertheim arrived at an Enterprise Value (representing the value of the operations of the business, before consideration of debt, equity or cash used to finance that business) range of the Printing Businesses of $35.0 million to $50.0 million.

  Schroder Wertheim then applied ranges of multiples consistent with the multiples reflected by the selected publicly traded advertising companies to the historical LTM and management's projected 1995 financial results of the Advertising and Promotion Businesses. Similar to the valuation of the Printing Businesses, multiple ranges applied to management's projected 1995 revenues, EBIT, and EBITDA are based on discounts to multiple ranges applied to LTM financial data. For LTM net revenues, the range of multiples was 0.5x to 0.9x; for LTM EBIT, 6.0x to 10.0x; for LTM EBITDA, 5.0x to 7.0x; for LTM net income, 12.0x to 16.0x; for management's projected 1995 revenues, 0.4x to 0.8x; for management's projected 1995 EBIT, 5.0x to 9.0x; for management's projected 1995 EBITDA, 4.5x to 6.5x; and, for management's projected 1995 net income, 10.0x to 14.0x. Based on these ranges, Schroder Wertheim arrived at an Enterprise Value range of the Advertising and Promotion Businesses of $9.2 million to $14.9 million.

  As the business of the Excel Marketing Group ("Excel") is in the midst of a change, Schroder Wertheim applied a valuation based on a discounted cash flow of the Excel segment of the Five Year Projections (see "--Discounted Cash Flow Analysis"), rather than use a multiple of historical LTM or projected 1995 financial data. Based on a discounted cash flow analysis, Schroder Wertheim arrived at an Enterprise Value range of Excel of $3.0 million to $5.0 million. Schroder Wertheim considered corporate overhead as a reduction to Enterprise Value. Based on EBITDA multiples consistent with those applied with respect to the Printing Businesses and the

Advertising and Promotion Businesses applied to historical LTM and projected 1995 corporate overhead expense, Schroder Wertheim reduced the aggregate Enterprise Value of the Company's businesses by a range of $9.5 million to $12.5 million. Schroder Wertheim then added Enterprise Value ranges for the Printing Businesses, the Advertising and Promotion Businesses and Excel, less corporate overhead, to arrive at an aggregate Enterprise Value range of the Company of $37.7 million to $57.4 million.

  Based on the foregoing analysis and taking into account (i) the Company's cash and temporary investments balance of $9.4 million; (ii) the Company's aggregate debt balance of $32.5 million ($22.7 million pro forma assuming conversion of the Company's outstanding convertible debt); (iii) the number of shares of Company Common Stock currently outstanding; (iv) outstanding Stock Options exercisable at various exercise prices; (v) the value of the Company Preferred Stock; and, (vi) an assumed control premium of 35%, based on an analysis of control premiums paid in 15 recent transactions with a value between $10 million and $50 million and 10 recent transactions in which the acquiror owned between 20% and 50% of the target company prior to the transaction, Schroder Wertheim arrived at a per share equity value range for the Company Common Stock of between $3.22 and $6.86 per share.

  COMPARABLE ACQUISITION TRANSACTIONS ANALYSIS. Schroder Wertheim prepared a valuation based on selected merger and acquisition transactions involving companies comparable to the Company. In valuing the Printing Businesses, Schroder Wertheim reviewed eleven transactions completed in 1993 and 1994 to identify ranges of multiples of net revenues, EBIT, EBITDA, and net income at which businesses similar to the Printing Businesses have been acquired in recent years. Because of the lack of reliable market data for projected revenues, EBIT and EBITDA with respect to the projections of companies involved in comparable acquisition transactions and the inherent uncertainty of projected financial data vis a vis LTM data, the multiple ranges applied to management's projected 1995 revenues, EBIT and EBITDA, generally are based on discounts to the multiple ranges applied to the LTM financial data. The range of multiples to LTM net revenues was 0.6x to 0.8x; to LTM EBIT, 9.0x to 12.0x; to LTM EBITDA, 6.0x to 8.0x; to LTM net income, 15.0x to 20.0 x; to management's projected 1995 revenues, 0.5x to 0.7x; to management's projected 1995 EBIT, 8.0x to 11.0x; to management's projected 1995 EBITDA, 5.0x to 7.0x; to management's projected 1995 net income, 13.0x to 18.0x. Based on applying these ranges of multiples, Schroder Wertheim derived an Enterprise Value range of $40 million to $60 million for the Printing Businesses.

  Schroder Wertheim noted that although there have been a number of recent acquisitions of advertising companies, the targets are typically privately held and, therefore, little, if any, confirmable information regarding historical financial performance is disclosed publicly. As a result, Schroder Wertheim determined it would not be possible to value the Advertising and Promotion businesses based on published financial data from comparable acquisition transactions. Instead, based on its experience in valuing comparable businesses, Schroder Wertheim believed that .8x to 1.0x net revenues represented an industry benchmark for valuing advertising companies. Schroder Wertheim noted that the actual valuation multiple paid for any particular advertising company is influenced by factors such as the quality of its clients and its dependence upon several clients, its growth potential and its operating margins. Applying this range of multiples to the LTM revenues of the Advertising and Promotion Businesses implied an Enterprise Value range of $16.0 million to $20.0 million for the Advertising and Promotion Businesses.

  Similar to its methodology employed as to the Comparable Publicly Traded Companies Analysis, Schroder Wertheim applied an Enterprise Value range to Excel of $3.0 million to $5.0 million, based on a discounted cash flow analysis. Schroder Wertheim considered corporate overhead as a reduction to Enterprise Value. Based on EBITDA multiples consistent with those applied with respect to the Printing Businesses and the Advertising and Promotion Businesses applied to historical LTM and projected 1995 corporate overhead expense, Schroder Wertheim reduced the aggregate Enterprise Value of the Company's businesses by a range of $11.0 million to $15.0 million. Schroder Wertheim then added the Enterprise Value range for the Printing Businesses, the Advertising and Promotion Businesses and Excel, less corporate overhead, to arrive at an aggregate Enterprise Value range for the Company of $48.0 million to $70.0 million.

  Based on the foregoing analysis and taking into account (i) the Company's cash and temporary investments balance of $9.4 million; (ii) the Company's aggregate debt balance of $32.5 million ($22.7 million pro forma assuming conversion of the Company's outstanding convertible debt); (iii) the number of shares of Company Common Stock currently outstanding; (iv) outstanding Stock Options exercisable at various exercise prices; and (v) the value of the Company Preferred Stock; Schroder Wertheim arrived at a per share equity value range for Company Common Stock of between $3.97 to $6.47 per share.

  DISCOUNTED CASH FLOW ANALYSIS. Using the Five Year Projections and other financial information supplied by the Company, Schroder Wertheim analyzed the Company's projected tax-effected operating cash flow for the years 1995 to 1999 and calculated the present value of these amounts, applying discount rates which it believed to be appropriate for various businesses of the Company. With respect to the Printing Businesses, Schroder Wertheim applied discount rates ranging from 10% to 14%; with respect to the Company's Advertising and Promotion Businesses, Schroder Wertheim applied discount rates ranging from 12% to 16%; and with respect to Excel, Schroder Wertheim applied discount rates ranging from 16% to 20%, reflecting the capitalization and the relative risk and variability of cash flows inherent in each respective business. It then estimated the "terminal value," i.e., the value of cash flow in years after 1999, by applying multiples Schroder Wertheim believed to be appropriate to management's projected EBITDA for 1999 and discounting this value to the present. Schroder Wertheim determined, based on its experience in the valuation of companies in the industries in which the Company competes and comparison with comparable companies, that for the Printing Businesses, multiples of 5.0x to 7.0x were appropriate; for the Advertising and Promotion Businesses, multiples of 5.0x to 7.0x were appropriate; and for Excel, multiples of 4.0x to 6.0x were appropriate. These ranges of multiples are consistent with the ranges of multiples derived from each of the Comparable Publicly Traded Company Analysis and the Comparable Acquisitions Transactions Analysis.

  Schroder Wertheim considered corporate overhead as a reduction to Enterprise Value. Based on the present value of management's projected corporate overhead expenses, Schroder Wertheim reduced the aggregate Enterprise Value of the Company's businesses by a range of $10.5 million to $12.5 million. The present value of management's projected tax-effected operating cash flows for the years 1995 through 1999 were then added to the present value of the projected terminal value in 1999 to arrive at a total Enterprise Value range for the Company of between $43.4 million and $56.3 million. Based on the foregoing analysis and taking into account (i) the Company's cash and temporary investments balance of $9.4 million; (ii) the Company's aggregate debt balance of $32.5 million ($22.7 million pro forma assuming conversion of the Company's outstanding convertible debt); (iii) the number of shares of Company Common Stock currently outstanding; (iv) outstanding Stock Options exercisable at various exercise prices; and (v) the value of the Company Preferred Stock, Schroder Wertheim arrived at a per share equity value range for the Company Common Stock of between $3.27 to $4.96.

  BREAK-UP (LIQUIDATION) ANALYSIS. In valuing the Company using a Break-up Analysis, Schroder Wertheim assumed the separate sales of the individual operating subsidiaries of the Company, conducted in an orderly fashion, at values determined by the Discounted Cash Flow Analysis. Using such assumptions, Schroder Wertheim arrived at a total Enterprise Value range of the Company of $53.9 million to $68.8 million. Schroder Wertheim then deducted contractual management bonuses that would have been required to be paid to the Company's and its subsidiaries management upon the occurrence of such sales, estimated corporate taxes on the respective net gains in sales of the individual subsidiaries, and an assumed cost of liquidation of approximately one year of corporate expenses and $1.0 million of fees and expenses. Based on the foregoing analysis and taking into account (i) the Company's cash and temporary investments balance of $9.4 million; (ii) the Company's aggregate debt balance of $32.5 million ($22.7 million pro forma assuming conversion of the Company's outstanding convertible debt); (iii) the number of Shares of Company Common Stock currently outstanding; (iv) outstanding Stock Options exercisable at various exercise prices; and (v) the value of the Company Preferred Stock, Schroder Wertheim arrived at a per share equity value range for the Company Common Stock of between $3.71 to $4.93.

  With respect to the Company Preferred Stock, Schroder Wertheim reviewed its terms and noted that in the event of any liquidation, dissolution or winding up of the business, each share of the Company Preferred Stock would receive a pro rata share of the net assets of the Company, based on its proportion of the total number of shares of Company Preferred Stock and Company Common Stock outstanding, subject to a minimum liquidation preference of $3.00 per share and a maximum liquidation payment of $7.50 per share. Schroder Wertheim noted that the Company Preferred Stock was not subject to mandatory redemption in the event of a change of control or otherwise, nor was it convertible into Company Common Stock or exchangeable into other securities of the Company. Although the Company Preferred Stock is registered under the Securities Act and the Exchange Act, there has developed no liquid trading market for the Company Preferred Stock. The Company Preferred Stock pays an annual dividend of $0.30 per share, which would imply an effective yield for the Company Preferred Stock of 7.1%, assuming a purchase price equal to $4.25 per share. Schroder Wertheim noted that a review of trading prices and current yields of selected comparable preferred stock issues revealed average yields consistently above 7.1%. Based on its review of the Company Preferred Stock, Schroder Wertheim determined that the Merger Consideration was within the per share valuation range for the Company Preferred Stock.

  The terms of the engagement of Schroder Wertheim by the Special Committee are set forth in a letter agreement dated December 7, 1994, among Schroder Wertheim, the Company and the Special Committee (the "Engagement Letter"). Schroder Wertheim also received from the Company an indemnification letter of the same date (the "Indemnification Letter"). Pursuant to the terms of the Engagement Letter, the Company agreed to pay Schroder Wertheim an initial advisory fee of $50,000, a fee of $75,000 on January 15, 1995 and a fee of $50,000 due at the earlier of (a) when Schroder Wertheim was prepared to deliver a written or oral opinion with respect to the fairness, from a financial point of view, of such transaction or (b) when the Merger is consummated. Schroder Wertheim received an additional fee of $25,000 for expanding its opinion to include the Company Preferred Stock. Each of these fees has become payable to Schroder Wertheim and all fees have been paid. The Company also agreed to reimburse Schroder Wertheim upon request from time to time for its necessary and reasonable out-of-pocket expenses (estimated at $20,000), including the reasonable fees and expenses of its legal counsel, incurred in connection with the services performed under the Engagement Letter, provided the Special Committee has approved the retention of such counsel. Pursuant to the Indemnification Letter, the Company agreed to indemnify Schroder Wertheim against certain liabilities relating to or arising out of its engagement, including liabilities under Federal securities laws.

PROJECTED OPERATING AND FINANCIAL RESULTS OF THE COMPANY

  The Company does not as a matter of course make public forecasts or projections as to future revenues or results of operations. However, during discussions regarding the Merger the Company provided Schroder Wertheim and the Special Committee with Five Year Projections not available to the public.

  The Five Year Projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The Five Year Projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent accountants. Independent accountants performed no services, and do not assume any responsibility, with respect thereto.

  The Five Year Projections, while presented with apparent numerical specificity, were based upon numerous estimates and other assumptions (some of which are referred to in the following paragraphs) which are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, all of which are difficult to quantify and many of which are beyond the control of the Company. However, the Major Shareholder and the Company's management confirmed to the Special Committee and Schroder Wertheim that the Five Year Projections were based on assumptions believed to be reasonable by the Company's management. Nevertheless, there can be no assurances that the Five Year Projections will be realized, and it is likely that future results will vary from those set forth below, possibly by material amounts. The Five Year Projections included the information set forth below.

   YEAR ENDING                                              INCOME
   DECEMBER 31                                  REVENUES BEFORE TAXES NET INCOME
   -----------                                  -------- ------------ ----------
                                                     (DOLLARS IN THOUSANDS)
    1995....................................... $133,847    $2,172      $1,303
    1996.......................................  143,322     3,365       2,019
    1997.......................................  148,506     3,919       2,351
    1998.......................................  153,890     4,470       2,682
    1999.......................................  159,482     5,060       3,036

  The Five Year Projections were prepared by the Company's management during the fourth quarter of 1994, solely for planning and analysis purposes. The Five Year Projections were based on management's judgment at the time utilizing a number of internal sources, including historical financial information, annual plans and other business plans. The most significant assumptions made in preparing the Five Year Projections were as follows:

    1. Revenues will increase annually, with increases ranging from 3.62% to 7.07%. The greatest percentage increase is expected to occur in 1996 when a full year's benefit of expanded printing capacity is expected to be realized.

    2. Cost of revenues will increase each year with increases ranging from 3.33% to 7.30%.

    3. Selling and administrative expenses will increase each year with increases ranging from 3.95% to 4.63%.

    4. Operating margins will range from a high of 3.67% to a low of 2.90%. Margins will be affected by the contribution of each industry segment. Printing margins are expected to be low in 1995 because of costs associated with the start up of new equipment.

  In addition to these specific assumptions, management assumed that the competitive positions of its operating subsidiaries will not change and that raw material costs will not change substantially.

  The Company does not intend to update or otherwise publicly revise the Five Year Projections presented herein to reflect circumstances existing or developments occurring after the preparation of such information or to reflect the occurrence of unanticipated events. The Five Year Projections are included in the Proxy Statement solely because such information was available to the Major Shareholder and provided to Schroder Wertheim and the Special Committee. Inclusion of the Five Year Projections should not be regarded as a representation by any person that the results will be achieved.

REPORTS AND APPRAISALS

  None.

STRUCTURE AND PURPOSE OF THE MERGER

  The structure of the acquisition as a merger was determined by Newco. The Merger has been structured as a merger of Newco and the Company in order to effectuate the acquisition of all the outstanding shares of the Company Stock other than shares owned directly or indirectly by the Major Shareholder (except for Covered Shares), thereby transferring the entire beneficial equity interest in the Company to the Major Shareholder. The Merger has also been structured as a merger of Newco into the Company, with the Company as the Surviving Corporation, in order to preserve the Company's corporate entity and existing contractual arrangements with third parties.

  The Major Shareholder has been concerned that the performance of the Company Common Stock in the market has been negatively impacted by the Company's small size and resulting relative lack of attention provided to the stock by professional investment advisors and money managers, the diversity and nature of its various business units, and the Company's traditional focus on a strong balance sheet as opposed to consistent quarterly earnings. The Major Shareholder believes that by being private the Company would be aided by the flexibility inherent in a closely held corporation to implement a long-term business strategy, without concentrating on short-term performance. There have been no disagreements between the Major Shareholder and the Board relative to the Company's direction. The purpose of the Merger is to provide the Public Shareholders the opportunity to receive a fair consideration for their shares in excess of the market price of the stock preceding the announcement of the Merger, while at the same time providing the Major Shareholder what he views both as an attractive investment opportunity and an opportunity to manage the Company with the flexibility inherent in a closely-held enterprise. See "-- Background of the Merger." The Major Shareholder chooses to propose the Merger at this time because he became convinced that the efforts of the Company to achieve greater market acceptance of the Company Common Stock had not achieved, and was unlikely to achieve in the foreseeable future, the desired level of success. Further, it was not until this time that the Major Shareholder was willing to accept the added risk inherent in the more highly leveraged nature of the Company after consummation of the Merger and the payment of the Merger Consideration to the Public Shareholders.

  Each of Newco and the Major Shareholder believes that the Merger is fair to the Public Shareholders. In arriving at this conclusion, they considered (i) the historical and current market prices of the Company Common Stock; (ii) the fact that the $4.25 price to be paid to Public Shareholders and other terms and conditions of the Merger resulted from active arm's-length negotiations between Newco and the independent Special Committee; (iii) the fact that the Special Committee approved the Merger after consulting with independent advisors; and (iv) the fact that the Special Committee at the time it approved the Merger had received the opinion of Schroder Wertheim to the effect that as of the date of such opinion the $4.25 cash per share consideration to be received by the Public Common Shareholders is fair from a financial point of view. Newco and the Major Shareholder did not attach relative weights to the factors considered in reaching their conclusions. See "--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction."

CERTAIN EFFECTS OF THE MERGER

  If the proposed Merger is consummated, the present holders of the Company Stock (other than the Major Shareholder and its affiliates) will no longer have an equity interest in the Company and, therefore, will not share in its future earnings and growth. Instead, each holder of Company Stock will have the right to receive $4.25 in cash, without interest, for each such share held (other than shares held directly or indirectly by the Major Shareholder, except for Covered Shares).

  The Company would, as a result of the Merger, become a privately held company. Company Common Stock would be delisted from the New York Stock Exchange, the registration of Company Common Stock under the Exchange Act would terminate and the Company would cease filing reports with the Commission. Moreover, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and 10% shareholders would be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information would be required to be made publicly available than presently is the case.

  If the Merger is consummated, the Major Shareholder's strategy for the forseeable future is to continue to focus in the printing, advertising and tableware businesses. The Major Shareholder intends to closely monitor each business segment and to timely supply their capital requirements in order to achieve the continued growth of each business segment through prudent oversight and careful analysis of business conditions.

  If the Merger is not consummated, the Company intends to continue to operate the business in accordance with its past and present practice.

  The Company's net book value at December 31, 1994 was $34,773,000 and its net loss for 1994 was $51,000. Through his approximate 48% ownership of the outstanding Company Common Stock, the Major Shareholder's interest in such net book value and net loss was, as of December 31, 1994, approximately

$16,671,840 and $24,000, respectively. Immediately after the Merger, all of the then outstanding Company Common Stock of the Surviving Corporation would be owned by the Major Shareholder. See "--Interests of Certain Persons in the Merger, Conflicts of Interest," "Certain Information Regarding Newco and the Major Shareholder," and "Financial Statements--Pro Forma Financial Data."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain members of the Company's management and members of the Board have certain interests which are described below and which present them with conflicts of interest in connection with the Merger Agreement. The Special Committee was aware of those conflicts and considered them among the other matters described under "--Background; --Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction; --Structure and Purpose of the Merger." The executive officers, directors and affiliates of the Company have stated that they will vote the Company Common Stock held by them in favor of the Merger.

  Ownership of the Company after the Merger. After the Merger, the Major Shareholder will beneficially own all of the Company's outstanding capital stock.

  Directors of the Company after the Merger. The Merger Agreement provides that after the Merger, the current directors of the Company (Mr. Robert Garrett, Mr. John C. Mickle, Mr. Bernard S. White, Mr. George Kane, Mr. James
C. Marlas, Mr. Mel Gordon, Mr. C. Gordon Murphy and Mr. Frank Stillo) will remain in such capacities with the Surviving Corporation until successors are duly elected or appointed in accordance with applicable law.

  Employment of Company's Employees. Newco has indicated that, subsequent to the Merger, the current officers and employees of the Company will remain in such capacities with the Surviving Corporation. However, no new employment agreements are currently contemplated.

  Cash Payments to be Received in Merger. Various members of management will receive cash payments in the Merger for cancellation of Stock Options. Such payments will be equal to the difference between the Merger Consideration and the per share exercise price of each Stock Option. The table below summarizes the total amount each director and executive officer of the Company will receive upon cancellation of the Stock Options.

        NAME                                                             AMOUNT
        ----                                                             -------
      Robert Garrett.................................................... $ 9,375
      John C. Mickle....................................................   9,375
      Bernard S. White..................................................   9,375
      George Kane.......................................................  35,937
      James C. Marlas...................................................       0
      Mel Gordon........................................................   9,375
      C. Gordon Murphy..................................................   9,375
      Frank Stillo......................................................  20,000
      Gregory J. Garville...............................................  28,125
      Fred T. Pugliese..................................................   8,062

  Indemnification of Directors and Officers. The Merger Agreement provides that the Company as the Surviving Corporation (i) for three years after the Effective Time shall not change the provisions of its certificate of incorporation relating to indemnification of present or former directors or officers of the Company in a manner which adversely affects their rights to indemnification, and (ii) for three years after the Effective Time to maintain specified officers' and directors' liability insurance indemnifying them or if the specified insurance is unavailable for the current premium, the Surviving Corporation shall obtain as much insurance as can be obtained for 125% of the current premium. In addition, pursuant to an agreement entered into with the Company, the members of the Special Committee are indemnified with respect to their activities as members of the Special Committee.

  Under the Company's existing Certificate of Incorporation, By-laws and certain indemnification arrangements and under currently effective officers' and directors' liability insurance, the Company's officers and directors may have certain rights to indemnification with respect to litigation relating to the Merger. See "--Proceedings and Recommendation of the Special Committee and the Board, Fairness of the Transaction," and "The Merger--Certain Covenants of the Company and Newco."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a brief description of the material federal income tax consequences of the Merger. This summary is for general information only. It does not address tax consequences that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as dealers in securities, banks, insurance companies and foreign individuals and entities), or any state, local or foreign income tax laws. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

  The exchange of shares of Company Stock for $4.25 per share in the Merger will be a taxable transaction to Public Shareholders. A Public Shareholder will recognize gain or loss under federal income tax laws in an amount by which the proceeds received in exchange for such shares exceed or are less than the holder's tax basis in the shares. If the shares were a capital asset in the hands of the Public Shareholder, such gain or loss will be capital rather than ordinary and, in such instances, will be long term if the shares are considered to have been held more than one year and short term if they are considered to have been held one year or less on the date of the Merger. Currently, the maximum federal income tax rate on net long-term capital gains is 28% as opposed to rates of up to 39.6% for ordinary income. Capital losses may be used to offset capital gains. For individuals, any capital losses in excess of capital gains may be used to offset income from other sources of up to $3,000 per year. Any remaining capital losses carry forward to future years, subject to the same annual limits. For corporations, capital losses may only be used to offset capital gains. Any unused capital losses may generally be carried back for three years and carried forward five years.

  Cash received by holders of Stock Options for the cancellation of such Stock Options will be taxable to them as ordinary income, the Company may be entitled to a corresponding deduction and the Company may be required to withhold tax on such payments. If holders of Stock Options have acquired shares of Company Common Stock upon the exercise of Stock Options or otherwise as compensation, such stockholders should consult with their tax advisors to determine the particular tax consequences to them of the Merger.

  The waiver by each of the Major Shareholder and Union Capital, in connection with, and only in connection with, the consummation of the Merger, of his or its, as the case may be, right to receive any consideration for the Company Common Stock (other than with respect to the Converted Shares) will not result in the recognition by him or it of taxable gain.

  The consummation of the Merger will not result in the recognition by the Company of taxable gain.

  Under the backup withholding rules, unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments made in exchange for shares of Company Stock unless the stockholder or other payee provides his tax identification number (social security number, in the case of an individual, or employer identification number, in the case of a corporation) and certifies that such number is correct. Each shareholder of the Company and, if applicable, each other payee should complete and sign the substitute Form W-9 to be included in the transmittal materials and instructions relating to stock certificates to be mailed to shareholders as soon as practicable after the Effective Time, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

APPRAISAL RIGHTS

  The following is a summary of the provisions of Section 262 of the DGCL relating to appraisal rights. Section 262 of the DGCL is reproduced in its entirety as Annex C to this Proxy Statement, and this summary is qualified in its entirety by reference to Annex C. Stockholders should read carefully Annex C and, if they wish to exercise their rights to an appraisal, follow carefully the procedures set forth therein. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

  Under Section 262 of the DGCL, holders of record of shares of Company Stock (the "Shares") who do not wish to accept the Merger Consideration and who have neither voted in favor of the merger nor consented thereto in writing have the right to seek an appraisal of the fair value of their Shares in the Delaware Court of Chancery (the "Delaware Court"). Each stockholder is urged to read carefully the materials contained in this Proxy Statement and the other materials incorporated herein in making a determination whether to accept the Merger Consideration or to seek an appraisal pursuant to the DGCL. Stockholders desiring to exercise their appraisal rights under the DGCL are referred to herein as "Appraisal Stockholders."

  Under Section 262 of the DGCL, a vote against the Merger does not constitute a demand for appraisal rights. Each Appraisal Stockholder wishing to assert a right to such appraisal must, on or before September 12, 1995, make a written demand for the appraisal of his or her Shares to the Company at the address set forth below. Failure to make such demand on or before September 12, 1995 will foreclose an Appraisal Stockholder's right to an appraisal. The demand must reasonably inform the Company of the identity of the Appraisal Stockholder making the demand as well as the intention of such Appraisal Stockholder to demand an appraisal of the fair value of the Shares held by such stockholder.

  For purposes of making an appraisal demand, the address of the Company is:
Mickelberry Communications Incorporated, 405 Park Avenue, New York, New York 10022, Attention: Fred T. Pugliese.

  Only a holder of record of Shares, or a person duly authorized and explicitly purporting to act on the record holder's behalf, is entitled to assert an appraisal right with respect to the Shares registered in the record holder's name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds Shares as a nominee for others may exercise appraisal rights with respect to the Shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no Shares are expressly mentioned, the demand will be presumed to cover all Shares held in the name of such record holder.

  A holder of Shares held in "street name" who desires an appraisal must take such actions as may be necessary to ensure that a timely and proper demand for an appraisal is made by the record holder of such Shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any holder of Shares desiring an appraisal who held his or her Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for an appraisal is made by the record holder. The Appraisal Stockholder should instruct such firm, bank or institution that the demand for an appraisal must be made by the record holder of the Shares, which might be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262 of the DGCL, a demand for an appraisal must reasonably inform the Company of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek an appraisal of such Shares.

  A demand for an appraisal of Shares owned of record by two or more joint holders must identify and be signed by or for all of the holders. A demand for an appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

  An appraisal demand may be withdrawn by an Appraisal Stockholder within 60 days after the Effective Time, but thereafter the written approval of the Company is needed for any such withdrawal. Upon withdrawal of an appraisal demand, a holder of Shares will be entitled to receive the Merger
Consideration. No interest will be paid on this amount.

  Within 120 days after the Effective Time (the "120-Day Period"), any Appraisal Stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such Appraisal Stockholders being hereinafter referred to collectively as the "Dissenting Stockholders") and the Company each has the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the dissenting Shares (the "Dissenting Shares") held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to an appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the Merger Consideration, without interest thereon after the Effective Time, with respect to such Dissenting Shares. The Company is not obligated and does not intend to file such a Petition. Any Dissenting Stockholder is entitled, pursuant to a written request to the Company made within the 120-Day Period, to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

  Upon the filing of the Petition, service of a copy thereof is required to be made upon the Surviving Corporation, which, within 20 days after such service must be filed in the office of the Register in Chancery in which the Petition was filed a duly verified list containing the names and addresses of all Appraisal Stockholders. The Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be sent by registered or certified mail to the Surviving Corporation and all of the Dissenting Stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The Delaware Court will approve the form of notice by mail and by publication. The costs relating to these notices will be borne by the Company. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Appraisal Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their Shares. The Delaware Court may require that Dissenting Stockholders submit their stock certificates which had represented Shares for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

  Dissenting Shares will be appraised by the Delaware Court at their fair value as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The value so determined for the Shares could be equal to, more than or less than the Merger Consideration, and could be based upon considerations other than, or in addition to, the Merger Consideration, the market value of the Shares, asset values and earning capacity. The Company reserves the right to assert in any appraisal proceeding that the fair value of the Shares as of the Effective Time is less than the Merger Consideration.

  In Weinberger v. UOP, Inc., et al. (decided February 1, 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding, and that "fair price obviously requires consideration of all relevant factors involving the value of a company........'' The Delaware
Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court also held that ""elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.'' In addition, the Delaware Supreme Court stated in Weinberger that while ordinarily a stockholder's only monetary remedy would be an appraisal, such remedy may not be adequate ""in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Court would be free to fashion any form of appropriate relief.

  The Delaware Court may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Stockholders in addition to the value of the Dissenting Shares for the period from the Effective Time to the date of payment, (ii) assess costs among the parties as the Delaware Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all Dissenting Shares. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

  Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

  From and after the Effective Time, Dissenting Stockholders will not be entitled to vote their Shares for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Shares payable to stockholders of record thereafter.

FINANCING OF THE MERGER

  Approximately $22,876,000 will be required in order to pay (i) the holders of all of the outstanding shares of Company Stock, other than shares of Company Common Stock held directly or indirectly by the Major Shareholder (except for Covered Shares), for their shares, (ii) the value of the Stock Options, (iii) for repayment and/or cancellation of the Convertible Debentures, other than those held directly or indirectly by the Major Shareholder, and (iv) the expenses in connection with the Merger. The Major Shareholder has engaged Argosy as its financial advisor to arrange for the financing of the Merger. A condition to consummation of the Merger is that Newco obtain third party financing on terms satisfactory to the Company and Newco for the funds required to be paid pursuant to the Merger.

  The Company has obtained a Financing Proposal from the Banks to provide financing for the Merger and for working capital and capital expenditures of the Company and its subsidiaries, subject to customary conditions and acceptable documentation. The financing described in the Financing Proposal is currently in documentation and due diligence review. Under the Financing Proposal, the Banks would provide certain wholly owned subsidiaries of the Company with a credit facility in an aggregate principal amount of $50,000,000.

EXPENSES OF THE MERGER

  Whether or not the Merger is consummated, the Company has agreed to (i) assume all of the obligations of the Major Shareholder and any entity formed by him for purposes of completing the Merger, including Newco under that certain Letter Agreement, including without limitation, indemnities, contribution, compensation and expense reimbursements all in accordance with
Section 15 of such Letter Agreement, and (ii) pay all reasonable attorneys' fees, expenses and disbursements incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Company shall not assume any obligation or pay any fees and expenses if the Merger Agreement is terminated because of a material breach by Newco, Union Capital or the Major Shareholder of any of their respective representations, warranties or covenants under the Merger Agreement. The total estimated expenses resulting from the Merger are $1,645,000. This figure is comprised of the following:

      Accounting..................................................... $    7,000
      Legal..........................................................    510,000
      Financing Fees.................................................    281,800
      Prepayment.....................................................          0
      Investment Banking.............................................    707,000
      Printing Costs.................................................     33,000
      Filing Fees....................................................      3,200
      Special Committee Fees.........................................     99,000
      Solicitation Expenses..........................................      4,000
                                                                      ----------
                                                                      $1,645,000
                                                                      ==========

CERTAIN LITIGATION

  On November 8, 1994, a class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint was filed by Frank De Marco on his own behalf and on behalf of all security holders of the Company except the defendants. Complaint was filed against the Company, and the Major Shareholder, George Kane, Robert Sperling, Mel Gordon and Frank Stillo, officers and/or directors of the Company. The lawsuit seeks to enjoin the consummation of the original offer made by the Major Shareholder to acquire, through a merger transaction, all the shares of the Company's Common Stock not owned directly or indirectly by the Major Shareholder for a cash purchase price of $3.25 per share. The suit also seeks, in the alternative, rescission and damages as well as reimbursement of costs and disbursements in unspecified amounts.

  On June 21, 1995, the parties executed a Stipulation And Agreement of Compromise Settlement And Release providing for the settlement of the lawsuit. Consummation of the settlement is subject to certain conditions, including approval by the Court. Under the settlement, Mr. DeMarco will receive the same consideration (i.e. the Merger Consideration) for his shares as that being offered to the Public Common Shareholders pursuant to the Merger.

                                  THE MERGER

GENERAL

  The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the shareholders of the Company and compliance with certain other covenants and conditions, Newco will be merged with and into the Company and the Company will be the Surviving Corporation, with the Major Shareholder constituting its sole shareholder. All material terms of the Merger Agreement have been disclosed in the body of this Proxy Statement. All references to the terms and conditions of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

  At the Effective Time of the Merger, each outstanding share of Company Stock (other than shares held directly or indirectly by the Major Shareholder, except Covered Shares) will be converted into the right to receive $4.25 in cash, without interest. In connection with, and only in connection with, the consummation of the Merger, each of the Major Shareholder and Union Capital is waiving its right to receive any consideration in exchange for the Company Stock owned by him or it, as the case may be (except the Covered Shares).

REQUIRED VOTE

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Company Stock is necessary to constitute a quorum at the Special Meeting. Each shareholder is entitled to (a) one vote for each share of Company Common Stock held by such shareholder and (b) 1/10 of a vote for each share of Company Preferred Stock held by such shareholder. Under Delaware law and the Company's Certificate of Incorporation, as amended, and By-laws, the affirmative vote of holders of a majority of the outstanding shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. In addition, the Merger Agreement itself conditions the obligations of the Company and Newco under the Merger Agreement to an affirmative vote of at least (1) the holders of a majority of shares of Company Stock outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of shares voting of Company Stock at the meeting, whichever is greater. The Major Shareholder, who owns directly or indirectly approximately 48% of the Company Stock, has already agreed to vote his shares in favor of the Merger. Upon reasonable inquiry the Company was informed that all directors, executive officers and affiliates of the Company and any person controlling such executive officer, director or affiliate (i) presently intend to tender their shares pursuant to the Merger Agreement and to vote for the Merger and (ii) have not made any recommendation in support of or opposed to the Merger. For purposes of this vote, abstentions will be counted as shares voted, while broker non-votes will not be so counted. The approval of the Merger by at least a majority of unaffiliated security holders is not required by the Merger Agreement.

EFFECTIVE TIME

  The Merger will become effective by filing a Certificate of Merger, consistent with the Merger Agreement, with the Secretary of State of Delaware. The Merger will be consummated only upon satisfaction or waiver, where permissible, of the terms and conditions of the Merger Agreement and provided that the Merger Agreement has not been terminated. If the Merger has not been consummated by September 30, 1995, either the Company or Newco may terminate the Merger Agreement so long as the reason that the Merger has not been consummated is not due to the failure of the party choosing to terminate to fulfill any of its obligations thereunder. No such waiver or termination will require the vote or consent of the holders of Company Stock.

PAYMENT FOR SHARES

  In order to receive the cash to which Company shareholders will be entitled as a result of the Merger, each holder of certificates representing shares of Company Stock will be required to surrender such holder's stock certificate or certificates, together with a duly executed letter of transmittal, to the Exchange Agent. Upon receipt of such certificate or certificates together with a duly executed letter of transmittal, the Exchange Agent will issue a check or draft to the person or persons entitled thereto in an amount equal to $4.25 for each share of Company Stock represented by such stock certificate or certificates. If any payment for shares of Company Stock is to be made in a name other than that in which the certificates for such shares surrendered for payment are registered on the stock transfer books of the Company as of the Effective Time, certificates so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered owner of the certificate or certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No interest will be paid or accrued on amounts payable upon the surrender of any stock certificate.

  Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be mailed to shareholders as promptly as practicable after the Effective Time. It also is expected that letters of transmittal will be available at the office of the Exchange Agent no later than the first business day following the Effective Time. Shareholders should surrender certificates for shares of Company Stock only with a letter of transmittal. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CONDITIONS TO THE MERGER, WAIVER

  The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the conditions that (a) the approval of the Merger and the Merger Agreement at the Special Meeting by the affirmative vote of at least (1) the holders of a majority of shares of Company Stock outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of shares of Company Stock voting at the Special Meeting, whichever is greater, (b) the opinion of Schroder Wertheim not being withdrawn, (c) any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") shall have terminated or expired,
(d) the absence of any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining the consummation of the Merger and (e) the receipt of an opinion of counsel of the Company, in form and substance reasonably satisfactory to the Company and Newco, as to the validity of the Merger under Delaware Law.

  The obligations of Newco to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the additional conditions that (a) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; (b) the Company shall have performed and complied in all material respects with each obligation, agreement and covenant to be performed by and complied with by it under the Merger Agreement at or prior to the Effective Time; (c) consummation on terms satisfactory to Newco of third party financing for (1) the Merger

Consideration, (2) the value of the Stock Options and (3) the repayment of the Convertible Debentures not held by the Major Shareholder or its affiliates;
(d) the holders of not more than 5% of the outstanding shares of Company Preferred Stock and Company Common Stock shall have exercised their appraisal rights in the Merger in accordance with Delaware Law; (e) the prepayment and cancellation of all Convertible Debentures; (f) holders of Stock Options constituting at least 95% of the shares represented thereby shall have entered into termination agreements with respect thereto in form and substance satisfactory to Newco; and (g) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Newco shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of the Company or Newco effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, on or before the Effective Time, of the additional conditions that (a) the representations and warranties of Newco contained in the Merger Agreement and in any certificate or other writing delivered by Newco pursuant hereto shall be true and correct in all material respects as of the Effective Time as if made at and as of such time (other than any inaccuracies in such representations or warranties that are attributable to the Company); (b) Newco shall have performed in all material respects all of its obligations to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (c) consummation on terms satisfactory to the Company of third party financing for (1) the Merger Consideration, (2) the value of the Stock Options and (3) the repayment of the Convertible Debentures; and (d) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which the Company shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of the Company or Newco effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

CERTAIN COVENANTS OF THE COMPANY AND NEWCO

  Conduct of Business. Subject to certain exceptions (including, without limitation, the payment of regular quarterly dividends on the Company's Common Stock and Preferred Stock of $0.015 and $0.075 per share, respectively), prior to the Effective Time (a) the Company will carry on its business in the ordinary course consistent with past practice and (b) the Company will not, and will not permit any of its subsidiaries to, conduct certain activities and enter into certain transactions.

  Treatment of Existing Company Stock Options. The Company will use its best efforts to cause the holders of all Stock Options under the Company's 1981 Incentive Stock Option Plan, 1992 Stock Option Plan, and 1993 Outside Directors' Stock Option Plan to agree in writing to cancel such Options as of and subject to the occurrence of the Effective Time, pursuant to an option termination agreement in form and substance satisfactory to Newco. Each holder of a Stock Option who executes and delivers such a termination agreement and whose Option has an exercise price less than $4.25 per share will have the right to receive in cash, if the Option is presently exercisable, an amount equal to the number of shares subject to the Option, times the difference between $4.25 and the per share exercise price of the Option. Of the outstanding Stock Options, options representing 421,139 shares have exercise prices of less than $4.25 and options representing 89,175 shares have exercise prices equal to or more than $4.25.

  Indemnification and Insurance. The Company has agreed as the Surviving Corporation (i) not to change, for three years after the Effective Time, the provisions of its certificate of incorporation relating to indemnification of present or former directors or officers of the Company in a manner which adversely affects their rights to indemnification, and (ii) to use its best efforts to maintain in effect for not less than three years from and after the Effective Time the specified officers' and directors' liability insurance indemnifying them or if the specified insurance is unavailable at the current premiums, to obtain as much insurance as can be obtained for a premium not in excess of 125% of the current premium paid for directors' and officers' liability insurance.

  Treatment of Existing Convertible Debentures. The Company will take all actions deemed necessary by Newco to obtain the consent of the holders (other than the Major Shareholder) of the Convertible Debentures to the prepayment and/or cancellation of the Convertible Debentures as of the Effective Time.

  Vote. The Company has agreed, in accordance with applicable law, to use its best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and the Merger Agreement.

  Payment of Expenses. Whether or not the Merger is consummated, the Company has agreed to (i) assume all of the obligations of the Client under the Letter Agreement including, without limitation, indemnities, contribution, compensation, expense reimbursements all in accordance with Section 15 of such Letter Agreement and (ii) pay all reasonable attorneys' fees, expenses and disbursements incurred by the Client in connection with the transactions contemplated by the Merger Agreement. The Company shall not assume any obligation or pay any fees and expenses if the Merger Agreement is terminated because of a material breach of the Merger Agreement by Newco, Union Capital or the Major Shareholder.

TERMINATION, AMENDMENTS

  The Merger Agreement may be terminated before the Effective Time (a) by the mutual consent of the Boards of Directors of Newco and the Company, or (b) by either the Board of Directors of Newco or the Company if the Merger shall not have been consummated on or before September 30, 1995; provided, however, that neither party may terminate the Merger Agreement pursuant to clause (b) above, if the failure of such party to fulfill any of its obligations under the Merger Agreement shall have been the reason the Merger shall not have been consummated on or before said date.

  Subject to applicable law, the Merger Agreement may be amended, modified and supplemented by the mutual consent of the Company and Newco (as authorized by each Board of Directors) at any time prior to the Effective Time; provided, however, that any decrease of the amount or change in the type of consideration payable in the Merger in respect of shares of Company Stock, any amendment affecting conditions to which the obligations of Newco or the Company are subject, or any amendment affecting the conditions under which the Merger Agreement may be terminated, shall also be approved by the Special Committee.

                     CERTAIN INFORMATION REGARDING NEWCO,
                    UNION CAPITAL AND THE MAJOR SHAREHOLDER

  Newco is a newly formed Delaware corporation organized on March 17, 1995, in connection with the Merger. Newco's principal offices are located at 405 Park Avenue New York, New York 10022. The Major Shareholder is the sole shareholder, director, and executive officer of Newco.

  Prior to the Merger, Newco will not have any significant assets or liabilities (other than its rights and obligations in connection with the Merger Agreement) and will not engage in any activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. At the date of this Proxy Statement, the authorized capital stock of Newco consists of 4,000,000 shares of common stock, $1.00 par value per share, of which 3,000,000 shares are issued and outstanding and all of which are owned by the Major Shareholder.

  The Major Shareholder, as the sole shareholder of Newco, and the Board of Directors of Newco, of which the Major Shareholder is the sole director, have approved and adopted the Merger Agreement. The business address of the Major Shareholder is 405 Park Avenue, New York, New York 10022.

  Union Capital was formed in Nevada on June 28, 1976. The Major Shareholder owns all of the capital stock of Union Capital. Union Capital has no significant assets or liabilities, other than the Company Common Stock. The address of the principal business office of Union Capital is 40 Highland Drive, West Caldwell, New Jersey 07006.

  The Major Shareholder is the Chairman of the Board, President and Chief Executive Officer of the Company. The Major Shareholder has been the Chief Executive Officer of the Company for more than the preceding five years.

                     DESCRIPTION OF COMPANY CAPITAL STOCK

  Common Stock. Of the 20,000,000 shares of Company Common Stock, $1.00 par value, which the Company is authorized to issue, [5,877,948] shares of Company Common Stock were, as of August 7, 1995, outstanding and held by approximately [1,250] shareholders of record.

  Holders of the Company Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Common shareholders are entitled to receive such dividends as may be declared from time to time by the Board out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of Company Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, have no preemptive or conversion rights and are not subject to further call or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Company Common Stock. The Company Common Stock currently outstanding is validly issued, fully paid and nonassessable.

  Preferred Stock. Of the 5,000,000 shares of Company Preferred Stock, $1.00 par value, which the Company is authorized to issue, [242,334] shares of Company Preferred Stock were, as of August 7, 1995, outstanding and held by approximately [125] shareholders of record.

  Holders of the Company Preferred Stock are entitled to a 1/10 vote per share on all matters to be voted upon by the shareholders.

RECENT MARKET PRICES; DIVIDEND HISTORY

  Recent Market Prices. The Company Common Stock is traded principally on the NYSE. The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of Company Common Stock on the NYSE:

                                                                     HIGH   LOW
                                                                     ----- -----
   1993:
     First Quarter.................................................. 3 3/4 3
     Second Quarter................................................. 3 1/2 2
     Third Quarter.................................................. 3 1/4 2 1/4
     Fourth Quarter................................................. 2 7/8 2 3/8
   1994:
     First Quarter.................................................. 3 3/8 2 3/8
     Second Quarter................................................. 3     2 3/8
     Third Quarter.................................................. 2 5/8 2 1/4
     Fourth Quarter................................................. 3 1/2 2 3/8
   1995:
     First Quarter.................................................. 4     3 3/4
     Second Quarter................................................. 3 7/8 3 1/2
     Third Quarter (to date) ....................................... 3 3/4 3 1/2

  On October 31, 1994, the last trading day prior to the public announcement of the Major Shareholder's proposal to purchase Company Common Stock held by Public Common Shareholders for $3.25 per share, the closing sales price for the Company Common Stock was $2.875. On March 20, 1995, the last trading day prior to the public announcement of (i) the approval by the Board of the Merger Agreement and (ii) the increase by the Major Shareholder of the offered price to $4.25 per share, the closing sales price for the Company Common Stock was $3.00. On March 28, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing sales price for the Company Common Stock was $3.875. Shareholders are advised to obtain current market quotations for the Company Common Stock.

  The Company Preferred Stock trades, on a limited and sporadic basis, in the over-the-counter market. The Company contacted the NASD regarding trading in the Company Preferred Stock. The Company was unable to obtain any information concerning trading in the Company Preferred Stock for fiscal year 1993 but was provided with the following information, for the fiscal periods indicated:

                                                                HIGH BID LOW BID
                                                                -------- -------
   1994:
     First Quarter.............................................   --        --
     Second Quarter............................................     3       --
     Third Quarter.............................................     3     2 3/4
     Fourth Quarter............................................     3     2 3/4
   1995:
     First Quarter.............................................     3     2 3/4
     Second Quarter............................................     3      3
     Third Quarter (to date)...................................     3      3

  On March 27, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement for which a bid price was reported, the Company Preferred Stock was quoted at a bid of $3.00.

  Dividends During Past Two Years: The Company pays dividends on a quarterly basis and currently there are no restrictions on the payment of such dividends. The Company declared and paid dividends on each share of Company Stock as follows for the years ended 1994 and 1993 and for the first two quarters of 1995:

                                                              FIRST TWO QUARTERS
                                                    1994 1993      OF 1995
                                                    ---- ---- ------------------
   Common Stock.................................... $.06 $.06       $.0015
   Preferred Stock................................. $.30 $.30       $ .075

  If the Merger is not consummated for any reason, the payment of any future dividends will be determined by the Board in view of the results of the Company's operations, its financial condition and other factors. If the Merger is consummated, present holders of the Company Common Stock (other than the Major Shareholder and its affiliates) will have no continuing interest in the business of the Company.

                            BUSINESS OF THE COMPANY

OVERVIEW

  Mickelberry Corporation is a holding company, incorporated in Delaware in 1926, with marketing services businesses consisting of advertising agencies, sales promotion businesses, and commercial printers. Each subsidiary operates autonomously, drawing on the parent company for strategic and financial support. Strong emphasis is placed on individual initiative and enterprise. The Company conducts an active acquisition and corporate development program.

PRINTING

  The Company, through its subsidiaries Sandy Alexander, Inc. and Modern Graphic Arts (the "Printing Segment" or "Segment") is a commercial printer specializing in high-quality color reproduction.

  High-quality lithography, also referred to as fine color printing, refers to the top quality range of commercial printing, such as required by specialty retailers for catalogs, public companies for annual reports, and a wide variety of commercial enterprises for advertising and promotional materials. Four, five, six and even eight colors may be used for detailed reproduction and accurate color rendition and consistent tone. Quality paper which may include gloss and coating and a variety of textures and weights are normally associated with fine color printing.

  The Company's Printing Segment provides a full range of capabilities serving the fine color printing market. The Segment also prints small-run publications for the publishing industry and a variety of products for the direct-mail industry.

  Two production facilities include a complete spectrum of graphic arts skills. For pre-production, color separation and pre-press operations the Segment employs a unique blend of computerized digital equipment and laser scanning and imaging systems. Press room facilities include six web and six sheet fed presses. Complete prep, platemaking and bindery departments are also maintained. In-line finishing capabilities, including cutting, gluing, perforating and folding finished product, are an important element of post press services. The Company also provides a separate fulfillment center for storage and distribution of printed and other material.

  The commercial printing industry is fragmented and highly competitive. According to the U.S. Department of Commerce there are 37,000 commercial printers in the U.S. market providing shipments of an estimated $56 billion annually. North American Publishing Co., a publisher of printing industry magazines and books produces a listing of the 500 largest printers, based on revenues, in the market. For 1994, the largest printer had revenues of $4.4 billion and the 500th largest had revenues of $9.6 million. Based on this listing the Company's combined printing business ranks 82nd in revenues for that year.

  Competition in the printing industry is based on quality of work, service, in the form of ability to accommodate special needs of clients, location and price. The Company's larger printing facility is located in the New York metropolitan area. This location affords the Company access to a highly skilled work force and proximity to the largest printing customers in the market. The Company's printing facilities are well equipped with state of the art machinery. Accordingly, the Company competes effectively on the basis of quality and service. The New York area, however, is also a high cost environment. Accordingly, where price is the major buying consideration, the Company's New York facility has difficulty competing with printers in lower cost regions. The Company's St. Petersburg facility is located in a lower cost area and is able to compete more effectively on the basis of price.

  The Printing Segment employs 28 full-time salespeople, 23 of whom are located in the Northeast, 1 in the Midwest and 4 in the Southeast.

  Principal raw materials used in fine color printing are paper and ink. In recent years, supplies of such materials have been readily available. However, during the second half of 1994, as economic conditions improved, suppliers of paper increased prices substantially and, in certain instances, established limits on purchases. As a significant customer, the Printing Segment was able to acquire the product it needed. In addition, the Segment keeps an inventory of a wide variety of paper and ink products.

  The Printing Segment accounted for 64% of consolidated revenues in 1994.

ADVERTISING AND PROMOTION

  The Company's Advertising and Promotion segment consists of two advertising agencies, a sales promotion agency and a company involved in marketing tableware products.

  Partners & Shevack, Inc., with offices in New York City and Bender, Browning, Dolby & Sanderson Advertising, Inc., with offices in Chicago and Milwaukee are each full service advertising agencies. They serve a broad range of clients and plan, create, produce and place advertising in various media such as television, radio, newspapers and magazines. They also offer additional services including marketing consultation and research, design and production of merchandising and promotional materials, direct marketing capabilities and public relations.

  Partners & Shevack was formed through the consolidation of four separate agencies acquired beginning in 1980. Its major clients include: American Home Products Corporation, Church & Dwight, Co., Inc., National Westminster Bancorp, Pfizer, Reckitt & Colman, Inc., The Scotts Company, Dutch Boy Paints and KLM Royal Dutch Airlines.

  Bender, Browning, Dolby & Sanderson was acquired in 1985. It counts among its clients Amoco Chemical Corp., Country Companies Insurance, Midwest Express Airlines and Prime Option MasterCard.

  The principal sources of the advertising agencies' revenues are commissions and fees on gross media and production costs.

  Commissions are earned on advertising placed with the various media. The agencies receive production commissions for the preparation and production of ads. The agencies may charge fees in lieu of media and production commissions.

  Federal, State and local governments and their agencies and various consumer groups have directly or indirectly affected or attempted to affect the scope, content and manner of presentation of advertising. The continued activity by government and by consumer groups regarding advertising may cause further changes in domestic advertising practices in the future.

  The Company's promotion agency, Ventura Associates International, Inc., is involved in the design and administration of all styles of sales promotion programs including sweepstakes, games, contests, premiums, sales incentives and rebates. Such programs are widely employed by many businesses to interest consumers in their products, or to serve as incentives for their employees and agents. Ventura's creative, account executive and administrative personnel work closely with its clients in creating and completing a wide variety of programs.

  The Company's advertising and promotion businesses operate in the highly competitive marketing industry. According to Value Line, U.S. companies spend $148 billion annually marketing their products. The Agency Red Book lists 4,800 advertising agencies of which 2,900 have billings in excess of $1 million annually. The U.S. Department of Commerce estimates that media advertising billings amount to about $37 billion annually.

  The Company's advertising agencies are considered medium sized. The industry includes 21 agencies each with annual billings in excess of $1 billion, world-wide. The Company's agencies each have billings of between $35 million and $200 million. There are an estimated 4,300 agencies with annual billings under $25 million.

  Competition in the advertising agency business is based on creativity and client service. Certain large consumer advertisers also require an agency to have a presence in numerous geographic areas. The Company believes that its agencies provide creative products and afford client service at the highest levels. Accordingly, they can compete with agencies much larger in size. Indeed, size becomes a competitive advantage since the Company's agencies provide each of their clients with access to the firm's best talent. At a larger agency, some of these clients would be served by a less experienced staff. Because of the Company's size, however, certain national and international advertisers may not consider employing them.

  Advertising agencies contract with their clients to serve as agency of record for specific products or services. These contracts can be terminated on relatively short notice. The loss of one or more product assignments would be detrimental to the Company's advertising agencies. In the sales promotion company clients are served on an assignment basis.

  The Excel Marketing Group is engaged in designing, importing and marketing stainless steel and silverplate flatware and other tableware products under its own brand, Retroneu(R), and through a licensing agreement under the Farberware(R) name. Major customers include Bloomingdales, Marshalls and Lechters.

  The retail tabletop market was approximately $3.5 billion in 1992. Excel competes with many better-known and larger companies in the tabletop industry. Competition is based on product quality, price and service.

  Excel's products are imported from the Orient, principally Korea and China. Excel has established agreements with manufacturers and merchandise has been available as needed.

  During 1994, Excel's traditional dinnerware continuity promotions suffered from a lack of consumer and retailer interest. In an attempt to revive these programs, the Company entered into an agreement to sell licensed products in connection with the promotions. The licensed products promotions were not successful.

  The Advertising and Promotion segment accounted for 36% of consolidated revenues in 1994.

GENERAL

  None of the Company's customers accounted for 10% of consolidated revenues for any of the three years ended December 31, 1994.

  The Company employed 657 individuals as of December 31, 1994.

  The Company conducts an active corporate development program. Potential acquisition candidates are identified via screening of public information and through the Company's knowledge of the industries in which it operates. In addition, the Company receives information from investment bankers and other intermediaries concerning businesses which are for sale.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical financial information for the Company and its subsidiaries for each of the five years in the period ended December 31, 1994. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition", and the Consolidated Financial Statements and related Notes that are included elsewhere in this Proxy Statement.

                    MICKELBERRY COMMUNICATIONS INCORPORATED
                            SELECTED FINANCIAL DATA

                          THREE MONTHS ENDED
                              MARCH 31,        AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 31,
                          -------------------- -----------------------------------------------------
                            1995       1994      1994       1993       1992       1991       1990
                          ---------  --------- ---------  ---------  ---------  ---------  ---------
                                            IN THOUSANDS (EXCEPT PER SHARE)
Revenues
Tangible products.......  $  25,720  $ 23,064  $ 106,637  $ 100,095  $  81,273  $  68,291  $  64,719
Services................      5,465     4,497     20,986     18,849     27,971     37,301     35,814
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
                          $  31,185  $ 27,561  $ 127,623  $ 118,944  $ 109,244  $ 105,592  $ 100,533
                          =========  ========  =========  =========  =========  =========  =========
Income
Tangible products.......      1,248       488  $   1,739  $   3,891  $   3,822  $   2,703  $   3,221
Services................        273       (62)     1,748        684      1,065      2,491      1,155
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
                              1,521       426      3,487      4,575      4,887      5,194      4,376
Unallocated amounts.....       (463)     (426)    (1,582)    (2,148)     2,779     (1,285)    (3,546)
Interest expense........       (483)     (492)    (1,990)    (2,172)    (2,083)    (2,235)    (2,629)
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 taxes..................        575      (492)       (85)       255      5,583      1,674     (1,799)
Income taxes (benefits).        230      (197)       (34)       101      2,233        670     (2,447)
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting...        345      (295)       (51)       154      3,350      1,004        648
Extraordinary item......                  --         --         --      (1,134)       --         --
Cumulative effect of
 change in accounting...        --        --         --         200        --         --         --
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $     345  $    295  $     (51) $     354  $   2,216  $   1,004  $     648
                          =========  ========  =========  =========  =========  =========  =========
Income (loss) per share
Primary
 Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting..  $     .06  $   (.05) $    (.02) $     .02  $     .55  $     .16  $     .10
Extraordinary item......        --        --         --         --        (.19)       --         --
Cumulative effect of
 change in accounting...        --        --         --         .03        --         --         --
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $     .06  $   (.05) $    (.02) $     .05  $     .36  $     .16  $     .10
                          =========  ========  =========  =========  =========  =========  =========
Fully diluted
 Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting..  $     .05  $   (.05) $    (.02) $     .02  $     .49  $     .16  $     .10
Extraordinary item......        --        --         --         --        (.16)       --         --
Cumulative effect of
 change in accounting...        --        --         --         .03        --         --         --
                          ---------  --------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $     .05  $   (.05) $    (.02) $     .05  $     .33  $     .16  $     .10
                          =========  ========  =========  =========  =========  =========  =========
Cash dividends per
 common share...........  $    .015  $   .015  $     .06  $     .06  $     .06  $     .06  $     .06
Cash dividends per
 preferred share........  $    .075  $   .075  $     .30  $     .30  $     .30  $     .30  $     .30
Total assets............  $ 104,693  $ 97,995  $ 100,456  $  97,242  $  88,631  $  85,378  $  79,528
Long term obligations...  $  20,113  $ 21,276  $  20,703  $  21,528  $  22,511  $  17,325  $  14,736
Total Equity............  $  35,056  $ 35,081  $  34,773  $  35,499  $  35,605  $  33,803  $  33,214
Ratio of earnings to
 fixed charges(1).......     219.05%        0%     96.17%    117.11%
Book value per share....  $    5.32  $   5.33  $    5.28  $    5.36  $    5.38  $    5.53  $    5.44

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings coverage represents the sum of income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest paid or accrued on indebtedness of the Company.

  During 1994 the Company recorded a $2.5 million charge to reduce certain inventory of the Excel Marketing Group to net realizable values. Also in 1994, a $1.0 million charge (of which the Company's share is $500,000) was recorded to adjust the inventory and allowance for returns of Excel Plus, Ltd. a company in which the Excel Group owns 50%. (See Note 2 of the Notes to Consolidated Financial Statements.)

  In 1993, the Company acquired the Excel Group of companies. (See Note 2.) During 1992, the Company sold Caribiner, Inc. (See Note 3.) Operating results for these businesses are included only for the periods during which the Company owned them. Effective January 1, 1993, the Company changed its method of accounting for income taxes and recorded a $200,000 effect on income. (See
Note 1.)

  Included in unallocated amounts are: for 1993, loss on an investment; for 1992, gain on sale of a business; and for 1991 adjustment to an investment. (See Notes 3 and 5.) In 1990, the Company recorded a $2.8 million loss on an investment which is included in unallocated amounts. Income for 1990 also includes a $2 million adjustment to tax liabilities.

  In 1992, as a result of retiring an issue of subordinated debentures, the Company recorded an extraordinary loss of $1,134,000.

  Total equity reflects asset values at historic cost or amortized historic cost where appropriate (e.g. for property, plant and equipment) (see Consolidated Balance Sheets and accompanying notes in the financial statements included elsewhere in this proxy statement). Book values per share are calculated based on total equity adjusted to include the conversion of the Convertible Debentures divided by the sum of outstanding Company Stock and the Company Common Stock deemed to have been issued upon conversion of the Convertible Debentures. Total equity and book value per share would change if the fair values of the Company's property, plant and equipment were different from amortized historic cost and such fair values were substituted for amortized historic cost in the Company's balance sheets. The Company did not have its property, plant and equipment appraised to determine what change, if any, in total equity and book value per share might result from such substitution of values. Nevertheless, the Company's management does not believe that the fair values of the Company's property, plant and equipment would differ materially from amortized historic cost. The reasons for management's belief are described below.

  The Company's property, plant and equipment at March 31, 1995 and December 31, 1994 are summarized as follows:

                                                MARCH 31, 1995 DECEMBER 31, 1994
                                                -------------- -----------------
                                                         (IN THOUSANDS)
   Leasehold improvements.....................     $  3,749        $  3,497
   Machinery and equipment....................       42,736          42,337
                                                   --------        --------
   Total historic cost........................       46,485          45,834
   Less accumulated depreciation and amortiza-
    tion......................................      (20,349)        (19,154)
                                                   --------        --------
   Amortized historic cost....................     $ 26,136        $ 26,680
                                                   ========        ========

  The balances of machinery and equipment at historic cost can be identified as printing and non-printing as follows:

                                                MARCH 31, 1995 DECEMBER 31, 1994
                                                -------------- -----------------
                                                         (IN THOUSANDS)
   Printing...................................     $ 37,710        $ 37,501
   Non-printing...............................        5,026           4,836
                                                   --------        --------
                                                   $ 42,736        $ 42,337
                                                   ========        ========

  As disclosed above, the Company's property, plant and equipment consists of leasehold improvements, printing equipment and equipment for non-printing businesses. The Company does not own any real property.

  The Company's management has determined in its reasonable judgment that, as a general rule, the fair value of leasehold improvements and non-printing equipment would not exceed amortized historic cost. Leasehold improvements are attached to the leased property and cannot be sold separate and apart from the leased property. In most instances any value of the improvements becomes the property of the landlord.

  Non-printing equipment consists of furniture and office equipment including computer and other electronic data processing and communication devices. Although valuable to the ongoing businesses, these assets have limited demand on the resale market.

  The Company's printing machinery and equipment is of high quality and well maintained. However, the market for used printing equipment has been and remains soft. The printing industry is experiencing a consolidation which has resulted in a surplus of equipment available for sale. Accordingly, the Company's management does not believe that the fair value of the Company's printing machinery and equipment would exceed amortized cost.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                      OPERATIONS AND FINANCIAL CONDITION

RESPONSIBILITY FOR FINANCIAL STATEMENTS

  Management has prepared and is responsible for the consolidated financial statements and related financial information included in this report. These financial statements were prepared in accordance with generally accepted accounting principles which are consistently applied and appropriate in the circumstances. The statements necessarily include amounts based on management's best judgment and estimates.

  The Company maintains accounting and other control systems, including internal audits of its subsidiary operations to provide reasonable assurance that assets are safeguarded and that the books and records reflect the authorized transactions of the Company. Underlying the concept of reasonable assurance is the premise that the cost of control should not exceed the benefit. Management believes that the Company's accounting and other control systems appropriately recognize this cost/benefit relationship.

  The Company's independent accountants, KPMG Peat Marwick, LLP, provide an independent objective assessment of the degree to which management meets its responsibility for fairness in financial reporting. They evaluate the Company's system of internal accounting control in determining the nature and extent of audit tests and perform such tests and other procedures as they deem necessary to reach and express an opinion on the financial statements. The report of KPMG Peat Marwick appears on page F-2.

  The Audit Committee of the Board is responsible for reviewing and monitoring the Company's financial reports and accounting practices. The Audit Committee, consisting of three non-management directors, meets to discuss audit and financial reporting matters with representatives of management, the internal auditor and the independent accountants. The internal auditor and the independent accountants have direct access to the Audit Committee.

GENERAL

  The Company's financial statements reflect the acquisition of a business, the sale of a business, write-down of an investment, accounting changes and an extraordinary item. (See Notes 2, 3, 4, 5, 7 and 13 of the Notes to Consolidated Financial Statements.) These transactions affect the comparability of the financial statements presented.

RESULTS OF OPERATIONS

  Consolidated revenues were $31.2 million in the first quarter of 1995, a 13% increase over the $27.6 million of revenues recorded in the first quarter of 1994. Revenue increased in both the advertising and promotion and printing segments representing, for each segment, greater volume of business.

  Equity in pre tax earnings of Excel Plus, the Excel Marketing Group's European joint venture was a loss of $127,000 in the first quarter of 1995 compared with a break-even in 1994.

  Operating income was $892,000 in the first quarter of 1995 compared with a loss of $158,000 in 1994. The improvement in operating income results from the increased volume of business mentioned above, better margins in the printing business and reduced losses for the Excel Marketing Group. The Excel Marketing Group lost money in both the first quarter of 1995 and 1994. These losses include the Group's equity in the earnings (loss) of Excel Plus. The losses are lower in 1995 since a smaller portion of the business relates to supermarket continuity programs.

  Pre tax income was a profit of $575,000 for the first quarter of 1995 compared with a loss of $492,000 in 1994. The improvement in pre tax income mirrors the improvement in operating income discussed above.

 Consolidated

  Consolidated revenues were $127.6 million in 1994, an increase of $8.7 million over 1993 revenues of $118.9 million. The Excel Marketing Group, was acquired in 1993, and included in operating results for 10 months. Comparing 1994 and 1993 revenues by including a full year's operations for Excel in 1993, revenues would have increased by $4.7 million in 1994. Most of this increase results from higher revenues in the advertising and promotion segment.

  Revenues were $118.9 million in 1993, an increase of $9.7 million over 1992 revenues of $109.2 million. Excluding the Excel Marketing Group and Caribiner, Inc., which was sold in 1992, revenues were $99.4 million in 1993, and $101.6 million in 1992. The $2.2 million decline in revenues in 1993 principally reflects lower revenues in the advertising and promotions segment.

  Operating income was $1.2 million in 1994 and $2.7 million in 1993. Adjusting to include Excel for all of 1993, operating income would have been $2.6 million. The decline in operating income in 1994 results from poor performance for the Excel Group which lost $3.6 million as compared with a break-even in 1993.

  Operating income was $2.7 million in 1993 and 1992. Excluding the operations of the Excel Group in 1993 and Caribiner in 1992, operating income was $2.7 million in 1993 and $2.4 million in 1992. This increase results from slightly improved margins in the printing segment.

  See below for a discussion of operating results by industry segment.

  Income (loss) before taxes, extraordinary item and cumulative effect of change in accounting principle was a loss of $85,000 in 1994 and income of $255,000 in 1993. This decline in pretax results includes the reduction in operating income discussed above, partially offset by an improvement in other income and expense. In 1993, other expense reflected the write-down of an investment in a company engaged in the record industry. See Note 5 of the Notes to Consolidated Financial Statements.

  Income before taxes, extraordinary item and change in accounting principle was $255,000 in 1993 and $5.6 million in 1992. The principal reasons for this decrease in pretax income are a decrease in investment income, an increase in other expenses and the $3.2 million gain on the sale of Caribiner recognized in 1992. The decrease in investment income results from a one-time gain on the sale of a temporary investment in 1992. The increase in other expenses reflects the write-down of an investment in a record company.

  See Note 13 of the Notes to Consolidated Financial Statements for an analysis of income tax provisions for the years 1994, 1993 and 1992.

  As of January 1, 1994, the Company changed its method of accounting for temporary investments in order to comply with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). Pursuant to SFAS 115, in 1994 an unrealized loss on certain investments was recognized via an adjustment to stockholders' equity. This adjustment did not affect net income. For 1993 and 1992, the Company accounted for these investments at the lower of cost or market with any resulting adjustments included in net income. See Note 7 of the Notes to Consolidated Financial Statements.

  Effective January 1, 1993, the Company changed its method of accounting for income taxes. In connection with this change, $200,000 of income, representing the cumulative effect of this change as of that date, was recorded. See Note 13 of the Notes to Consolidated Financial Statements.

  In 1992, the Company retired the remaining balance of its issue of 11.5% Subordinated Debentures resulting in an extraordinary loss of $1.1 million. See Note 4 of the Notes to Consolidated Financial Statements.

 By Industry Segment

  Note 15, Business Segment Information, of the Notes to Consolidated Financial Statements shows revenues and income before taxes for each of the Company's industry segments for the three years ended December 31, 1994. Income amounts include investment income and other expense and income in the industry segment to which they apply but exclude equity in income or loss of an affiliated company.

  Revenues for the advertising and promotion segment were $46.4 million in 1994 an increase of $8.1 million over 1993. Adjusting 1993 revenues to include a full year for the Excel Marketing Group, revenues increased by $4.1 million in 1994. This increase reflects greater advertising expenditures by clients of the Company's advertising subsidiaries and sales growth for the Farberware flatware and dinnerware products at Excel.

  For this segment, revenues increased to $38.4 million in 1993 from $28 million in 1992. Excluding the Excel Marketing Group and Caribiner, revenues were $18.8 million in 1993 and $20.3 million in 1992. This reduction results from a decrease in sweepstakes prizes, in the sales promotion business.

  In 1994, the advertising and promotion segment recognized a pretax loss of $876,000 as compared with profit of $613,000 in 1993. Excluding the effects of investment and other income but including the Company's equity in earnings and loss of an affiliated Company, the segment lost $2.1 million in 1994 and earned $547,000 in 1993. This significant change results from operations at the Excel Marketing Group.

  During 1994, Excel's traditional dinnerware continuity promotions suffered from a lack of consumer and retailer interest. In an attempt to revive these programs, the Company entered into an agreement to sell licensed products in connection with the promotions. The licensed products promotions were not successful.

  The Excel Group's joint venture in Europe, Excel Plus Ltd., also experienced difficult market conditions in 1994 and recognized a loss for the period. For both its US and European operations the Company recorded adjustments to inventory values and to the allowance for returns. See Note 2 of the Notes to Consolidated Financial Statements. In March 1995, the Company was informed by the other 50% owner of Excel Plus Ltd. that it may want to terminate the joint venture agreement. The Company is engaged in discussions with the other owner as to the liquidation of assets and liabilities as well as the future of the joint venture. Management does not believe that resolution of the uncertainty regarding this joint venture will have a material effect on the Company.

  The inclusion of the results of the Excel Marketing Group for 10 months in 1993 did not materially affect the comparability of pretax income between 1994 and 1993.

  Pretax income in the advertising and promotion segment was $.6 million in 1993 and $1.1 million in 1992. Excluding the Excel Marketing Group, Caribiner and the effects of investment income and other income and expense, income was $.5 million in 1993 and $.6 million in 1992.

  In the printing segment, revenues were $81.2 million in 1994 as compared with $80.6 million in 1993. This modest increase in revenues reflects a continuing softness in the market for high quality commercial printing. In addition, in 1994 the Company installed two finishing lines at its St. Petersburg, Florida facility and dismantled a web press at the Clifton, New Jersey plant. During the periods when this work was being performed, productive capacity was reduced.

  Revenues were $80.6 million in 1993 as compared with $81.3 million in 1992. This decline reflects a soft market. Pricing was extremely competitive since there was excess printing capacity in the market.

  Income for the printing segment was $5.3 million in 1994 and $4.0 million in 1993. Investment income and other income and expense had no effect on these amounts. The improvement in earnings in 1994 includes better pricing and more efficient production. It also reflects an adjustment to a self insured medical reserve and inventory profits recognized when paper prices increased dramatically in the second half of the year.

  Income for the segment was $4.0 million in 1993 and $3.8 million in 1992. Investment income and other income and expense had no effect on these amounts. The slight increase in income in 1993 results from improvements in production efficiencies in the Company's St. Petersburg, Florida facility.

FINANCIAL CONDITION

  The Company's financial position as of March 31, 1995 is shown in the unaudited Consolidated Balance Sheets. The major change in the Company's financial condition at March 31, 1995 compared to December 31, 1994 is the increase in non cash working capital and a corresponding decrease in cash and temporary investments. Inventory balances increased by $7.8 million during the first quarter. These increases were principally in the printing segment and result from increased business in printing corporate annual reports.

  As of March 31, 1995 the Company had not yet borrowed money to finance the additions to property, plant and equipment made in 1994. The Company expects to finance these additions which will increase cash and temporary expenditures by about $5 million.

  The Company's financial position as of December 31, 1994 and 1993 is shown in the Consolidated Balance Sheets. Note 15, Business Segment Information, discloses identifiable assets by industry segment. The Consolidated Statements of Cash Flows for the three years ended December 31, 1994 shows increases and decreases in cash resulting from operating, investing and financing activities.

 Liquidity

  The Company had cash and temporary investments of $9.4 million at December 31, 1994, compared with $13.2 million at the end of 1993. The decline in cash and temporary investments in 1994 results from payments made for additions to property, plant and equipment. The Company expects to borrow money to finance some of these expenditures, bringing cash and temporary investments balances back to the year-end 1993 level. After completing this financing, cash and temporary investments will exceed the current needs of ongoing operations. It is management's intention to invest these funds in new businesses or to expand existing subsidiaries. The Company may also use some of the cash and temporary investments to fund a proposed merger transaction. See Note 17 of the Notes to Consolidated Financial Statements.

  Working capital was $18.1 million at December 31, 1994, compared with $21.9 million at December 31, 1993. The Company's working capital balances and ratios are affected by its advertising businesses. The full amounts of an advertising agency's receivables and payables are recorded as assets and liabilities while only the commission portion of the billings is shown as revenues. The Excel Group uses a line of credit to finance the acquisition of flatware and dinnerware inventories.

 Capital Reserves

  The Company's advertising and promotion segment is not capital intensive, but the printing segment does require a continuing expansion and upgrading of equipment. The Company's capital needs for these existing businesses are satisfied through operations. In addition, equipment acquisitions can be arranged through many sources of debt or lease financing.

  Long-term debt was 37% and 38% of the Company's total capitalization as of December 31, 1994 and 1993, respectively.

  The Company was committed to acquire $1.7 million of property, plant and equipment at December 31, 1994. The Company expects to finance these expenditures with loans secured by the equipment.

INFLATION

  Inflation has influenced the Company's financial position and operations. Some of the revenues reflected in the Consolidated Statements of Income are simply higher prices and do not represent increased activity. These revenues are, to a degree, offset by increased expenses which also simply reflect higher costs. Depreciation expense, however, is not adjusted currently to reflect increased equipment costs. Since much of the Company's equipment is relatively new, the potential distortion to depreciation expense is not significant. It has been the Company's experience that new equipment incorporates productivity savings which offset increased depreciation costs.

                 BENEFICIAL OWNERSHIP OF SHARES OF THE COMPANY

  The following table sets forth to the best of the Company's knowledge, the beneficial ownership of voting securities, as of March 13, 1995, with respect to (i) each person or group known to the Company to own more than 5% of the outstanding Shares and (ii) each director and executive officer of the Company. Unless otherwise indicated in the footnotes following the table, the person as to whom the information is given has sole voting and investment power over the Shares indicated as beneficially owned.

  Each person listed below is a citizen of the United States. Unless otherwise indicated, the business address of each person listed below is 405 Park Avenue, New York, New York 10022.

                                                                             PERCENTAGE OF
     TITLE OF CLASS         NAME OF BENEFICIAL OWNER     NUMBER OF SHARES(1)     CLASS
     --------------         ------------------------     ------------------- -------------
Common Stock............ James C. Marlas                      3,826,903(2)       55.3%
                         Lindner Dividend Fund                1,302,588(3)       18.1%
                          7711 Carondelet Avenue
                          P.O. Box 16900
                          St. Louis, MO 63105
                         Dimensional Fund Advisors, Inc.        362,250           6.2%
                          1299 Ocean Avenue
                          Suite 650
                          Santa Monica, CA 90401
                         George Kane                             89,997(4)        1.3%
                         Bernard S. White                        44,102(5)          *
                         Gregory J. Garville                     36,325(6)          *
                         C. Gordon Murphy                        12,000(7)          *
                         Frank Stillo                            11,250(8)          *
                         Robert Garrett                          11,070(9)          *
                         Mel Gordon                              10,400(10)         *
                         John C. Mickle                          10,600(11)         *
                         Fred T. Pugliese                        13,583(12)         *
Preferred Stock......... Karla Davis                             14,472             6%
                          4033 Santa Barbara
                          Dallas, TX 75214
                         Catherine Neuhoff Dickson               21,400           8.8%
                          2645 Vista Del Arroyo
                          San Angelo, TX 76904
                         Henry Neuhoff III                       15,793           6.5%
                          12008 Fieldwood Lane
                          Dallas, TX 74234
                         Robert Vincent Neuhoff                  15,919           6.6%
                          4710 Dorset Road
                          Dallas, TX 75229

--------
 (1) Unless noted otherwise all shares presented are beneficially owned by the listed owners in terms of both voting and investment power.

 (2) 1,974,065 of these shares are held in the name of Union Capital Corporation, of which Mr. Marlas is the sole stockholder. Mr. Marlas is the holder of $4,200,000 in principal amount of the Company's 8% Convertible Subordinated Debentures due May 2002. The convertible subordinated debentures are convertible into the Company's Common Stock, par value $1, at any time at a price of $4.25 per share. Accordingly, 988,235 of the shares beneficially owned represent the shares which may be acquired upon conversion of those debentures. An additional 50,000 shares represent exercisable options (which were granted in 1992 under the Company's 1981 Incentive Stock Option Plan), and 203,000 shares represent shares held for Mr. Marlas' benefit in qualified retirement plans.
 (3) Lindener Dividend Fund, Inc. is the beneficial owner of $5,536,000 in principal amount of the Company's 8% Convertible Subordinated Debentures due May 2002. Accordingly, all of the Shares beneficially owned represent the shares which may be acquired upon conversion of those debentures.
 (4) includes 32,500 exercisable options.
 (5) includes 10,000 exercisable options.
 (6) includes 30,000 exercisable options.
 (7) includes 10,000 exercisable options.
 (8) includes 10,000 exercisable options.
 (9) includes 10,000 exercisable options.
(10) includes 10,000 exercisable options.
(11) includes 10,000 exercisable options.
(12) includes 9,000 exercisable options.
  * Less than one percent.

  The following table sets forth to the best of the Company's knowledge, any purchases of Company Stock made by the Company or any affiliate since January 1, 1993:

                                                                              PRICE/  AVERAGE
DATE OF                                               IDENTITY                 PER    PURCHASE
FILING   FORM # SECURITY  DATE        TYPE          OF PURCHASER     # SHARES SHARE    PRICE
-------  ------ -------- -------      ----          ------------     -------- ------  --------
 8.2.94     4    Common   7.5.94 Direct Purchase Mr. James C. Marlas    500   $2.50    $2.438
                 Common  7.11.94 Direct Purchase Mr. James C. Marlas   4000    2.375    2.438
                 Common  7.13.94 Direct Purchase Mr. James C. Marlas   1000    2.50     2.438
                 Common  7.15.94 Direct Purchase Mr. James C. Marlas    200    2.50     2.438
                 Common  7.18.94 Direct Purchase Mr. James C. Marlas    100    2.50     2.438
                 Common  7.19.94 Direct Purchase Mr. James C. Marlas   3000    2.50     2.438
7.11.94     4    Common  6.20.94 Direct Purchase Mr. James C. Marlas   2000    2.50     2.688
                 Common  6.21.94 Direct Purchase Mr. James C. Marlas   2500    2.50     2.688
 6.8.94     4    Common  5.26.94 Direct Purchase Mr. James C. Marlas   1600    2.50     2.688

                     CERTAIN TRANSACTIONS IN COMPANY STOCK

  During the past 60 days, no transactions in Company Stock were effected by the persons named in the table set forth above.

                              PROXY SOLICITATION

  Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by uses of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of the Company Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. MacKenzie Partners, Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $4,000 plus reasonable out-of-pocket expenses.

               CURRENT INFORMATION: DELISTING AND DEREGISTRATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other documents and information with the Commission. The Company officers, directors and principal shareholders are also presently subject to certain filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information, as well as the aforementioned Schedule 13E-3, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at Room 3190, Kuczynsky Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates by mail addressed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange, and such material and other information can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

  After the Effective Time, the Company Common Stock will be delisted from the New York Stock Exchange, registration of the Company Common Stock under the Exchange Act will terminate and the Company will cease filing reports with the Commission. Moreover, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and 10% shareholders will be relieved of the reporting requirements and "short-swing" trading liability under Section 16 of the Exchange Act.

                             INDEPENDENT AUDITORS

  Representatives of KPMG Peat Marwick, LLP, the Company's independent auditors, are expected to be present at the Special Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

                         FUTURE SHAREHOLDER PROPOSALS

  If the Merger is not consummated, any shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at future Annual Meetings of Shareholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting has not yet been determined. If the Merger is not consummated, the Company will inform holders of the Company Common Stock of the date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders.

                                OTHER BUSINESS

  The Board does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the shareholders they represent in accordance with their best judgment.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Unaudited Financial Statements:
  Consolidated Balance Sheets at March 31, 1995 and 1994..................  F-2
  Consolidated Statements of Income for the three months ended March 31,
   1995 and 1994..........................................................  F-3
  Consolidated Statement of Stockholders' Equity for the three months ended March 31, 1995...................................................  F-4
  Consolidated Statement of Cash Flows for the three months ended March
   31, 1995 and 1994......................................................  F-5
  Notes to Consolidated Financial Statements..............................  F-6
Audited Financial Statements:
  Report of Independent Accountants.......................................  F-8
  Consolidated Balance Sheets.............................................  F-9
  Consolidated Statements of Income....................................... F-10
  Consolidated Statements of Stockholders' Equity......................... F-11
  Consolidated Statements of Cash Flows................................... F-12
  Notes to Consolidated Financial Statements.............................. F-13
  Excel Plus Limited Financial Statements................................. F-25
Other:
  Quarterly Data.......................................................... F-37
  Pro Forma Financial Data................................................ F-38
  Condensed Consolidated Balance Sheet (Unaudited)........................ F-39
  Condensed Consolidated Statement of Income (Unaudited).................. F-40
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
   Statements............................................................. F-41

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                         MARCH 31,  DECEMBER 31,
                                                           1995         1994
                                                         ---------  ------------
                                                              IN THOUSANDS
                                                         (EXCEPT SHARES AND PAR
                                                                VALUES)
Assets
  Current assets
  Cash.................................................. $    157     $  1,596
  Temporary investments.................................    4,380        7,759
  Receivables, less allowances for doubtful accounts and
   returns--$4,285
   (1994--$5,260).......................................   34,648       32,701
  Inventories...........................................   27,864       20,045
                                                         --------     --------
    Total current assets................................   67,049       62,101
  Intangibles--net......................................   10,946       11,152
  Property, plant and equipment--net....................   26,136       26,680
  Other.................................................      562          523
                                                         --------     --------
                                                         $104,693     $100,456
                                                         ========     ========
Liabilities
  Current liabilities
  Accounts payable...................................... $ 23,467     $ 16,479
  Notes payable.........................................    8,537        9,180
  Accrued liabilities...................................   11,040       13,222
  Income taxes payable..................................    2,927        2,614
  Current portion of long-term debt.....................    2,615        2,547
                                                         --------     --------
    Total current liabilities...........................   48,586       44,042
  Deferred income taxes.................................      938          938
  Long-term debt........................................   20,113       20,703
Stockholders' equity
  Preferred stock, par value $1--5,000,000 shares
   authorized; 242,000 shares issued (minimum
   liquidation preference $727).........................      242          242
  Common stock, par value $1--20,000,000 authorized;
   5,878,000 shares issued..............................    5,878        5,878
  Capital...............................................    2,157        2,157
  Retained earnings.....................................   27,029       26,790
  Cumulative foreign currency translation adjustment....      (54)         (56)
  Unrealized holding gain (loss)........................     (196)        (238)
                                                         --------     --------
    Total stockholders' equity..........................   35,056       34,773
                                                         --------     --------
                                                         $104,693     $100,456
                                                         ========     ========

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                     CONSOLIDATED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                                                1ST QUARTER
                                                              ----------------
                                                               1995     1994
                                                              -------  -------
                                                               IN THOUSANDS
                                                                (EXCEPT PER
                                                                  SHARE)
Revenues
  Tangible products.......................................... $25,720  $23,064
  Services...................................................   5,465    4,497
                                                              -------  -------
                                                               31,185   27,561
Equity in pre-tax earnings (loss of affiliated company)......    (127)     --
Costs and expenses
  Cost of revenues
  Tangible products..........................................  19,883   18,256
  Services...................................................   4,880    4,207
  Selling and administrative.................................   5,403    5,256
                                                              -------  -------
                                                               30,166   27,719
                                                              =======  =======
Operating income (loss)......................................     892     (158)
Other expense (income)
  Interest expense...........................................     483      492
  Investment income..........................................    (127)    (148)
  Other--net.................................................     (39)     (10)
                                                              -------  -------
                                                                  317      334
                                                              -------  -------
Income (loss) before taxes...................................     575     (492)
Income taxes (benefit).......................................     230     (197)
Net income (loss)............................................ $   345  $  (295)
                                                              =======  =======
Income (loss) per common share
Primary:
  Net income (loss)..........................................    0.06    (0.05)
                                                              -------  -------
Fully diluted:
  Net income (loss)..........................................    0.05    (0.05)
                                                              -------  -------
  Dividends per common share................................. $ 0.015  $ 0.015
                                                              =======  =======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                                                                    CUMULATIVE
                                        COMMON   CAPITAL              FOREIGN   UNREALIZED  TOTAL
                           PREFERRED    STOCK   IN EXCESS            CURRENCY    HOLDING    STOCK-
                             STOCK,      PAR     OF PAR   RETAINED  TRANSLATION    GAIN    HOLDERS'
                          PAR VALUE $1 VALUE $1   VALUE   EARNINGS  ADJUSTMENT    (LOSS)    EQUITY
                          ------------ -------- --------- --------  ----------- ---------- --------
                                                        IN THOUSANDS
Balance at December 31,
 1994...................      $242      $5,878   $2,157   $26,790      $(56)      $(238)   $34,773
Net Income..............       --          --       --        345       --          --         345
Cash Dividends..........       --          --       --       (106)      --          --        (106)
Translation adjustments.       --          --       --        --          2         --           2
Change in market value
 of available-for-sale
 securities (net of
 tax)...................       --          --       --        --        --           42         42
Balance at March 31,
 1995...................      $242      $5,878   $2,157   $27,029      $(54)      $(196)   $35,056
                              ====      ======   ======   =======      ====       =====    =======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                                                1995     1994
                                                               -------  -------
                                                                IN THOUSANDS
OPERATING ACTIVITIES
Net Income (loss)............................................. $   345  $  (295)
Adjustments to reconcile net income to net cash:
  Depreciation................................................   1,195    1,050
  Amortization................................................     209      212
  Net change in:
    Accounts receivable.......................................  (1,947)   1,425
    Inventories...............................................  (7,819)  (2,796)
    Accounts payable..........................................   6,988    2,568
    Accrued liabilities.......................................  (2,182)    (974)
    Income taxes..............................................     313     (186)
    Notes payable to bank.....................................    (643)    (189)
                                                               -------  -------
      Net increase (decrease) from operating activities.......  (3,541)   1,193
                                                               -------  -------
INVESTING ACTIVITIES
Net change in temporary investments...........................   3,421    2,124
Expenditures for property, plant and equipment................    (651)  (1,857)
Expenditures for intangibles..................................     --       (34)
Other.........................................................     (39)     296
                                                               -------  -------
      Net increase (decrease) from investing activities.......   2,731      529
                                                               -------  -------
FINANCING ACTIVITIES
Principal payments for debt...................................    (525)    (430)
Dividends paid................................................    (106)    (106)
                                                               -------  -------
      Net increase (decrease) from financing activities.......    (631)    (536)
                                                               -------  -------
Effect of exchange rate changes on cash.......................       2       15
                                                               -------  -------
Net increase (decrease) in cash...............................  (1,439)   1,201
Cash at beginning of year.....................................   1,596)     460
                                                               -------  -------
Cash at end of period.........................................     157  $ 1,661
                                                               =======  =======

                          MICKELBERRY COMMUNICATIONS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  1. In the opinion of the Company's management, the financial statements reflect all adjustments necessary to a fair statement of the results for the interim periods presented.

  2. The results of operations for the three months ended March 31, 1995 and 1994 are not necessarily indicative of the results to be expected for the full year.

  3. Inventories at March 31, 1995 and December 31, 1994 consist of:

                                                                  1995    1994
                                                                 ------- -------
                                                                  IN THOUSANDS
     Finished goods............................................. $ 9,503 $ 8,761
     Work-in-process............................................  12,943   7,166
     Raw materials..............................................   5,418   4,118
                                                                 ------- -------
                                                                 $27,864 $20,045
                                                                 ======= =======

  4. Intangibles and Property, Plant and Equipment

  Intangibles: Intangibles at March 31, 1995 and December 31, 1994 are valued at cost and consist of:

                                                              1995     1994
                                                             -------  -------
                                                              IN THOUSANDS
     Costs in excess of net tangible assets of businesses
      acquired.............................................. $15,746  $15,746
     Less accumulated amortization..........................  (4,800)  (4,594)
                                                             -------  -------
                                                             $10,946  $11,152
                                                             =======  =======

  Property, Plant and Equipment: Property, plant and equipment at March 31, 1995 and December 31, 1994 are valued at cost and consist of:

                                                               1995      1994
                                                             --------  --------
                                                               IN THOUSANDS
     Leasehold improvements................................. $  3,749  $  3,497
     Machinery and equipment................................   42,736    42,337
                                                             --------  --------
                                                               46,485    45,834
     Less accumulated depreciation and amortization.........  (20,349)  (19,154)
                                                             --------  --------
                                                             $ 26,136  $ 26,680
                                                             ========  ========

  5. Consolidated statements of Cash Flows

  The following is supplemental information regarding cash flows:

                                                                   1995   1994
                                                                  ------ ------
                                                                  IN THOUSANDS
     Cash paid during the period for:
     Interest.................................................... $  283 $  309
     Income taxes................................................ $   56 $  103

  6. Equity in Affiliated Company

  The Excel Marketing Group, a wholly owned subsidiary of the Company, owns a 50% interest in Excel Plus Ltd., a company engaged in dinnerware and other product promotions in Europe. The Company accounts

                          MICKELBERRY COMMUNICATIONS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) for Excel Plus under the equity methods and records its share of Excel Plus' income or loss before taxes as a separate item in the Consolidated Statements of Income. The Company's share of Excel Plus' income tax expense is included in the consolidated provision for income taxes.

  Summarized financial information of Excel Plus is as follows:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1994
                                                          --------- ------------
                                                               IN THOUSANDS
     Current assets......................................  $ 4,771    $ 6,418
     Non current assets..................................       60         52
                                                           -------    -------
                                                           $ 4,831    $ 6,470
                                                           =======    =======
     Current liabilities.................................  $ 6,235    $ 7,617
     Non current liabilities.............................      --         --
     Equity..............................................   (1,404)    (1,147)
                                                           -------    -------
                                                           $ 4,831    $ 6,470
                                                           =======    =======
                                                               1ST QUARTER
                                                          ----------------------
                                                            1995        1994
                                                          --------- ------------
     Revenues............................................  $ 1,962    $ 1,245
     Costs and expenses..................................    2,216      1,245
                                                           -------    -------
     Income (loss) before taxes..........................     (254)       --
     Income taxes (benefit)..............................      --         --
                                                           -------    -------
     Net income (loss)...................................  $  (254)   $   --
                                                           =======    =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Mickelberry Communications Incorporated

  We have audited the accompanying consolidated balance sheets of Mickelberry Communications Incorporated and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended December 31, 1994. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as of and for the three years ended December 31, 1994 as listed in the index on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mickelberry Communications Incorporated and subsidiaries as of December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

  As discussed in Notes 1 and 13 to the consolidated financial statements, in 1993 Mickelberry Communications Incorporated changed its method of accounting for income taxes.

New York, New York
February 24, 1995, except for
 Notes 2 and 17, as to which
 the date is March 21, 1995

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                  IN THOUSANDS (EXCEPT SHARES AND PAR VALUES)

                                                               1994     1993
                                                             --------  -------
ASSETS
Current assets
  Cash...................................................... $  1,596  $   460
  Temporary investments.....................................    7,759   12,722
  Receivables, less allowances for doubtful accounts and
   returns $5,260
   (1993--$3,050)...........................................   32,701   30,832
  Inventories...............................................   20,045   16,931
                                                             --------  -------
    Total current assets....................................   62,101   60,945
Intangibles--net............................................   11,152   11,944
Property, plant and equipment--net..........................   26,680   22,421
Other.......................................................      523    1,932
                                                             --------  -------
                                                             $100,456  $97,242
                                                             ========  =======
LIABILITIES
Current liabilities
  Accounts payable.......................................... $ 16,479  $15,712
  Notes payable.............................................    9,180    6,901
  Accrued liabilities.......................................   13,222   11,832
  Income taxes payable......................................    2,614    2,624
  Current portion of long-term debt.........................    2,547    1,926
                                                             --------  -------
    Total current liabilities...............................   44,042   38,995
Deferred income taxes.......................................      938    1,220
Long-term debt..............................................   20,703   21,528
Stockholders' equity
  Preferred stock, par value $1--5,000,000 shares
   authorized; 242,000 shares issued (minimum liquidation
   preference $727).........................................      242      242
  Common stock, par value $1--20,000,000 shares authorized;
   5,878,000 shares issued (5,876,000 in 1993)..............    5,878    5,876
  Capital in excess of par value............................    2,157    2,154
  Retained earnings.........................................   26,790   27,266
  Cumulative foreign currency translation adjustment........      (56)     (39)
  Unrealized holding gain (loss)............................     (238)     --
                                                             --------  -------
    Total stockholders' equity..............................   34,773   35,499
                                                             --------  -------
                                                             $100,456  $97,242
                                                             ========  =======

                See Notes to Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

                      YEARS ENDED DECEMBER 31, 1994, 1993
                    AND 1992 IN THOUSANDS (EXCEPT PER SHARE)

                                                   1994      1993      1992
                                                 --------  --------  --------
Revenues
  Tangible products............................. $106,637  $100,095  $ 81,273
  Services......................................   20,986    18,849    27,971
                                                 --------  --------  --------
                                                  127,623   118,944   109,244
Equity in pre-tax income (loss) of affiliated
 company........................................     (907)      124       --
Costs and expenses
Cost of revenues
  Tangible products (includes rent paid to a
   related party: $980 in 1994, $862 in 1993 and
   $478 in 1992)................................   85,089    79,443    66,791
  Services......................................   17,807    16,695    22,278
  Selling and administrative....................   22,668    20,232    17,492
                                                 --------  --------  --------
                                                  125,564   116,370   106,561
                                                 --------  --------  --------
Operating income................................    1,152     2,698     2,683
Other expense (income)
  Interest expense..............................    1,990     2,172     2,083
  Investment income.............................     (631)     (759)   (1,780)
  Gain on sale of business......................      --        --     (3,170)
  Other--net....................................     (122)    1,030       (33)
                                                 --------  --------  --------
                                                    1,237     2,443    (2,900)
                                                 --------  --------  --------
Income (loss) before taxes (benefit),
 extraordinary item and cumulative effect of
 change in accounting principle.................      (85)      255     5,583
Income taxes (benefit)..........................      (34)      101     2,233
                                                 --------  --------  --------
Income (loss) before extraordinary item and
 cumulative effect of change in accounting
 principle......................................      (51)      154     3,350
Extraordinary item--loss on extinguishment of
 debt...........................................      --        --     (1,134)
Cumulative effect of change in accounting for
 income taxes...................................      --        200       --
                                                 --------  --------  --------
  Net income (loss)............................. $    (51) $    354  $  2,216
                                                 ========  ========  ========
Income (loss) per common share
Primary:
  Income (loss) before extraordinary item and
   cumulative effect of change in accounting
   principle.................................... $   (.02) $    .02  $    .55
  Extraordinary item............................      --        --       (.19)
  Cumulative effect of change in accounting
   principle....................................      --        .03       --
                                                 --------  --------  --------
  Net income (loss)............................. $   (.02) $    .05  $    .36
                                                 ========  ========  ========
Fully diluted:
  Income (loss) before extraordinary item and
   cumulative effect of change in accounting
   principle.................................... $   (.02) $    .02  $    .49
  Extraordinary item............................      --        --       (.16)
  Cumulative effect of change in accounting
   principle....................................      --        .03       --
                                                 --------  --------  --------
  Net income (loss)............................. $   (.02) $    .05  $    .33
                                                 ========  ========  ========
  Dividends per common share.................... $    .06  $    .06  $    .06
                                                 ========  ========  ========
Number of shares used to calculate earnings per
 share
  Primary.......................................    5,876     5,914     5,941
  Fully diluted.................................    5,876     5,914     7,263

                See Notes to Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                    CUMULATIVE
                                        COMMON   CAPITAL              FOREIGN   UNREALIZED
                           PREFERRED    STOCK,  IN EXCESS            CURRENCY    HOLDING       TOTAL
                             STOCK,      PAR     OF PAR   RETAINED  TRANSLATION    GAIN    STOCKHOLDERS'
                          PAR VALUE $1 VALUE $1   VALUE   EARNINGS  ADJUSTMENT    (LOSS)      EQUITY
                          ------------ -------- --------- --------  ----------- ---------- -------------
                                                          IN THOUSANDS
Balance at 12/31/91.....      $242      $5,870   $2,146   $25,545      $ --       $ --        $33,803
Net income..............       --          --       --      2,216        --         --          2,216
Cash dividends..........       --          --       --       (425)       --         --           (425)
Stock options exercised.       --            5        6       --         --         --             11
                              ----      ------   ------   -------      -----      -----       -------
Balance at 12/31/92.....       242       5,875    2,152    27,336        --         --         35,605
Net income..............       --          --       --        354        --         --            354
Cash dividends..........       --          --       --       (424)       --         --           (424)
Stock options exercised.       --            1        2       --         --         --              3
Translation adjustments.       --          --       --        --         (39)       --            (39)
                              ----      ------   ------   -------      -----      -----       -------
Balance at 12/31/93.....       242       5,876    2,154    27,266        (39)       --         35,499
Effect of change in
 accounting for
 available for-sale
 securities (net of
 tax)...................       --          --       --        --         --          57            57
Net income..............       --          --       --        (51)       --         --            (51)
Cash dividends..........       --          --       --       (425)       --         --           (425)
Stock options exercised.       --            2        3       --         --         --              5
Translation adjustments.       --          --       --        --         (17)       --            (17)
Change in market value
 of available-for-sale
 securities (net of
 tax)...................       --          --       --        --         --        (295)         (295)
                              ----      ------   ------   -------      -----      -----       -------
Balance at 12/31/94.....      $242      $5,878   $2,157   $26,790      $ (56)     $(238)      $34,773
                              ====      ======   ======   =======      =====      =====       =======

For each of the three years ended December 31, 1994, 1993 and 1992, dividends paid on common stock were $.06 per share and on preferred stock were $.30 per share. See Notes to Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                    1994     1993      1992
                                                   -------  -------  --------
                                                         IN THOUSANDS
Operating activities
Net income (loss)................................. $   (51) $   354  $  2,216
Adjustments to reconcile net income (loss) to net
 cash from operations
 Equity in after tax (income) loss of affiliated
  company.........................................     544      (81)      --
 Depreciation.....................................   3,740    3,473     3,187
 Amortization.....................................     847      791       549
 Extraordinary item (gross of tax benefit)........     --       --      1,719
 Cumulative effect of change in accounting for
  income taxes....................................     --      (200)      --
 Gain on sale of business.........................     --       --     (3,170)
 Net change in components of operating working
  capital
  Accounts receivable.............................  (1,869)  (4,165)    1,643
  Inventories.....................................  (3,114)   5,094      (457)
  Accounts payable................................     767   (2,453)    6,271
  Notes payable...................................   2,279   (1,026)      --
  Accrued liabilities.............................   1,576    2,296    (6,653)
  Income taxes....................................     163   (1,768)    1,410
                                                   -------  -------  --------
   Net increase from operating activities.........   4,882    2,315     6,715
                                                   -------  -------  --------
Investing activities
Business acquired.................................     --    (9,493)      --
Proceeds from sale of business....................     --       --      7,981
Net change in temporary investments...............   4,567   12,058    (6,745)
Expenditures for intangibles......................     (42)     --        --
Expenditures for property, plant and equipment....  (8,004)  (2,396)  (11,961)
Proceeds (expenditures) for other assets..........     370      (19)       89
                                                   -------  -------  --------
   Net increase (decrease) from investing
    activities....................................  (3,109)     150   (10,636)
                                                   -------  -------  --------
Financing activities
Principal payments for debt.......................  (1,892)  (6,612)   (5,185)
Proceeds from issuance of debt....................   1,675    4,111     9,012
Proceeds from issuance of stock...................       5        3        11
Dividends paid....................................    (425)    (424)     (425)
                                                   -------  -------  --------
   Net increase (decrease) from financing
    activities....................................    (637)  (2,922)    3,413
                                                   -------  -------  --------
Effect of exchange rate changes on cash...........     --        (9)      --
                                                   -------  -------  --------
Net increase (decrease) in cash...................   1,136     (466)     (508)
Cash at beginning of year.........................     460      926     1,434
                                                   -------  -------  --------
Cash at end of year............................... $ 1,596  $   460  $    926
                                                   =======  =======  ========

                See Notes to Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in which the Company has at least a 20% but not more than a 50% interest are accounted for under the equity method.

  Earnings per Share: Primary earnings per common share are calculated by dividing income available to common stock by the sum of the weighted average number of common shares outstanding plus incremental shares deemed issued via exercise of stock options. For primary earnings per share purpose, the number of incremental shares are calculated using average market prices for common stock during the period.

  For purposes of calculating fully diluted earnings per share, incremental shares resulting from stock options are calculated using end of period market prices, if higher than average prices. Also for fully diluted purposes, if dilution results, the number of common shares issuable on conversion of convertible debt and the after tax effect of interest expense on such debt are added to the denominator and numerator, respectively, of the earnings per share calculation.

  Intangibles: Intangibles are amortized on a straight-line basis over periods up to 40 years. When events or changes in circumstance indicate that the carrying amount of assets, including intangibles, may not be recoverable, the Company assesses impairment, if any, of such carrying amounts by estimating future cash flows expected to result from the use of the assets. Where the sum of the expected future net cash flows exceeds the carrying amount of the asset no impairment is recognized.

  Property and Depreciation: Property, plant and equipment (including capitalized leased equipment) are recorded at cost and depreciated on straight-line or accelerated methods over estimated useful lives (which range as follows: leasehold improvements--5 to 15 years, machinery and equipment--3 to 10 years).

  Income Recognition: The principal sources of revenues, for the Company's advertising agency subsidiaries, are commissions and fees on gross media and production costs. Revenue is generally recognized on media liability dates for media and completion dates for production costs. In accordance with industry practice, payroll costs are expensed as incurred.

  Revenues and expenses relating to producing business conferences were generally recognized on presentation date.

  Sales of merchandise by the Company's subsidiary which is engaged in supermarket promotions, are made subject to customers' rights to return unsold items. Revenue is recognized by the Company when merchandise is shipped to customers and a reserve is recorded for estimated future returns.

  Income Taxes: In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective January 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the Consolidated Statements of Income.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

  Foreign Currency Translation: Assets and liabilities of a foreign subsidiary and a foreign joint venture are translated at current exchange rates as of the balance sheet date. Income statement accounts are translated at weighted average exchange rates during the year. Differences resulting from the translation process are recorded in stockholders' equity as a currency translation adjustment.

2. BUSINESS ACQUIRED

  In March 1993, the Company acquired the Excel Marketing Group of companies for $9.5 million plus expenses. The Excel companies are engaged in marketing dinnerware, flatware and other products in supermarket promotions and through department stores and mass merchant outlets. The acquisition has been accounted for as a purchase; and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at date of acquisition. The excess of the purchase price over the fair value of net assets acquired has been recorded as goodwill, an intangible asset. The goodwill will be amortized on the straight line basis over a period of 40 years. The results of the Excel companies are included in the Consolidated Statements of Income from March 1, 1993.

  During 1994, the traditional dinnerware continuity promotions conducted with supermarket chains suffered from a lack of consumer and retailer interest. Fewer promotions were run and the merchandise sold at each promotion was, in general, less than in previous years. In an attempt to revive supermarket promotions, the Company started using licensed products for these programs. The licensed products promotions were not successful. As a result of the lack of interest in dinnerware programs and the failure of licensed products, the Company's management decided to reduce the inventory of products sold via supermarket promotions by disposing of them at discounted prices through alternative channels of distribution. A charge of $2.5 million was recorded to reduce these inventories to their net realizable values.

  The Excel Marketing Group owns a 50% interest in Excel Plus Ltd., a company engaged in dinnerware and other product promotions in Europe. The Company accounts for Excel Plus under the equity method and records its share of Excel Plus' income or loss before taxes as a separate item in the Consolidated Statements of Income. The Company's share of Excel Plus' income tax expense or benefit is included in the consolidated provision for income taxes.

  Summarized financial information of Excel Plus is as follows:

                                                                 1994     1993
                                                                -------  ------
                                                                 IN THOUSANDS
     Current assets............................................ $ 6,418  $3,367
     Non current assets........................................      52      25
                                                                -------  ------
                                                                $ 6,470  $3,392
                                                                =======  ======
     Current liabilities....................................... $ 7,617  $3,163
     Non current liabilities...................................     --      --
     Equity....................................................  (1,147)    229
                                                                -------  ------
                                                                $ 6,470  $3,392
                                                                =======  ======
     Revenues.................................................. $ 6,713  $5,076
     Costs and expenses........................................   8,527   4,828
                                                                -------  ------
     Income (loss) before taxes................................  (1,814)    248
     Income taxes (benefit)....................................     (91)     86
                                                                -------  ------
     Net income (loss)......................................... $(1,723) $  162
                                                                =======  ======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  Included in the operating results of Excel Plus for 1994 is a $1 million charge to adjust inventory to its net realizable value and to record an additional allowance for returns.

  Undistributed losses of Excel Plus which are included in consolidated retained earnings are $574,000 at December 31, 1994. The Company has guaranteed $2,073,600 of debt owed by Excel Plus, Ltd.

3. GAIN ON SALE OF BUSINESS

  In June 1992, the Company sold its business conferences subsidiary, Caribiner, Inc., for approximately $8 million. A gain of $3,170,000 was recognized as a result of the sale. Operating results for Caribiner, Inc. are included in the Consolidated Statements of Income through June 30, 1992.

4. DEBT AND FINANCING ARRANGEMENTS

  Borrowing Schedule, Long-Term:

                                                                  1994    1993
                                                                 ------- -------
     7.16% Note due monthly through March 1998.................. $   913 $ 1,154
     7.75% Promissory Note due monthly through October 1999.....   2,287   2,572
     8.5% Promissory Note due monthly through May 1999..........     866   1,021
     10.29% Promissory Note due monthly through July 1999.......   1,113   1,294
     7.58% Note due monthly through April 2000..................   2,258   2,589
     8% Promissory Note due monthly through July 2000...........   1,583     --
     7.5% Promissory Note due monthly through July 2000.........   3,767   4,291
     8% Convertible Subordinated Debentures due May 2002........   9,733   9,721
     Other debt.................................................     730     812
                                                                 ------- -------
                                                                  23,250  23,454
     Less current portion.......................................   2,547   1,926
                                                                 ------- -------
                                                                 $20,703 $21,528
                                                                 ======= =======

  Payments due on the debt for years after 1994 are, $2,547,000 in 1995, $2,534,000 in 1996, $2,457,000 in 1997, $2,410,000 in 1998, $2,415,000 in 1999
and $10,887,000 thereafter.

  Extinguishment of Debt: During 1992 the Company retired its issue of 11.5% Subordinated Debentures. The debentures were issued originally at 83.75% of their $11,775,000 principal amount. This discount was being amortized over the term of the debentures. The Company retired the debentures for consideration equal to their principal amount resulting in a pretax loss of $1,719,000. The loss, net of a $585,000 tax benefit, is included in the Consolidated Statements of Income as an extraordinary item.

  Conversion: In connection with the 1992 retirement of the 11.5% Subordinated Debentures, the Company issued $9,828,000 in principal amount of 8% Convertible Subordinated Debentures. The debentures are convertible at any time into the Company's common stock, par value $1, at a conversion price of $4.25 per share. The Company can redeem the debentures for their principal amount at any time after June 1998 and can redeem them after June 1996 and before June 1998 provided the common stock is trading at a price in excess of 150% of the conversion price.

  Notes Payable and Lines of Credit: The Excel Marketing Group has lines of credit providing a maximum of $16.8 million for working capital and foreign exchange purposes. At December 31, 1994, $9,180,000 was

                    MICKELBERRY COMMUNICATIONS INCORPORATED
outstanding under these lines at a weighted average interest rate of 5.2%. The Excel Group violated certain covenants contained in the lines of credit agreements. Waivers of these violations were obtained from the lending institution.

  Collateral: As collateral for some of the above debt, the Company has pledged assets with a net book value of $25,666,000 at December 31, 1994.

  Covenants: The borrowing agreements require maintenance of certain subsidiary earnings and capital requirements and impose restrictions regarding payments of dividends and other distributions to common shareholders and purchases of treasury stock. At December 31, 1994, $7,438,000 of retained earnings was available for these purposes.

5. WRITE-DOWN OF INVESTMENT AND RELATED PARTY TRANSACTIONS

  In 1993, the Company invested $1.0 million as the initial equity capital of November Records, Inc., a corporation organized to produce and distribute recorded music. As a result of the exigencies encountered in starting this business, November used the capital invested by the Company in 1993 and sought additional capital. Because of the risk associated with this further investment, the Company decided against making an additional capital contribution to November. The Company's Chief Executive Officer agreed to invest $500,000 in November. Other investors agreed to invest an additional $500,000. Following these additional capital contributions the Company's ownership in November was reduced to 40%. Since the Company's controlling ownership of November was temporary, its detailed operating accounts have not been included in the Consolidated Statements of Income. Rather, the write-off of the Company's investment is included as other expense in 1993.

  The Company's printing subsidiary leases facilities from a partnership in which three members of the Company's Board of Directors own an aggregate interest of 33%. The Excel Marketing Group leases facilities from a partnership in which a member of the Company's Board of Directors owns a 14% interest. Rent paid to these partnerships for the three years ended December 31, 1994, 1993 and 1992 was $980,000, $862,000 and $478,000, respectively.

  In connection with the acquisition of the Excel Marketing Group in March 1993, the Company paid $2.6 million to an individual who became a member of the Company's Board of Directors following the purchase. The payment was made in exchange for the individual's ownership interest in the Excel Group. In addition, the Company paid $2.5 million to the individual's brother-in-law and $100,000 to the individual's mother, each of whom was also an owner of the Excel Group.

  At the time of its acquisition the Excel Marketing Group owed money to the individual's mother. This obligation was evidenced by a note payable. The balance owing on this note at December 31, 1994 was $587,500. Interest on the note is the prime rate plus 1% and amounted to $36,300 and $48,300 for the years ended December 31, 1993 and 1994.

6. CONSOLIDATED STATEMENTS OF CASH FLOWS

  Supplemental information regarding cash flows:

                                                            1994   1993   1992
                                                           ------ ------ ------
                                                               IN THOUSANDS
     Cash paid during the year for
       Interest........................................... $2,008 $2,141 $1,944
       Income taxes....................................... $  600 $1,083 $  237

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  Noncash Investing and Financing Activities: During 1992, the Company exchanged equipment with a value of $1,435,000 as partial payment for replacement equipment.

  During 1992, the Company issued $9,828,000 of 8% Convertible Subordinated Debentures in exchange for $9,828,000 in principal amount of 11.5% Subordinated Debentures, which were retired.

7. TEMPORARY INVESTMENTS AND INVESTMENT INCOME

  Temporary investments consist of the following:

                                                                 1994    1993
                                                                ------  -------
                                                                 IN THOUSANDS
     Money market deposits..................................... $3,560  $ 8,169
     Certificates of deposit...................................  1,095    1,053
     Bond funds................................................  3,500    3,500
     Unrealized losses.........................................   (396)     --
                                                                ------  -------
                                                                $7,759  $12,722
                                                                ======  =======

  Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), was issued in May 1993 and was applicable to the Company as of January 1, 1994. SFAS 115 requires that certain investments be classified as either held-to-maturity, trading or available-for-sale. Held-to-maturity investments are accounted for at amortized cost. Trading and available-for-sale securities are accounted for at market value. Changes in market values for trading securities are reported in the income statement. Changes in market values for available-for-sale securities are reported, net of tax, as unrealized holding gains or losses in the Statement of Stockholders' Equity.

  Included in temporary investments at December 31, 1994 and 1993 are investments classified as available-for-sale securities. The unrealized net of tax gain on such investments as of January 1, 1994 is reported in the Statement of Stockholders' Equity as the effect of a change in accounting for available-for-sale securities.

  Prior to January 1, 1994 the Company accounted for available-for-sale securities at the lower of cost or market. During the year ended December 31, 1992 the carrying value of these securities was reduced to market value Investment income consists of the following:

                                                               1994 1993  1992
                                                               ---- ---- ------
                                                                 IN THOUSANDS
     Interest................................................. $629 $721 $  824
     Dividends................................................    2    3      1
     Gain on sales and adjustments to carrying values of
      temporary investments, net..............................  --    35    955
                                                               ---- ---- ------
                                                               $631 $759 $1,780
                                                               ==== ==== ======

8. INTANGIBLES AND PROPERTY, PLANT AND EQUIPMENT

  Intangibles: Intangibles are valued at cost and consist of:

                                                              1994     1993
                                                             -------  -------
                                                              IN THOUSANDS
     Costs in excess of net tangible assets of businesses
      acquired.............................................. $15,746  $15,703
     Accumulated amortization...............................  (4,594)  (3,759)
                                                             -------  -------
                                                             $11,152  $11,944
                                                             =======  =======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  Property, Plant and Equipment: Property, plant and equipment is valued at cost and consists of:

                                                               1994      1993
                                                             --------  --------
                                                               IN THOUSANDS
     Leasehold improvements................................. $  3,497  $  3,006
     Machinery and equipment................................   42,337    34,847
                                                             --------  --------
                                                               45,834    37,853
     Accumulated depreciation...............................  (19,154)  (15,432)
                                                             --------  --------
                                                             $ 26,680  $ 22,421
                                                             ========  ========

9. COMMITMENTS

  Leases: The Company leases certain property, plant and equipment under long term leases. Some of the leases include renewal options, escalation clauses and purchase options. Rent expenses charged to operations during the years ended December 31, 1994, 1993 and 1992 were $3,188,000, $3,148,000 and
$3,954,000, respectively.

  Approximate minimum annual rental commitments under all noncancelable uncapitalized leases for years ended after 1994 are $3,110,000 in 1995, $3,197,000 in 1996, $3,194,000 in 1997, $2,079,000 in 1998, $956,000 in 1999
and $2,038,000 thereafter.

  Capital expenditures: At December 31, 1994, the Company had commitments to acquire approximately $1.7 million of property, plant and equipment.

10. RETIREMENT PLANS

  The Company maintains profit-sharing plans covering most employees. The costs under these plans were $669,000 in 1994, $697,000 in 1993 and $618,000 in 1992. The Company's policy is to fund the costs accrued.

  The Company contributes to multi-employer defined benefit retirement plans as required under contracts with collective bargaining units representing certain employees of the Company's printing business. The costs, representing the required contributions under these plans, were $367,000 in 1994, $329,000 in 1993 and $254,000 in 1992. The Company's policy is to fund the retirement costs accrued.

11. INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market, and consist of:

                                                                  1994    1993
                                                                 ------- -------
                                                                  IN THOUSANDS
     Finished goods............................................. $ 8,761 $ 8,751
     Work-in-process............................................   7,166   4,970
     Materials..................................................   4,118   3,210
                                                                 ------- -------
                                                                 $20,045 $16,931
                                                                 ======= =======

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable consist of the following:

                                                                  1994    1993
                                                                 ------- -------
                                                                  IN THOUSANDS
     Trade...................................................... $13,342 $12,566
     Due to banks...............................................   2,952   2,683
     Other......................................................     185     463
                                                                 ------- -------
                                                                 $16,479 $15,712
                                                                 ======= =======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  Accrued liabilities consist of the following:

                                                                 1994    1993
                                                                ------- -------
                                                                 IN THOUSANDS
     Unearned income........................................... $ 3,803 $ 3,954
     Compensation and employee benefits........................   4,876   3,348
     Trade.....................................................   2,549   2,180
     Other.....................................................   1,994   2,350
                                                                ------- -------
                                                                $13,222 $11,832
                                                                ======= =======

13. INCOME TAXES

  As discussed in Note 1, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $200,000 is determined as of January 1, 1993 and is reported separately in the Consolidated Statements of Income. Pretax income from continuing operations for the year ended December 31, 1993 was not affected as a result of applying Statement 109.

  Income (loss) before taxes consists of:

                                                            1994    1993   1992
                                                           -------  ----  ------
                                                              IN THOUSANDS
     Domestic............................................. $ 1,151  $329  $5,583
     Foreign..............................................  (1,236)  (74)    --
                                                           -------  ----  ------
                                                           $   (85) $255  $5,583
                                                           =======  ====  ======

  The provision for income taxes (benefit) includes the following:

                                                             1994   1993   1992
                                                             -----  ----  ------
                                                               IN THOUSANDS
     Currently payable
     Federal................................................ $ 768  $--   $1,583
     State and local........................................    45    65     180
     Foreign................................................   --     43     --
                                                             -----  ----  ------
                                                               813   108   1,763
     Deferred
     Federal................................................  (702)  115     360
     State and local........................................  (145)  (37)    110
     Foreign................................................   --    (85)    --
                                                             -----  ----  ------
                                                              (847)   (7)    470
                                                             -----  ----  ------
                                                             $ (34) $101  $2,233
                                                             =====  ====  ======

  The components of deferred income taxes (benefit) for 1994 and 1993 are as follows:

                                                                 1994    1993
                                                                ------  ------
                                                                IN THOUSANDS
     Deferred tax expenses (benefits)
      (exclusive of the benefit of net operating loss)......... $ (847) $  549
     Benefit of net operating loss.............................    --     (556)
                                                                ------  ------
                                                                $ (847) $  ( 7)
                                                                ======  ======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  The components of deferred income taxes (benefit) for 1992 are as follows:

                                                                        1992
                                                                    ------------
                                                                    IN THOUSANDS
     Difference in basis of assets sold...........................    $(1,903)
     Reinstatement of deferred income taxes previously adjusted as
      a result of net operating losses............................      2,135
     Depreciation.................................................        238
                                                                      -------
                                                                      $   470
                                                                      =======

  The following is a reconciliation of the applicable statutory federal income tax rate to the effective rates reported in the financial statements:

                                           1994          1993          1992
                                       ------------- ------------- -------------
                                               % OF
                                              PRETAX         % OF          % OF
                                       AMOUNT INCOME AMOUNT INCOME AMOUNT INCOME
                                       ------ ------ ------ ------ ------ ------
                                                 DOLLARS IN THOUSANDS
   Tax at statutory rate.............   $(29) (34)%   $ 87   34 %  $1,898  34%
   State and local tax net of federal
    benefit (expense)................    (68) (79)%     18    7 %     191   4%
   Amortization of intangibles.......     77   89 %     44   18 %      68   1%
   Nondeductible (deductible)
    expenses.........................    (14) (16)%    (34) (13)%      76   1%
   Foreign tax.......................    --     --     (14)  (6)%     --   --
                                        ----  -----   ----  -----  ------  ---
                                        $(34) (40)%   $101   40 %  $2,233  40%
                                        ====  =====   ====  =====  ======  ===

  The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below.

                                                               1994     1993
                                                              -------  -------
                                                               IN THOUSANDS
   Deferred tax assets
   Allowance for doubtful accounts........................... $   185  $   164
   Net operating loss carryforwards..........................     --       556
   Alternative minimum tax credit carryforwards..............     859      373
   Basis of investment.......................................     745      331
   Basis of inventory........................................   1,001      --
   Accrued expenses..........................................     --        55
   Other.....................................................      36       50
                                                              -------  -------
     Total gross deferred tax assets.........................   2,826    1,529
     Less valuation allowance................................     --       --
                                                              -------  -------
     Net deferred tax assets.................................   2,826    1,529
   Deferred tax liabilities
     Accumulated depreciation................................  (3,600)  (2,748)
     Change in accounting....................................    (164)     --
     Other...................................................     --        (1)
                                                              -------  -------
       Total gross deferred tax liabilities..................  (3,764)  (2,749)
                                                              -------  -------
       Net deferred tax liabilities.......................... $  (938) $(1,220)
                                                              =======  =======

                    MICKELBERRY COMMUNICATIONS INCORPORATED

  The Company has alternative minimum tax credit carryforwards of approximately $859,000 which are available to reduce future federal income taxes over an indefinite period.

  Included in other income for the year ended December 31, 1992 is $491,000 representing interest on tax refunds.

14. STOCKHOLDERS' EQUITY

  Options: The Board of Directors of the Company has granted stock options to certain employees pursuant to the 1981 Incentive Stock Option Plan and the 1992 Stock Option Plan. Pursuant to its term, as of April 1992, options may no longer be granted under the 1981 Incentive Stock Option Plan. Options previously granted under the 1981 plan remain viable. Under the 1992 Stock Option Plan, options for up to 400,000 shares may be granted. Options generally become exercisable over a three year period following the date of grant. The option price is the fair market value of the stock on the date of grant.

  Options have been granted to non-employee members of the Company's Board of Directors pursuant to the 1993 Outside Directors Stock Option Plan. Under this plan, options for up to 100,000 shares may be granted. The option price is the fair market value of the stock on the date of grant. Options are exercisable upon grant.

  Changes in options during the years ended December 31, 1994 and 1993, were as follows:

                                                        NO. OF    OPTION PRICE
                                                        SHARES     PER SHARE
                                                        -------  --------------
   Outstanding at December 31, 1992.................... 434,150  $2.25 --$5.875
   Exercised...........................................  (1,333) $2.65
   Canceled............................................ (21,667) $2.25 --$4.875
   Granted............................................. 228,500  $2.75 --$3.313
                                                        -------
   Outstanding at December 31, 1993.................... 639,650  $2.25 --$5.875
   Exercised...........................................  (2,000) $2.625
   Canceled............................................  (7,000) $2.265--$4.750
   Granted.............................................  15,000  $3.31
                                                        -------
   Outstanding at December 31, 1994.................... 645,650  $2.25 --$5.875
                                                        =======

  At December 31, 1994, options on 527,314 shares were exercisable and shares reserved for future option grants amounted to 254,500.

  Preferred Stock, par value $1: The preferred stock is entitled to a cumulative annual dividend of $.30 per share, may be redeemed at the option of the Company for $7.50 per share and is entitled to one-tenth of a vote per share at all stockholder meetings. Each share has a minimum liquidation preference of $3.00 and will participate with the common stock up to a maximum liquidation payment of $7.50.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

15. BUSINESS SEGMENT INFORMATION

  Information regarding the Company's operations in different industries as of December 31, 1994, 1993 and 1992 and for the years then ended, is as follows:

                                    PRETAX   IDENTI-               DEPRECIATION
                                    INCOME    FIABLE    CAPITAL         &
                           REVENUES (LOSS)    ASSETS  EXPENDITURES AMORTIZATION
                           -------- -------  -------- ------------ ------------
                                              IN THOUSANDS
1994
 Advertising and
  promotion............... $ 46,431 $  (876) $ 34,343   $   536       $1,272
 Printing.................   81,192   5,270    58,788     7,450        3,286
                           -------- -------  --------   -------       ------
                            127,623   4,394    93,131     7,986        4,558
 Unallocated amounts......           (2,489)    7,325        18           29
 Interest expense.........           (1,990)
                           -------- -------  --------   -------       ------
                           $127,623 $   (85) $100,456   $ 8,004       $4,587
                           ======== =======  ========   =======       ======
1993
 Advertising and
  promotion............... $ 38,366 $   613  $ 35,190   $   716       $1,195
 Printing.................   80,578   3,962    50,239     1,671        3,042
                           -------- -------  --------   -------       ------
                            118,944   4,575    85,429     2,387        4,237
 Unallocated amounts......           (2,148)   11,813         7           27
 Interest expense.........           (2,172)
                           -------- -------  --------   -------       ------
                           $118,944 $   255  $ 97,242   $ 2,394       $4,264
                           ======== =======  ========   =======       ======
1992
 Advertising and
  promotion............... $ 27,971 $ 1,065  $ 14,860   $   587       $1,147
 Printing.................   81,273   3,822    49,662    11,374        2,447
                           -------- -------  --------   -------       ------
                            109,244   4,887    64,522    11,961        3,594
 Unallocated amounts......            2,779    24,109
 Interest expense.........           (2,083)                             142
                           -------- -------  --------   -------       ------
                           $109,244 $ 5,583  $ 88,631   $11,961       $3,736
                           ======== =======  ========   =======       ======

  Information regarding the Company's foreign and domestic operations is as follows:

                                                            PRETAX
                                                            INCOME  IDENTIFIABLE
     1994                                          REVENUES (LOSS)     ASSETS
     ----                                          -------- ------  ------------
     United States................................ $126,991 $1,151    $100,724
     Canada.......................................      632   (329)        306
     United Kingdom (equity in affiliated co.)....      --    (907)       (574)
                                                   -------- ------    --------
                                                   $127,623 $  (85)   $100,456
                                                   ======== ======    ========
                                                            PRETAX  IDENTIFIABLE
     1993                                          REVENUES INCOME     ASSETS
     ----                                          -------- ------  ------------
     United States................................ $118,376 $  329    $ 96,655
     Canada.......................................      568   (198)        472
     United Kingdom (equity in affiliated co.)....      --     124         115
                                                   -------- ------    --------
                                                   $118,944 $  255    $ 97,242
                                                   ======== ======    ========

  During 1992 the Company's operations were confined to the United States.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

16. DISCLOSURE CONCERNING FINANCIAL INSTRUMENTS

  The Company does not have any concentrations of credit risk arising from financial instruments. The Company has guaranteed $350,000 of debt owed by Southeast Publishing Ventures, Inc. ("SPV"). The Company has a minority ownership interest in SPV. The Company has guaranteed $2,073,600 of debt owed by Excel Plus, Ltd. If either SPV or Excel Plus, Ltd. fail to make payments on their debt the Company would be required to pay the guaranteed amount.

  The estimated fair values of the Company's financial instruments at December 31, 1994, and 1993 are as follows:

                                                    1994             1993
                                              ---------------- ----------------
                                              CARRYING  FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE   AMOUNT   VALUE
                                              -------- ------- -------- -------
                                                        IN THOUSANDS
   Assets
    Temporary investments.................... $ 7,759  $ 7,759 $12,722  $12,818
    Long-term investments included in other
     assets.................................. $   410  $   410 $   916  $   956
   Liabilities
    Notes payable............................ $ 9,180  $ 9,180 $ 6,901  $ 6,901
    Long-term debt for which it is
     practicable to estimate fair value...... $13,516  $12,632 $13,733  $13,575
    Not practicable.......................... $ 9,734  $   --  $ 9,721  $   --

  Fair values of temporary and long term investments were determined based upon quoted market prices where available or on management's best estimate. In general, management's best estimates are based on estimated future cash flows discounted, where appropriate, at rates commensurate with the risks involved.

  Fair value of long-term debt was estimated by discounting the debt repayment streams at rates currently offered by lending institutions. This method of estimating fair value is not applicable to the 8% Convertible Subordinated Debentures because it does not consider the value associated with the conversion privilege. Quoted market prices for the debentures were not available so it was not practicable to estimate fair value.

  Unless noted otherwise, carrying amount is the same as the amount reported in the balance sheet.

  All financial instruments are held for purposes other than trading.

17. OFFER TO PURCHASE COMMON STOCK

  On November 1, 1994 the Company announced that James C. Marlas, the Chairman, President and Chief Executive Officer of the Company, proposed to acquire, through a merger transaction, all the shares of the Company's Common Stock not owned by Mr. Marlas for a cash purchase price of $3.25 per share.

  Mr. Marlas beneficially owns approximately 48% of Mickelberry's outstanding Common Stock, not including shares issuable upon conversion of debentures owned by him. The Company's Board of Directors appointed a special committee to evaluate Mr. Marlas' proposal.

  As a result of the Company's announcement of Mr. Marlas' proposal, on November 8, 1994 a class action complaint was filed, in the Court of Chancery of the State of Delaware in and for New Castle County against the Company and certain of its officers and directors. The lawsuit seeks an injunction barring Mr. Marlas from acquiring the shares of the Company's Common Stock pursuant to his proposal. If, however, the proposed

                    MICKELBERRY COMMUNICATIONS INCORPORATED

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) transaction is consummated the lawsuit seeks rescission and damages as well as an accounting for profits and reimbursement of expenses. The parties have reached an agreement in principle to settle this lawsuit, which agreement is subject to court approval. If court approval is not granted it is not possible to estimate the liability, if any, which the Company may incur as a result of this lawsuit. In any event, management does not expect that this lawsuit will have a material adverse effect on the financial position of the Company.

  The proposal was subject to a number of conditions, including the execution of a mutually satisfactory definitive merger agreement, a satisfactory agreement reached with institutional investors holding the Company's Convertible Subordinated Debentures regarding the early retirement of these securities, the receipt of all necessary consents and governmental approvals and the receipt of financing.

  The Company's special committee of Directors evaluated Mr. Marlas's proposal (including an increase of the cash purchase price from $3.25 per share to $4.25 per share) and on March 21, 1995 recommended that the Company enter into the merger transaction and the Board of Directors approved the Agreement and Plan of Merger on March 21, 1995 (including the payment of the same consideration to the holders of the Company's Preferred Stock).

  The consummation of the transactions contemplated by the Agreement and Plan of Merger is subject to a number of conditions, including (a) the approval of the Agreement by the affirmative vote of at least (1) the holders of a majority of the shares outstanding or (2) 66 2/3% of the votes cast by the holders of the shares voting at a special meeting, whichever is greater, (b) a satisfactory agreement reached with institutional investors holding the Company's Convertible Subordinated Debentures regarding the early retirement of these securities, (c) the receipt of all necessary consents and governmental approvals, (d) the holders of not more than 5% of the outstanding shares of Preferred Stock and Common Stock shall have exercised their appraisal rights in the Merger, and (e) the receipt of third-party financing.

                              EXCEL PLUS LIMITED

                             FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED 31 DECEMBER 1994

               TOGETHER WITH THE DIRECTORS' AND AUDITORS' REPORT

                          REGISTERED NUMBER: 2682392

DIRECTORS' REPORT--FOR THE YEAR ENDED 31 DECEMBER, 1994

  The directors present their report on the affairs of the company together with the accounts and auditors' report for the year ended 31 December 1994.

PRINCIPAL ACTIVITIES AND BUSINESS REVIEW

  The principal activity of the company continues to be the supply of goods for continuity promotions, in particular for the food retail sector.

  The results for the year are disappointing. The directors have put in place immediate remedial action and expect the company's performance to improve significantly in 1995.

RESULTS AND DIVIDENDS

  Turnover for the year amounts to (Pounds)4,362,655 (1993, eleven months-- (Pounds)3,431,411) and loss for the year was (Pounds)548,612 (1993, eleven months--profit (Pounds)109,291). The directors do not propose to declare a dividend (1993--(Pounds)nil).

FIXED ASSETS

  The movements in tangible fixed assets are set out in Note 7 to the accounts.

DIRECTORS AND THEIR INTERESTS

  The directors of the company who served during the year were:

  N.F. Cope
  R. Sperling (USA)
  J. Saslow (USA)
  T.E. McCarthy
  P.I. Jones

  On 2 March 1995 R. Sperling resigned from the Board of Directors. On 18 May 1995 P.I. Jones resigned from and P.D. Trucman was appointed to the Board of Directors. On 22 May 1995 I.C. Cummings was appointed to the Board of Directors.

  Except in respect of N.F. Cope, none of the directors had a beneficial interest in the shares of the company during the year. N.F. Cope had an option to subscribe for 5,000 "C' ordinary shares of (Pounds)1 each at par. Subsequent to the year end on 9 May 1995 N.F. Cope waived this option.

SHARE CAPITAL AND SUBSEQUENT EVENT

  The called up share capital of the company was divided equally between "A' ordinary shares and "B' ordinary shares. On 22 May 1995 the company issued 1 "C' ordinary share of (Pounds)1 to the holder of the "A' ordinary shares at a premium of (Pounds)499,999 for cash consideration. On the same day the holder of the "B' ordinary shares, Product Plus (London) Limited, acquired all the issued "A' and "C' ordinary shares and consequently the company became a wholly owned subsidiary undertaking of Product Plus (London) Limited. On 22 May 1995 the company adopted new Articles of Association.

                              EXCEL PLUS LIMITED

                       FINANCIAL STATEMENT--(CONCLUDED)
  The company has also changed its accounting reference date to 23 May.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

  Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

  .select suitable accounting policies and then apply them consistently;

  .make judgements and estimates that are reasonable and prudent;

  .state whether applicable accounting standards have been followed;

  . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

  The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

CHARITABLE DONATIONS

  The company made charitable donations of (Pounds)3,190 (1993--(Pounds)nil) during the year.

AUDITORS

  The directors will place a resolution before the Annual General Meeting to reappoint Arthur Andersen as auditors for the ensuing period.

                                          By Order of the Board

                                          D.R. WOOLLEY
                                          Secretary

239 Old Marylebone Road
London
NW1 5QT
16 June 1995

                               AUDITORS' REPORT

To the members of Excel Plus Limited.

  We have audited the financial statements on pages 5 to 15 which have been prepared under the historical cost convention and the accounting policies set out on pages 8 and 9.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

  As described on page 3 the company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

  We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

  We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

  In forming our opinion, we have considered the adequacy of the company's provisions for inventory returns, and the net realisable value of inventory held at year end. The provision made by management against inventory has been based on anticipated sales contracts for 1995 and expected levels of returns. The future recoverability of inventory balances is contingent on the continued success of this business which is still in its developmental stage, and management's judgements in respect of 1995 proving correct. Our opinion is not qualified in this respect.

  Without qualifying our opinion, we draw your attention to Note 14(c) which sets out the consideration given by the directors to the net liability position of the company.

OPINION

  In our opinion the financial statements give a true and fair view of the company's state of affairs at 31 December 1994 and of its loss and cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

                                          Arthur Andersen
                                          Chartered Accountants and Registered
                                           Auditors

16 June 1995
1 Surrey Street
London WC2R 2PS

                               EXCEL PLUS LIMITED

                            PROFIT AND LOSS ACCOUNT

                      FOR THE YEAR ENDED 31 DECEMBER 1994

                                                      12 MONTHS TO 11 MONTHS TO
                                                      31 DECEMBER  31 DECEMBER
                                                          1994         1993
                                                NOTE  ------------ ------------
                                                        (Pounds)     (Pounds)
Turnover...................................... 1(b),2   4,362,655    3,431,411
Cost of sales.................................         (3,295,487)  (2,208,319)
                                                       ----------   ----------
Gross profit..................................          1,067,168    1,223,092
Administrative expenses.......................         (1,561,589)  (1,037,906)
                                                       ----------   ----------
Operating (loss)/profit.......................           (494,421)     185,186
Net interest payable..........................      5    (113,039)     (17,047)
                                                       ----------   ----------
(Loss)/profit on ordinary activities before
 taxation.....................................      3    (607,460)     168,139
Taxation......................................      6      58,848      (58,848)
                                                       ----------   ----------
Retained (loss)/profit for the period.........     12    (548,612)     109,291
                                                       ==========   ==========

  This profit and loss account includes all recognised gains and losses arising during the year and represents continuing operations.

  A statement of the movement in reserves is given in Note 12.



  The accompanying notes are an integral part of this profit and loss account.

                               EXCEL PLUS LIMITED

                                 BALANCE SHEET

                             AS AT 31 DECEMBER 1994

                                                            1994        1993
                                                    NOTE ----------  ----------
                                                          (Pounds)    (Pounds)
Fixed Assets
Tangible assets....................................   7      32,838      16,725
Current assets
Stock..............................................       2,659,024   1,357,957
Debtors............................................   8   1,130,933     917,766
Cash at bank and in hand...........................         709,208     179,559
                                                         ----------  ----------
                                                          4,499,165   2,455,282
Creditors: Amounts falling due within one year.....   9  (4,926,324) (2,317,716)
Net current (liabilities)/assets...................        (427,159)    137,566
                                                         ----------  ----------
Net (liabilities)/assets...........................        (394,321)    154,291
                                                         ==========  ==========
Capital and Reserves
Share Capital......................................  10      45,000      45,000
Reserves...........................................  12    (439,321)    109,291
                                                         ----------  ----------
Total capital employed.............................        (394,321)    154,291
                                                         ==========  ==========

  Signed on Behalf of the Board on 16 June 1995.

                                          T.E. McCarthy
                                          Director


       The accompanying notes are an integral part of this balance sheet

                               EXCEL PLUS LIMITED

                              CASH FLOW STATEMENT

                      FOR THE YEAR ENDED 31 DECEMBER, 1994

                                                       12 MONTHS TO 11 MONTHS TO
                                                       31 DECEMBER  31 DECEMBER
                                                           1994         1993
                                               NOTE    ------------ ------------
                                                         (POUNDS)     (POUNDS)
Net cash outflow from operating activities....  13(a)    (776,852)    (428,156)
Returns from investments and servicing of fi-
 nance........................................
Interest received.............................              9,045        1,486
Interest paid.................................           (122,084)     (18,533)
                                                         --------     --------
Net cash outflow from returns on investments
 and servicing of finance.....................           (113,039)     (17,047)
                                                         --------     --------
Taxation......................................
UK corporation tax paid.......................            (58,848)         --
                                                         --------     --------
Investing activities..........................
Purchase of tangible fixed assets.............            (22,266)     (21,062)
                                                         --------     --------
Net cash outflow before financing.............           (971,005)    (466,265)
Issue of ordinary shares......................                --        44,998
                                                         --------     --------
Net cash inflow from financing................                --        44,998
                                                         --------     --------
Decrease in cash and cash equivalents.........  13(b)    (971,005)    (421,267)
                                                         ========     ========


    The accompanying notes are an integral part of this cash flow statement

                              EXCEL PLUS LIMITED

                             NOTES TO THE ACCOUNTS

                      FOR THE YEAR ENDED 31 DECEMBER 1994

1. ACCOUNTING POLICIES

  A summary of the principal accounting policies, all of which have been applied consistently throughout the year, and the preceding period, is set out below:

 a) Basis of accounting

  The accounts have been prepared under the historical cost convention in accordance with UK applicable accounting standards and on a going concern basis.

 b) Turnover

  Turnover, which excludes VAT, represents the invoiced value of goods and services supplied in the normal course of business less provision for actual and anticipated returns.

 c) Stocks

  Stocks comprise goods for resale and are stated at the lower of cost and net realisable value. Cost is determined on a first in, first out basis and includes transport and handling costs. Net realisable value is the price at which stocks can be sold in the normal course of business after allowing for the costs of realisation and, where appropriate, the cost of conversion from their existing state to a finished condition. Provision is made, where necessary, for obsolete, slow moving and defective stock.

 d) Tangible fixed assets

  Tangible fixed assets are stated at cost less accumulated depreciation.

  Depreciation is calculated so as to write off the cost of tangible fixed assets on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

   Computer equipment....................................................... 25%
   Fixtures and fittings.................................................... 15%

 e) Foreign currencies

  Trading transactions denominated in foreign currencies are translated into sterling at the exchange rate ruling at the time of the transaction being effected. Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the exchange rates ruling at the balance sheet date. Exchange gains or losses are included in the operating profit.

 f) Taxation

  Corporation tax is provided on taxable profits at the current rate. Deferred taxation (which arises from differences in the timing of the recognition of items, principally depreciation, in the accounts and by the tax authorities) has been calculated using the liability method. Deferred tax is provided on timing differences which will probably reverse at the rates of tax likely to be in force at the time of reversal. Deferred tax is not provided on timing differences which, in the opinion of the directors, will probably not reverse.

2. TURNOVER

  All turnover and profits on ordinary activities arise from countries within the European Community.

                               EXCEL PLUS LIMITED

3. (LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

  (Loss)/Profit on ordinary activities before taxation is stated after charging:

                                                       12 MONTHS TO 11 MONTHS TO
                                                       31 DECEMBER  31 DECEMBER
                                                           1994         1993
                                                       ------------ ------------
                                                         (Pounds)     (Pounds)
   Auditors' remuneration
     --audit fees.....................................    18,000       12,000
     --other services.................................     8,000          --
   Depreciation.......................................     6,153        4,337
   Staff costs (see note 4)...........................   351,776      179,123
                                                         =======      =======

4. STAFF COSTS

  a) The average number of persons employed by the company (including the executive director), during the year was 11 (1993-6).

  b) Employment costs of all employees included above:

                                                       12 MONTHS TO 11 MONTHS TO
                                                       31 DECEMBER  31 DECEMBER
                                                           1994         1993
                                                       ------------ ------------
                                                         (Pounds)     (Pounds)
   Wages and salaries.................................   323,971      164,155
   Social Security costs..............................    27,805       14,968
                                                         -------      -------
                                                         351,776      179,123
                                                         =======      =======

  c) Directors

                                                        12 MONTHS TO 11 MONTHS TO
                                                        31 DECEMBER  31 DECEMBER
                                                            1994         1993
                                                        ------------ ------------
                                                          (Pounds)     (Pounds)
   Highest paid director...............................    49,100       89,141
                                                           ======       ======
   Emoluments of the other directors are as follows:       NUMBER       NUMBER
     (Pounds)Nil--5,000................................         4            6
                                                           ======       ======

5. NET INTEREST PAYABLE

                                                       12 MONTHS TO 11 MONTHS TO
                                                       31 DECEMBER  31 DECEMBER
                                                           1994         1993
                                                       ------------ ------------
                                                         (Pounds)     (Pounds)
   On Bank overdraft repayable within 5 years.........   (122,084)    (18,533)
   Bank interest receivable...........................      9,045       1,486
                                                         --------     -------
                                                         (113,039)    (17,047)
                                                         ========     =======

                               EXCEL PLUS LIMITED

6. TAXATION

  The tax credit/(charge) is based on the (loss)/profit on ordinary activities for the year and comprises:

                                                       12 MONTHS TO 11 MONTHS TO
                                                       31 DECEMBER  31 DECEMBER
                                                           1994         1993
                                                       ------------ ------------
                                                         (Pounds)     (Pounds)
   Corporation tax at 33%.............................       --       (58,848)
   Prior year tax recoverable.........................    58,848          --
                                                          ------      -------
                                                          58,848      (58,848)
                                                          ======      =======

7. TANGIBLE FIXED ASSETS

                                                                     FIXTURES,
                                                                    FITTINGS AND
                                                                     EQUIPMENT
                                                                    ------------
                                                                      (Pounds)
   Cost
     As at 1 January 1994..........................................    21,062
     Additions.....................................................    22,266
                                                                       ------
     As at 31 December 1994........................................    43,328
                                                                       ------
   Depreciation
     As at 1 January 1994..........................................     4,337
     Charge for the year...........................................     6,153
                                                                       ------
     As at 31 December 1994........................................    10,490
                                                                       ------
   Net Book Value
     As at 1 January 1994..........................................    16,725
                                                                       ======
     As at 31 December 1994........................................    32,838
                                                                       ======

8. DEBTORS

                                                                1994      1993
                                                              --------- --------
                                                              (Pounds)  (Pounds)
   Trade debtors.............................................   893,145 482,227
   Amounts due from shareholders.............................       --  116,574
   Corporation tax recoverable...............................    58,848     --
   VAT recoverable...........................................   129,126 153,721
   Other debtors.............................................    16,954 112,566
   Prepayments and accrued income............................    32,860  52,678
                                                              --------- -------
                                                              1,130,933 917,766
                                                              ========= =======

  All amounts due, fall for payment within one year.

                              EXCEL PLUS LIMITED

9. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                               1994      1993
                                                             --------- ---------
                                                             (Pounds)  (Pounds)
   Bank overdraft........................................... 2,101,480   600,826
   Trade creditors.......................................... 1,603,132   872,035
   Amounts due to shareholders..............................    59,692   264,276
   Corporation tax payable..................................       --     58,848
   Other taxes and social security..........................    18,127     9,133
   Accruals and deferred income............................. 1,143,893   512,598
                                                             --------- ---------
                                                             4,926,324 2,317,716
                                                             ========= =========

  The bank overdraft facility is guaranteed by the company's ultimate UK parent company.

10. CALLED-UP SHARE CAPITAL

                                                                 1994     1993
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Authorised
     22,500 "A' ordinary shares of (Pounds)1 each.............  22,500   22,500
     22,500 "B' ordinary shares of (Pounds)1 each.............  22,500   22,500
     5,000 "C' ordinary shares of (Pounds)1 each..............   5,000    5,000
                                                                ------   ------
                                                                50,000   50,000
                                                                ======   ======
   Alloted, called-up and fully paid
     22,500 "A' ordinary shares of (Pounds)1 each.............  22,500   22,500
     22,500 "B' ordinary shares of (Pounds)1 each.............  22,500   22,500
                                                                ------   ------
                                                                45,000   45,000
                                                                ======   ======

  On 22 May 1995 the company issued 1 "C' ordinary share of (Pounds)1 to the holder of the "A' ordinary shares at a premium of (Pounds)499,999 for cash consideration. On the same day the holder of the "B' ordinary shares, Product Plus (London) Limited, acquired all the issued "A' and "C' ordinary shares and consequently the company became a wholly owned subsidiary undertaking of Product Plus (London) Limited. On 22 May 1995 the company adopted new Articles of Assocation.

11. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                1994      1993
                                                              --------  --------
                                                              (Pounds)  (Pounds)
   Shareholders' funds at beginning of period................  154,291        2
   Retained (loss)/profit for the financial period........... (548,612) 109,291
   New share capital subscribed..............................      --    44,998
                                                              --------  -------
   Shareholders' funds at end of period...................... (394,321) 154,291
                                                              ========  =======

                              EXCEL PLUS LIMITED

12. RESERVES

                                                                1994      1993
                                                              --------  --------
                                                              (Pounds)  (Pounds)
   Profit and Loss Account
     At beginning of period..................................  109,291      --
     Retained (loss)/profit for the period................... (548,612) 109,291
                                                              --------  -------
     At end of period........................................ (439,321) 109,291
                                                              ========  =======

13. CASH FLOW INFORMATION

  a) Reconciliation of operating (loss)/profit to net cash outflow from operating activities:

                                                            1994        1993
                                                         ----------  ----------
                                                          (Pounds)    (Pounds)
   Operating (loss)/profit..............................   (494,421)    185,186
   Depreciation.........................................      6,153       4,337
   Increase in stocks................................... (1,301,067) (1,357,957)
   Increase in debtors..................................   (154,319)   (917,766)
   Increase in creditors................................  1,166,802   1,658,044
                                                         ----------  ----------
   Net cash outflow from operating activities...........   (776,852)   (428,156)
                                                         ==========  ==========

  b) Analysis of changes in cash and cash equivalents during the year:

                                            CASH AT BANK    BANK
                                            AND IN HAND  OVERDRAFT      NET
                                            ------------ ----------  ----------
                                              (Pounds)    (Pounds)    (Pounds)
   At beginning of year....................   179,559      (600,826)   (421,267)
   At end of year..........................   709,208    (2,101,480) (1,392,272)
                                              -------    ----------  ----------
   Change during year......................   529,649    (1,500,654)   (971,005)
                                              =======    ==========  ==========

14. GUARANTEES AND OTHER FINANCIAL COMMITMENTS

 a) Capital Commitments

  No capital expenditure had been approved and contracted for, or approved but not contracted, by the company at 31 December 1994 (1993--(Pounds)Nil).

 b) Pension arrangements

  The company does not operate a defined contribution pension scheme. The company contributes to individual staff private pension plans, and the assets of the schemes are held separately from those of the company in independently administered funds. The pension cost charge represents contributions payable in respect of the period by the company to the fund.

 c) Financial Support

  Following the change in ownership on 22 May 1995 (see also Note 10), the called up share capital of the company is held by Product Plus (London) Limited, a company incorporated in the United Kingdom. The ultimate United Kingdom parent company of Product Plus (London) Limited, Diversified Agency Services

                              EXCEL PLUS LIMITED

                      NOTES TO THE ACCOUNTS--(CONCLUDED)
Limited has agreed to provide the company with financial support. The directors have considered the financial position of the company and have concluded that the company is able to meet its liabilities as they fall due.

15. ULTIMATE PARENT COMPANY

  As a consequence of the company becoming a wholly owned subsidiary of Product Plus (London) Limited the company has become a subsidiary undertaking of Diversified Agency Services Limited, the United Kingdom parent company, whose principal place of business is at 239 Old Marylebone Road, London NW1 5QT.

  The ultimate parent company is Omnicom Group Inc. a company incorporated in the United States of America. The consolidated accounts of Omnicom Group Inc. are available to the public and may be obtained from Omnicom Group Inc., 437 Madison Avenue, New York 10022, USA.

16. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  These financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP.

  Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all temporary differences, as defined. A valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised.

  Under US GAAP, a tax benefit for the 1994 loss would be recognised. However because a question exists concerning the realisation of this benefit, a reserve for the full amount would be recognised. The net effect of establishing the reserve would result in income statement and balance sheet presentations identical to those shown in the accompanying statements.

  The cash flow statement has been prepared under UK Financial Reporting Standard number 1. The principal differences between this statement and cash flow statements prepared under US Financial Accounting Standards number 95 are as follows:

    1) Under the UK standard, net cash flows from operating activities is determined before considering cash flows from (a) returns on investments and servicing of finance and (b) taxes paid. Under the US standard, net cash flow from operating activities would be determined after these items.

    2) The UK definition of cash and cash equivalents includes advances from banks or financial institutions with a maturity of three months or less at the date of the advance. Under the US standard, these liabilities would be shown as a separate item to reconcile net income to the net change in cash resulting from operating activities.

  Other differences between UK and US GAAP do not affect the accompanying financial statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                                QUARTERLY DATA

                                   FIRST   SECOND    THIRD   FOURTH     FULL
                                  QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                  -------  -------  -------  -------  --------
                                      IN THOUSANDS (EXCEPT PER SHARE)
1994
Revenues........................  $27,561  $29,457  $35,866  $34,739  $127,623
Operating income (loss).........  $  (158) $   519  $ 1,882  $(1,091) $  1,152
Net income (loss)...............  $  (295) $   120  $   912  $  (788) $    (51)
Income (loss) per common share
  Primary.......................  $  (.05) $   .02  $   .15  $  (.14) $   (.02)
  Fully diluted.................  $  (.05) $   .02  $   .12  $  (.14) $   (.02)
1993
Revenues........................  $25,300  $29,345  $31,110  $33,189  $118,944
Operating income................  $    82  $   422  $   587  $ 1,607  $  2,698
Income (loss) before cumulative
 effect of change in accounting.  $  (100) $  (276) $   (52) $   582  $    154
Net income (loss)...............  $   100  $  (276) $   (52) $   582  $    354
Income (loss) per common share
  Primary.......................
Income (loss) before cumulative
 effect of change in accounting.  $  (.02) $  (.05) $  (.01) $   .10  $    .02
Net income (loss)...............  $   .01  $  (.05) $  (.01) $   .10  $    .05
Fully diluted Income (loss)
 before cumulative effect of
 change in accounting...........  $  (.02) $  (.05) $  (.01) $   .08  $    .02
Net income (loss)...............  $   .01  $  (.05) $  (.01) $   .08  $    .05

  During the fourth quarter of 1994, the Excel Marketing Group recorded a $2.5 million charge to reduce certain inventories to net realizable values. In addition, a $1 million charge was recorded for Excel Plus, a joint venture in which the Excel Group has a 50% interest. The charge was to adjust inventory to net realizable value and to record an additional allowance for returns. Net income for the second quarter of 1994 had previously been reported as $109,000. Included in that amount was an incorrect investment income number.

  Operating income for the second and third quarters of 1993 had previously been reported as a loss of $141,000 and income of $272,000, respectively. During these quarters, the results for November Records, Inc., a newly formed corporation had been included in operating income. During the fourth quarter of 1993, the Company determined that its controlling ownership of November was temporary and the inclusion of November's results in operating income was inappropriate. Also during 1993 the Company had classified its share of income from Excel Plus, as other income. At year end it was determined that the results of this joint venture should be included in operating income. Accordingly, the Company has restated its second and third quarter income statements to reclassify the losses of November to other expense and to include the income of the joint venture in operating income. These reclassifications did not affect either income (loss) before cumulative effect of change in accounting or net income (loss) for these quarters. (See Notes 2 and 5 of the Notes to Consolidated Financial Statements.)

  Effective January 1, 1993, the Company changed its method of accounting for income taxes. During the first quarter of 1993 a $200,000 cumulative effect was credited to income as a result of this accounting change. (See Notes 1 and 13 of the Notes to Consolidated Financial Statements.)

  This schedule is unaudited.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

                           PRO FORMA FINANCIAL DATA

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1994 and the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1994, give effect to the merger of Mickelberry Acquisition Corporation into Mickelberry Communications Incorporated. The pro forma adjustments related to the pro forma condensed consolidated balance sheet are computed assuming the merger was consummated as of December 31, 1994. Pro forma adjustments related to the pro forma condensed consolidated statement of income are computed assuming the transaction was consummated at January 1, 1994. The pro forma information is based on the historical financial statements of Mickelberry Communications Incorporated giving effect to the transaction under the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

  The pro forma statements have been prepared by Mickelberry Communications Incorporated based upon the balance sheet of Mickelberry Communications Incorporated as of December 31, 1994 and its income statement for the year then ended. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of Mickelberry Communications Incorporated contained elsewhere herein.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1995

                                    HISTORICAL    PRO FORMA         PRO FORMA
                                  MARCH 31, 1995 ADJUSTMENTS      MARCH 31, 1995
                                  -------------- -----------      --------------
                                       IN THOUSANDS (EXCEPT PER SHARE)
ASSETS
Current assets
  Cash...........................    $    157                        $    157
  Temporary investments..........       4,380                           4,380
  Receivables....................      34,648                          34,648
  Inventories....................      27,864                          27,864
                                     --------                        --------
    Total current assets.........      67,049                          67,049
Intangibles--net.................      10,946       (1,291)(/5/)        9,655
Property, plant and equipment--
 net.............................      26,136                          26,136
Other............................         562                             562
                                     --------     --------           --------
                                     $104,693     $ (1,291)          $103,402
                                     ========     ========           ========
LIABILITIES
Current liabilities
  Accounts payable...............    $ 23,467                        $ 23,467
  Notes payable..................       8,537                           8,537
  Accrued liabilities............      11,040                          11,040
  Income taxes payable...........       2,927                           2,927
  Current portion of long-term
   debt..........................       2,615                           2,615
                                     --------                        --------
                                       48,586                          48,586
Deferred income taxes............         938                             938
Long-term debt...................      20,113       17,249 (/4/)       37,362
Stockholders' equity
  Preferred stock................         242         (242)(/3/)
  Common equity..................      34,814      (18,298)(/2/)       16,516
                                     --------     --------           --------
    Total stockholders' equity...      35,056      (18,540)            16,516
                                     --------     --------           --------
                                     $104,693     $ (1,291)          $103,402
                                     ========     ========           ========
Book Value Per Share.............    $   5.32                        $   5.92
                                     ========                        ========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                     MICKELBERRY COMMUNICATIONS INCORPORTED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1995

                                             HISTORICAL  PRO FORMA     PRO FORMA
                                                1995    ADJUSTMENTS      1995
                                             ---------- -----------    ---------
                                             IN THOUSANDS (EXCEPT PER SHARE)
Revenues
  Tangible products........................   $25,720                   $25,720
  Services.................................     5,465                     5,465
                                              -------                   -------
                                               31,185                    31,185
                                              -------                   -------
Equity in pre-tax earnings (loss) of affil-
 iated company.............................      (127)                     (127)
Costs and expenses
  Cost of revenues
    Tangible products......................    19,883                    19,883
    Services...............................     4,880                     4,880
    Selling and administrative.............     5,403        (14)(/7/)    5,389
                                              -------      -----        -------
                                               30,166        (14)        30,152
                                              -------      -----        -------
Operating income (loss)....................       892         14            906
Other expense (income)
  Interest expense.........................       483        459 (/6/)      942
  Investment income........................      (127)                     (127)
  Other--net...............................       (39)                      (39)
                                              -------                   -------
                                                  317        459            776
                                              -------      -----        -------
Income (loss) before taxes (benefit).......       575       (445)           130
Income taxes (benefit).....................       230       (178)(/8/)       52
                                              -------      -----        -------
Net Income (loss)..........................   $   345      $ 267        $    78
                                              =======      =====        =======
Income (loss) per common share
  Primary..................................   $  0.06                   $  0.03
                                              =======                   =======
  Fully diluted............................   $  0.05                   $  0.03
                                              =======                   =======
Number of shares used to calculate earnings
 per share
  Primary..................................     5,923                     2,789
  Fully diluted............................     8,304                     2,789
Ratio of Earnings to Fixed Changes.........    219.05%                    113.8%

  See Note to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994

                                           HISTORICAL  PRO FORMA      PRO FORMA
                                              1994    ADJUSTMENTS       1994
                                           ---------- -----------     ---------
                                           IN THOUSANDS (EXCEPT PER SHARE)
Revenues
  Tangible products.......................  $106,637                  $106,637
  Services................................    20,986                    20,986
                                            --------                  --------
                                             127,623                   127,623
                                            --------                  --------
Equity in pre-tax earnings (loss) of af-
 filiated company.........................      (907)                     (907)
Costs and expenses
  Cost of revenues
    Tangible products.....................    85,089                    85,089
    Services..............................    17,807                    17,807
    Selling and administrative............    22,668        (57)(/7/)   22,611
                                            --------    -------       --------
                                             125,564        (57)       125,507
                                            --------    -------       --------
Operating income (loss)...................     1,152         57          1,209
Other expense (income)
  Interest expense........................     1,990      1,837 (/6/)    3,827
  Investment income.......................      (631)                     (631)
  Other--net..............................      (122)                     (122)
                                            --------                  --------
                                               1,237      1,837          3,074
                                            --------    -------       --------
Income (loss) before taxes (benefit)......       (85)    (1,780)        (1,865)
Income taxes (benefit)....................       (34)      (712)(/8/)     (746)
                                            --------                  --------
Net Income (loss).........................  $    (51)   $(1,068)      $ (1,119)
                                            ========    =======       ========
Income (loss) per common share
  Primary.................................  $  (0.02)                 $  (0.40)
                                            ========                  ========
  Fully diluted...........................  $  (0.02)                 $  (0.40)
                                            ========                  ========
Number of shares used to calculate earn-
 ings per share
  Primary.................................     5,876                     2,789
  Fully diluted...........................     5,876                     2,789
Ratio of Earnings to Fixed Charges........     96.17%                    52.58%

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                    MICKELBERRY COMMUNICATIONS INCORPORATED

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. Basis of Presentation

  The unaudited pro forma condensed consolidated financial statements give effect to the Merger. In conjunction with the Merger, the Company intends to borrow $22,876,000 which will be used as follows:

                                                                  (IN THOUSANDS)
     Payment for common and preferred shares.....................    $15,022
     Cancellation of options.....................................        581
     Redemption of convertible debentures........................      5,628
     Estimated transaction expenses..............................      1,645
                                                                     -------
                                                                     $22,876
                                                                     =======

  The Merger will be accounted for as a step acquisition. Pursuant to this accounting treatment, residual interests in the Company will be carried over at the investors' predecessor basis. Since it is impracticable to recompute predecessor basis, the investors' proportionate equity in the book value of the Company will be carried over following the Merger. Residual interests of the Company prior to the Merger which will continue after the Merger amount to approximately 48%.

  2. Adjustment to reflect the reduction in equity resulting from the acquisition of approximately 52% of the stock of the Company as of March 31, 1995.

  3. Elimination of preferred stockholder interest as of March 31, 1995.

  4. Issuance of debt to finance the Merger transaction ($22,876,000) net of redemption of convertible debentures ($5,627,000).

  5. Adjustment resulting from the acquisition of approximately 52% of the Company's common equity at less than book value. The Company has not yet obtained an appraisal of the fair values of its assets and liabilities. However, the Company does not believe that such fair values would be materially different than recorded book value at March 31, 1995. Accordingly, the reduction in accounting values resulting from the acquisition has been reflected in intangibles.

  6. Increase in interest costs for the three months ended March 31, 1995 and for the year ended December 31, 1994 as follows:

                                               YEAR ENDED     THREE MONTHS ENDED
                                            DECEMBER 31, 1994   MARCH 31, 1995
                                            ----------------- ------------------
   Interest on new debt--$22,876 at 10%...       $2,287             $ 572
   Less interest on redeemed debt--5,627
    at 8%.................................         (450)             (113)
                                                 ------             -----
                                                 $1,837             $ 459
                                                 ======             =====

  7. Reduction in amortization of intangible assets, as follows:

                                               YEAR ENDED     THREE MONTHS ENDED
                                            DECEMBER 31, 1994   MARCH 31, 1995
                                            ----------------- ------------------
   Reduction of intangibles--$1,142 / 20..       $   57             $  14
                                                 ======             =====

  8. Adjustment to income taxes at 40% of the amount of net pretax pro forma adjustments. Statutory rate of 40% represents 34% federal rate and 6% state and local rate net of federal benefit.

  PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                    MICKELBERRY COMMUNICATIONS INCORPORATED,

                      MICKELBERRY ACQUISITION CORPORATION,

                           UNION CAPITAL CORPORATION

                                      AND

                              MR. JAMES C. MARLAS

                           DATED AS OF MARCH 21, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

 Section  1.1.Meeting of Mickelberry's Stockholders; Proxy Statement;
              Schedule 13E-3..............................................  A-1
          1.2.The Merger..................................................  A-2
          1.3.Conversion of Outstanding Shares............................  A-2
          1.4.Surrender and Exchange......................................  A-3
          1.5.Certificate of Incorporation................................  A-3
          1.6.By-laws.....................................................  A-3
          1.7.Directors and Officers......................................  A-3
          1.8.Stock Transfer Books........................................  A-3
                                   ARTICLE II
                 Representations and Warranties of Mickelberry
 Section  2.1.Corporate Organization......................................  A-4
          2.2.Capitalization..............................................  A-4
          2.3.Authorization and Validity of Agreement.....................  A-4
          2.4.No Conflict or Violation....................................  A-4
          2.5.Consents and Approvals......................................  A-5
                                  ARTICLE III
           Representations and Warranties of Mickelberry Acquisition
 Section  3.1.Corporate Organization......................................  A-5
          3.3.Subsidiaries and Equity Investments.........................  A-5
          3.4Authorization and Validity of Agreement......................  A-5
          3.5.No Conflict or Violation....................................  A-5
          3.6.Consents and Approvals......................................  A-6
                                   ARTICLE IV
           Representations and Warranties of Union Capital and Marlas
 Section  4.1.Corporate Organization......................................  A-6
          4.2.Capitalization of Union Capital.............................  A-6
          4.3.Title to Cancelled Shares...................................  A-6
          4.4.Authorization and Validity of Agreement.....................  A-6
          4.5.No Conflict or Violation....................................  A-6
                                   ARTICLE V
                            Covenants of Mickelberry
 Section  5.1.Conduct of Mickelberry......................................  A-7
          5.2.Access to Information.......................................  A-7
          5.3.Indemnification and Insurance...............................  A-8
          5.4.Vote........................................................  A-8
          5.5.Letter Agreement and Other Fees and Expenses................  A-8
          5.6.Stock Options...............................................  A-9
          5.7.No Mergers, Consolidations, Sale of Stock, etc. ............  A-9
          5.8.Convertible Debentures......................................  A-9

                                   ARTICLE VI
                      Covenants of Mickelberry Acquisition
 Section    6.1.Conduct of Mickelberry Acquisition.......................   A-9
            6.2.Access to Information....................................   A-9
                                  ARTICLE VII
                     Covenants of Union Capital and Marlas
 Section    7.1.Vote.....................................................   A-9
            7.2.No Sale or Disposition; Waiver...........................  A-10
                                  ARTICLE VIII
                                Other Agreements
 Section    8.1.Best Efforts.............................................  A-10
            8.2.Notification of Certain Matters..........................  A-10
            8.3.Further Assurances.......................................  A-10
                                   ARTICLE IX
                            Conditions to the Merger
 Section    9.1.Conditions to the Obligations of Each Party..............  A-10
            9.2.Conditions to the Obligation of Mickelberry..............  A-11
            9.3.Conditions to the Obligation of Mickelberry Acquisition..  A-11
                                   ARTICLE X
                                  Termination
 Section   10.1.Termination..............................................  A-12
           10.2.Effect of Termination....................................  A-12
                                   ARTICLE XI
                                 Miscellaneous
 Section   11.1.Notices..................................................  A-12
           11.2.Survival.................................................  A-12
           11.3.Amendment................................................  A-13
           11.4.Waiver...................................................  A-13
           11.5.Successors and Assigns...................................  A-13
           11.6.Governing Law............................................  A-13
           11.7.Integration..............................................  A-13
           11.8.Headings and References..................................  A-13
           11.9.Counterparts; Effectiveness..............................  A-13

 Signatures..............................................................  A-14

 Exhibit A Form of Certificate of Incorporation of the Surviving
           Corporation...................................................
 Schedules

 Schedule   1.3Certain Shares............................................
 Schedule   2.1Subsidiaries..............................................

                             INDEX TO DEFINED TERMS

DEFINED TERM                                                       WHERE DEFINED
------------                                                       -------------
Agreement......................................................... Introduction
Cancelled Shares.................................................. (S)1.3(a)
Certificate of Merger............................................. (S)1.2(b)
Client............................................................ (S)5.5
Common Stock...................................................... (S)2.2
Convertible Debentures............................................ (S)2.4
Delaware Law...................................................... (S)1.2(a)
Effective Time.................................................... (S)1.2(b)
Exchange Act...................................................... (S)1.1(b)
HSR Act........................................................... (S)2.5
Letter Agreement.................................................. (S)5.5
Marlas............................................................ Introduction
Merger............................................................ Recitals
Merger Consideration.............................................. (S)1.3(a)
Mickelberry....................................................... Introduction
Mickelberry Acquisition........................................... Introduction
Option Consideration.............................................. (S)5.6
Options........................................................... (S)5.6
Paying Agent...................................................... (S)1.4(a)
Preferred Stock................................................... (S)2.2
Proxy Statement................................................... (S)1.1(b)
SEC............................................................... (S)1.1(b)
Schedule 13E-3.................................................... (S)1.1(b)
Share............................................................. (S)1.3(a)
Special Meeting................................................... (S)1.1(a)
Subsidiary........................................................ (S)2.1
Surviving Corporation............................................. (S)1.2(a)
Termination Agreement............................................. (S)5.6
Union Capital..................................................... Introduction
Wertheim Opinion.................................................. (S)2.4

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of March 21, 1995 (this "AGREEMENT") by and among MICKELBERRY COMMUNICATIONS INCORPORATED, a Delaware corporation ("MICKELBERRY"), MICKELBERRY ACQUISITION CORPORATION, a Delaware corporation ("MICKELBERRY ACQUISITION"), UNION CAPITAL CORPORATION, a Nevada corporation ("UNION CAPITAL") and Mr. JAMES C. MARLAS ("MARLAS").

  WHEREAS, each of Mickelberry Acquisition and Union Capital is wholly owned by Marlas;

  WHEREAS, each of Union Capital and Marlas owns shares of common stock of Mickelberry;

  WHEREAS, the parties hereto desire to effect the merger of Mickelberry Acquisition with and into Mickelberry (the "MERGER") pursuant to the terms of this Agreement;

  WHEREAS, upon the consummation of the Merger, each share of common stock of Mickelberry Acquisition will be converted into and become one share of common stock of the surviving corporation; and

  WHEREAS, the Board of Directors of each of Mickelberry and Mickelberry Acquisition have determined that the Merger contemplated hereby is fair to and in the best interests of Mickelberry and its shareholders and Mickelberry Acquisition and its sole shareholder;

  NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. Meeting of Mickelberry's Stockholders; Proxy Statement;
Schedule 13E-3. (a) Mickelberry will take all action necessary in accordance with applicable law to convene a meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof to consider and vote upon the Merger. The Board of Directors of Mickelberry, subject to its fiduciary duties as advised by counsel, will recommend that Mickelberry's stockholders vote in favor of the Merger and the approval and adoption of this Agreement.

  (b) As soon as practicable, Mickelberry shall file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and shall use its best efforts to have cleared by the SEC, a proxy statement (together with any amendments or supplements thereto, the "PROXY STATEMENT"), with respect to the Special Meeting. In addition, Mickelberry and Mickelberry Acquisition shall file with the SEC and make available to Mickelberry's shareholders, as required by applicable law, a joint Schedule 13E-3 (together with any amendments or supplements thereto, the "SCHEDULE 13E-3") with respect to the Special Meeting and the Merger. Mickelberry Acquisition, Union Capital and Marlas will provide all information relating to them or their affiliates (other than Mickelberry or any of its subsidiaries) for use in preparation of the Proxy Statement and Schedule 13E-
3. Mickelberry will provide all information, other than that relating to Mickelberry Acquisition, Union Capital, Marlas or their respective affiliates (other than Mickelberry or any of its subsidiaries), for use in the Proxy Statement and in the Schedule 13E-3. The information provided and to be provided by Mickelberry, Mickelberry Acquisition, Union Capital and Marlas, respectively, for use in the Proxy Statement and in the Schedule 13E-3 shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading as of the date of the Proxy Statement or the Schedule 13E-3, as the case may be, and as of the date of the Special Meeting. Mickelberry will promptly advise Mickelberry Acquisition, Union Capital and Marlas and Mickelberry Acquisition, Union Capital or Marlas, as the case may be, will promptly advise Mickelberry, in writing if at any time prior to the Effective Time Mickelberry, Mickelberry Acquisition, Union Capital or Marlas shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Schedule 13E-3 in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Proxy Statement shall contain the recommendation of the Board of Directors of Mickelberry referred to in subdivision (a) of this Section 1.1 as well as the conclusion of the Board of Directors of Mickelberry that the terms and conditions of the Merger are fair to the shareholders of Mickelberry (other than Union Capital and Marlas).

  Section 1.2. The Merger. (a) At the Effective Time, the Merger shall occur in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), whereupon the separate existence of Mickelberry Acquisition shall cease, and Mickelberry shall be the surviving corporation (the "SURVIVING CORPORATION").

  (b) As soon as practicable after all of the conditions set forth in Article VII have been satisfied or waived, Mickelberry and Mickelberry Acquisition will file, or cause to be filed, with the Secretary of State of the State of Delaware a certificate of merger for the Merger in accordance with Delaware Law (the "CERTIFICATE OF MERGER"). The Merger shall become effective at the time such filing is made or at such other time as is set forth in the Certificate of Merger (the "EFFECTIVE TIME").

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Mickelberry and Mickelberry Acquisition, all as provided under Delaware Law.

  Section 1.3. Conversion of Outstanding Shares.

  (a) At the Effective Time:

    (i) each share of Preferred Stock and of Common Stock of Mickelberry (a "SHARE" and, collectively, the "SHARES") outstanding immediately prior to the Effective Time (except for the Cancelled Shares) shall, except as otherwise provided in subsections (a)(iii) and (b) of this Section 1.3, be converted into and represent the right to receive $4.25 in cash (the "MERGER CONSIDERATION");

    (ii) each Share held by Union Capital and by Marlas outstanding immediately prior to the Effective Time other than those listed on Schedule
  1.3 hereof (a "CANCELLED SHARE" and, collectively, the "CANCELLED SHARES") shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof; provided, however, that in connection with, and only in connection with, the consummation of the Merger, each of Union Capital and Marlas waives its right to receive the Merger Consideration and consents to being treated less favorably than the other shareholders of Mickelberry;

    (iii) each Share held by Mickelberry as treasury stock immediately prior to the Effective Time or owned by any direct or indirect subsidiary of Mickelberry immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto; and

    (iv) each share of common stock of Mickelberry Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

  (b) Notwithstanding subsection (a)(i) of this Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration pursuant to such subsection (a)(i) unless such holder fails to perfect or withdraws or loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall thereupon be deemed to have been converted into and to represent the right to receive, at the Effective Time, the Merger Consideration pursuant to the terms of subsection (a)(i) of this Section 1.3, without any interest thereon or addition thereto. Mickelberry shall give Mickelberry Acquisition prompt notice of any demands received by Mickelberry for appraisal of Shares, and Mickelberry Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Mickelberry shall not, except with the prior written consent of Mickelberry Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 1.4. Surrender and Exchange. (a) Promptly after the Effective Time, the Surviving Corporation, or such bank or trust company acting as paying agent (the "PAYING AGENT") for the Merger pursuant to an agreement in a form to be mutually agreed upon by Mickelberry and Mickelberry Acquisition, shall mail or cause to be mailed to each (i) holder of Shares at the Effective Time a letter of transmittal for use in surrendering for exchange the certificate or certificates representing such Shares, and (ii) holder of Options at the Effective Time a letter of transmittal for use in transmitting the Termination Agreement. After the Effective Time, each such holder, upon surrender to the Paying Agent of such certificate or certificates or Termination Agreement, as the case may be (together with such letter of transmittal duly executed), will be entitled to receive the Merger Consideration or the Option Consideration, as the case may be. Until so surrendered, each such certificate shall after the Effective Time represent for all purposes only the right to receive the Merger Consideration. At the Effective Time, Mickelberry Acquisition shall furnish or cause to be furnished to the Paying Agent funds equal to the aggregate Merger Consideration payable to the holders of Shares and the aggregate Option Consideration payable to the holders of Options. After the Effective Time, there shall be no further registration or transfers of Shares. The Surviving Corporation shall establish reasonable procedures for the delivery of the Merger Consideration to holders of Shares whose stock certificates have been lost, destroyed or mutilated.

  (b) If any delivery of the Merger Consideration is to be made pursuant to
Section 1.3(a)(i) to a person other than the registered holder of the certificate or certificates surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Paying Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

  (c) Any holder of Shares who has not exchanged his Shares for the Merger Consideration in accordance with subsection (a) within six months after the Effective Time shall have no further claim upon the Paying Agent and shall thereafter look only to the Surviving Corporation for payment in respect of his Shares. Notwithstanding the foregoing, no party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

  Section 1.5. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read as set forth in Exhibit A.

  Section 1.6. By-laws. The By-laws of Mickelberry Acquisition in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

  Section 1.7. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of Mickelberry at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Mickelberry at the Effective Time shall be the officers of the Surviving Corporation.

  Section 1.8. Stock Transfer Books. At the Effective Time the stock transfer books of Mickelberry shall be closed and no transfer of Common Stock shall thereafter be made on such stock transfer books.

                                  ARTICLE II

                 Representations and Warranties of Mickelberry

  Mickelberry represents and warrants to Mickelberry Acquisition, Union Capital and Marlas that:

  Section 2.1. Corporate Organization. Each of Mickelberry and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. "SUBSIDIARY" or "SUBSIDIARIES" means any corporation of which Mickelberry owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation. Schedule 2.1 contains a list of all the Subsidiaries together with Mickelberry's percentage of ownership of each such Subsidiary.

  Section 2.2. Capitalization. The authorized capital stock of Mickelberry consists of 25,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), and 20,000,000 shares of Common Stock, par value $1.00 per share (the "COMMON STOCK"), and 242,334 and 5,877,948 shares of Preferred Stock and Common Stock, respectively, are issued and outstanding. The shares of Common Stock and the shares of Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. The Common Stock and the Preferred Stock are the only outstanding capital stock of Mickelberry.

  Section 2.3. Authorization and Validity of Agreement. Mickelberry has the corporate power to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the performance of Mickelberry's obligations hereunder have been duly authorized by all necessary corporate action, including, without limitation, by the Board of Directors of Mickelberry. The consummation of the Merger has been duly authorized by all necessary corporate action, other than the affirmative vote of the stockholders of Mickelberry in accordance with applicable law and this Agreement, and approval of the Merger by the stockholders of Mickelberry has been recommended by the Board of Directors of Mickelberry. Wertheim Schroder & Co. Incorporated has delivered to the Special Committee of the Board of Directors of Mickelberry its opinion, dated March 21, 1995, that the Merger Consideration is fair from a financial point of view to the holders of the Shares (the "WERTHEIM OPINION") other than Union Capital and Marlas. This Agreement has been duly executed by Mickelberry and constitutes the valid and binding obligation of Mickelberry enforceable against Mickelberry in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  Section 2.4. No Conflict or Violation. As of the Effective Time, the execution, delivery and performance by Mickelberry of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the Restated Certificate of Incorporation or By-laws of Mickelberry, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, and (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, indenture (other than the indenture for Mickelberry's 8% Convertible Debentures due May 2002 (the "CONVERTIBLE DEBENTURES")) or other agreement (other than the two Equipment Financings by Sandy Alexander, Inc., as obligor, NationsBank Leasing Corporation, as lender and Mickelberry as guarantor dated March 25, 1993 and April 7, 1993, respectively) or instrument to which Mickelberry or any of its Subsidiaries is a party or by which it is bound or to which its properties or assets are subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Mickelberry or any of its Subsidiaries, nor will adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to Mickelberry or any of its Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except (in the case of clauses (ii) and (iii) above only) for such violations or breaches which would not, individually or in the aggregate, present a reasonable likelihood of having a material adverse effect on the business, assets or financial condition of Mickelberry and its subsidiaries, taken as whole.

  Section 2.5. Consents and Approvals. As of the Effective Time, no material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no material declaration or notification to or filing or registration with any such governmental or regulatory authority, is required on the part of Mickelberry in connection with the execution and delivery of this Agreement by Mickelberry, the performance by Mickelberry of its obligations hereunder, or the consummation of the Merger, other than in connection with or in compliance with the applicable provisions of Delaware Law, the Exchange Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT").

                                  ARTICLE III

           Representations and Warranties of Mickelberry Acquisiton

  Mickelberry Acquisition represents and warrants to Mickelberry that:

  Section 3.1. Corporate Organization. Mickelberry Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Since its date of incorporation, Mickelberry Acquisition has not engaged in any activities not related to the acquisition, or proposed acquisition, of Shares or the transactions contemplated by this Agreement and the Merger and as of the Effective Time Mickelberry Acquisition will have no liabilities other than those incurred to facilitate or in connection with the acquisition, or proposed acquisition, of Shares or the transactions contemplated by this Agreement and the Merger.

  Section 3.2. Capitalization of Mickelberry Acquisition. The authorized capital stock of Mickelberry Acquisition consists of 4,000,000 shares of common stock, par value $1.00 per share, 3,000,000 of which are issued and outstanding, and all of which are owned by Marlas.

  Section 3.3. Subsidiaries and Equity Investments. As of the date of this Agreement there are no corporations of which Mickelberry Acquisition owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation.

  Section 3.4. Authorization and Validity of Agreement. Mickelberry Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the performance of Mickelberry Acquisition's obligations hereunder and the consummation of the Merger have been duly authorized by the Board of Directors and by the sole shareholder of Mickelberry Acquisition and no other proceedings on the part of Mickelberry Acquisition are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Mickelberry Acquisition and is the legal, valid and binding obligation of Mickelberry Acquisition, enforceable against Mickelberry Acquisition in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  Section 3.5. No Conflict or Violation. As of the Effective Time, the execution, delivery and performance by Mickelberry Acquisition of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the charter documents or By-laws of Mickelberry Acquisition, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, and (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Mickelberry Acquisition is a party or by which Mickelberry Acquisition is bound or to which its properties or assets are subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Mickelberry Acquisition, nor will adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to Mickelberry Acquisition by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing except (in the case of clauses (ii) and (iii) above only) for such violations or breaches which would not, individually or in the aggregate, present a reasonable likelihood of having a material adverse effect on the business, assets or financial condition of Mickelberry Acquisition.

  Section 3.6. Consents and Approvals. As of the Effective Time, no material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no material declaration or notification to or filing, or registration with any such governmental or regulatory authority, is required in connection with the execution and delivery of this Agreement by Mickelberry Acquisition, the performance by Mickelberry Acquisition of its obligations hereunder or the consummation of the Merger, other than in connection with or in compliance with the applicable provisions of Delaware Law, the Securities Act of 1933, as amended, the Exchange Act or the HSR Act.

                                  ARTICLE IV

          Representations and Warranties of Union Capital and Marlas

  Each of Union Capital and Marlas represents and warrants to Mickelberry that:

  Section 4.1. Corporate Organization. Union Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

  Section 4.2. Capitalization of Union Capital. The authorized capital stock of Union Capital consists of 1,000 shares of common stock, no par value, 100 of which are issued and outstanding, and all of which are owned by Marlas.

  Section 4.3. Title to Cancelled Shares. All of the Cancelled Shares are owned of record and beneficially by Union Capital or Marlas, as the case may be, in each case free and clear of all liens.

  Section 4.4. Authorization and Validity of Agreement. Union Capital has the corporate power to enter into this Agreement and to carry out its obligations hereunder. Marlas has full legal capacity to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the performance of Union Capital's obligations hereunder have been duly authorized by the board of directors and by the sole shareholder of Union Capital and no other proceedings on the part of Union Capital are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of Union Capital and Marlas and is the legal, valid and binding obligation of Union Capital and Marlas, enforceable against Union Capital and Marlas in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  Section 4.5. No Conflict or Violation. As of the Effective Time, the execution, delivery and performance by each of Union Capital and Marlas of this Agreement and consummation of the Merger does not and will not (i) violate or conflict with any provision of the charter documents or By-laws of Union Capital, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, and (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Union Capital or Marlas is a party or by which Union Capital or Marlas is bound or to which its properties or assets are subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Union Capital or Marlas, nor will adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to Union Capital by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing except (in the case of clauses (ii) and (iii) above only) for such violations or breaches which would not, individually or in the aggregate, present a reasonable likelihood of having a material adverse effect on the business, assets or financial condition of Union Capital or Marlas, as the case may be.

                                   ARTICLE V

                           Covenants of Mickelberry

  Mickelberry agrees that:

  Section 5.1. Conduct of Mickelberry. From and after the date of this Agreement and until the Effective Time, Mickelberry shall conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Mickelberry Acquisition, will not, except as required or permitted pursuant to the terms hereof or as may occur in the ordinary course of business consistent with past practice:

    (i) make any material change in the conduct of its businesses and operations or enter into any material transaction;

    (ii) make any change in its Restated Certificate of Incorporation or By-laws; issue any additional shares of capital stock or equity securities (other than an exercise of options or convertible securities, in each case outstanding on the date hereof), grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for its capital stock, alter in any material respect the terms of any of its outstanding securities, or make any change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

    (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof;

    (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;
    (v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise by operation of law;

    (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends (other than regular quarterly dividends on its Common Stock and Preferred Stock of $0.015 and $0.075 per share, respectively) or other distribution in respect of such shares;

    (vii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

    (viii) commit itself to do any of the foregoing.

  Section 5.2. Access to Information. From and after the date hereof and subject to the execution of such confidentiality agreements as Mickelberry shall reasonably require, Mickelberry will give Mickelberry

Acquisition and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Mickelberry and will instruct Mickelberry's employees, counsel, financial advisors and financing sources to cooperate with any such person in its investigation of Mickelberry.

  Section 5.3. Indemnification and Insurance. (a) For a period of three years from the Effective Time, Mickelberry, as the Surviving Corporation, shall maintain in its Certificate of Incorporation the provisions with respect to indemnification set forth in paragraph 8 of Exhibit A attached hereto, which provisions shall not be amended, repealed or otherwise modified for such a period in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, employees or agents of Mickelberry (such persons being third-party beneficiaries of this Section 5.3) with respect to actions and omissions occurring prior to the Effective Time, unless such modification is required by law.

  (b) For a period of three years from the Effective Time, the Surviving Corporation shall use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Mickelberry's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this subdivision (b) is unavailable for the Current D&O Premium, the Surviving Corporation shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the current D&O Premium. The Company will use its best efforts to give to any director and officer covered by this Section 5.3, 30 days prior written notice of any reduction on coverage or cancellation of the directors' and officers' liability insurance referred to in this subdivision (b). For purposes of this subdivision (b), the "CURRENT D&O PREMIUM" shall be an amount not greater than 125% of the premium paid by Mickelberry (on an annualized basis) for directors' and officers' liability insurance during the period from October 1, 1994 to the Effective Time.

  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.3.

  Section 5.4. Vote. From and after the date hereof, Mickelberry will, to the extent required by applicable law or as otherwise reasonably requested by Mickelberry Acquisition and in accordance with Delaware Law and its certificate of incorporation and By-laws, use its best efforts to (a) solicit from the shareholders of Mickelberry proxies in favor of the approval of this Agreement and (b) take all other action necessary or helpful to secure a vote of shareholders in favor of the Merger and to approve this Agreement.

  Section 5.5. Letter Agreement and Other Fees and Expenses. Whether or not the Merger is consummated (except as provided below), from and after the date hereof and without the execution of any further instrument, Mickelberry will
(a) assume all of the obligations of Marlas and of any entity formed by him for purposes of completing the Merger (including but not limited to Mickelberry Acquisition) (collectively, the "CLIENT") under that certain Letter Agreement dated November 23, 1994 (the "LETTER AGREEMENT"), by and among the Client, The Argosy Group L.P. and The Argosy Securities Group L.P., including, without limitation, indemnities, contribution, compensation and expense reimbursements, all in accordance with Section 15 of such Letter Agreement and in connection therewith Mickelberry will reimburse the Client for any amounts previously paid by it pursuant to the Letter Agreement and (b) pay all reasonable attorneys' fees, expenses and disbursements of the Client incurred prior to or after the date hereof in connection with the transactions contemplated by this Agreement; provided, however, that Mickelberry shall not be obligated to assume any obligation or to pay any fees and expenses under this Section 5.5 (and Marlas shall repay to Mickelberry any amounts paid by Mickelberry pursuant to this Section 5.5) if this Agreement is terminated because of a material breach by Mickelberry Acquisition, Union Capital or Marlas of any of its representations, warranties or covenants contained hereunder.

  Section 5.6. Stock Options. Prior to the Effective Time, Mickelberry shall use its best efforts to cause the holders (other than Marlas) of all outstanding options (the "OPTIONS") under the 1981 Incentive Stock Option Plan and the 1992 Stock Option Plan to agree in writing to cancel such Options as of and subject to the occurrence of the Effective Time, pursuant to an Option Termination Agreement (the "TERMINATION AGREEMENT") in form and substance satisfactory to Mickelberry Acquisition. Each holder of an Option who so executes and delivers such a Termination Agreement and whose Option has an exercise price less than the Merger Consideration, shall have the right to receive in cash, if the Option is presently exercisable, an amount equal to the Merger Consideration less the exercise price for each such Option and any applicable withholding taxes (the "OPTION CONSIDERATION").

  Section 5.7. No Mergers, Consolidations, Sale of Stock, etc. From and after the date hereof, neither Mickelberry nor any of its Subsidiaries will directly or indirectly, through officers, employees, representatives or agents, solicit any inquiries or proposals to enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Shares, the merger, reorganization or business combination of Mickelberry with, or the disposition of a significant amount of Mickelberry's assets or business to, any person other than Mickelberry Acquisition or its affiliates.

  Section 5.8. Convertible Debentures. From and after the date hereof, Mickelberry will assist Mickelberry Acquisition and take all actions deemed necessary by Mickelberry Acquisition to obtain the consent of the holders (other than Marlas) of the Convertible Debentures to the prepayment and/or the cancellation, as of the Effective Time, of all the Convertible Debentures on terms reasonably satisfactory to Mickelberry Acquisition.

                                  ARTICLE VI

                     Covenants of Mickelberry Acquisition

  Mickelberry Acquisition agrees that:

  Section 6.1. Conduct of Mickelberry Acquisition. From and after the date of this Agreement and until the Effective Time, Mickelberry Acquisition shall conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Mickelberry, will not, except as required or permitted pursuant to the terms hereof or as may occur in the ordinary course of business consistent with past practice:

    (i) make any change in its Certificate of Incorporation; or

    (ii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

    (iii) commit itself to do any of the foregoing.

  Section 6.2. Access to Information. From and after the date hereof and subject to the execution of such confidentiality agreements as Mickelberry Acquisition shall reasonably require, Mickelberry Acquisition will give Mickelberry and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Mickelberry Acquisition and will instruct Mickelberry Acquisition's employees, counsel, financial advisors and financing sources to cooperate with any such person in its investigation of Mickelberry Acquisition.

                                  ARTICLE VII

                     Covenants of Union Capital and Marlas

  Each of Union Capital and Marlas agrees that:

  Section 7.1. Vote. Union Capital and Marlas will vote the Cancelled Shares and the Shares listed on Schedule 1.3 in favor of the approval and adoption of this Agreement and the approval of the Merger.

  Section 7.2. No Sale or Disposition; Waiver. From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, (i) neither Union Capital nor Marlas will sell or otherwise dispose of any Cancelled Shares or Shares listed on Schedule 1.3 other than to any of its respective affiliates or otherwise to facilitate the consummation of the transactions contemplated by this Agreement and (ii) Marlas agrees to waive any default or event of default under the Convertible Debentures if such default or event of default has occurred and is continuing solely as a result of the transactions contemplated by this Agreement.

                                 ARTICLE VIII

                               Other Agreements

  The parties hereto agree that:

  Section 8.1. Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including without limitation under the HSR Act, to consummate the transactions contemplated by this Agreement as promptly as possible. Without limiting the generality of the foregoing, Mickelberry Acquisition agrees to use its best efforts to obtain the financing referred to in Section 9.3(c).

  Section 8.2. Notification of Certain Matters. Each party to this Agreement will give prompt notice to the other parties hereof of:

    (i) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

    (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Mickelberry on the one hand, or Mickelberry Acquisition, Union Capital and/or Marlas on the other hand, which is reasonably likely to affect materially the transactions contemplated by this Agreement;

    (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue and inaccurate in any material respect at any time from the date hereof to the Effective Time; and

    (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  Section 8.3. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Mickelberry or Mickelberry Acquisition, any deeds, bills of sale, assignments or assurances and to take and do in the name and on behalf of Mickelberry or Mickelberry Acquisition any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Mickelberry acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE IX

                           Conditions to the Merger

  Section 9.1. Conditions to the Obligations of Each Party. The obligations of Mickelberry and Mickelberry Acquisition to consummate the Merger are subject to (a) the approval of the Merger and this

Agreement at the Special Meeting by the affirmative vote of at least (1) the holders of a majority of the Shares outstanding on the record date of such Special Meeting or (2) 66 2/3% of the votes cast by the holders of the Shares voting at the Special Meeting, whichever is greater, (b) the Wertheim Opinion not being withdrawn, (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, (d) the absence of any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining the consummation of the Merger, and (e) the receipt of an opinion of counsel to Mickelberry, in form and substance reasonably satisfactory to Mickelberry and Mickelberry Acquisition, as to the validity of the Merger under Delaware Law.

  Section 9.2. Conditions to the Obligation of Mickelberry. The obligation of Mickelberry to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

    (a) Mickelberry Acquisition shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (b) the representations and warranties of Mickelberry Acquisition contained in this Agreement and in any certificate or other writing delivered by Mickelberry Acquisition pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than any inaccuracies in such representations or warranties that are attributable to Mickelberry);

    (c) receipt by Mickelberry of a certificate signed by an executive officer of Mickelberry Acquisition to the effect set forth in paragraphs
  (a) and (b) of this Section;

    (d) consummation on terms satisfactory to Mickelberry of third-party financing for (1) the Merger Consideration, (2) the Option Consideration and (3) the repayment of the Convertible Debentures; and

    (e) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Mickelberry shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of Mickelberry or Mickelberry Acquisition effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

  Section 9.3. Conditions to the Obligation of Mickelberry Acquisition. The obligation of Mickelberry Acquisition to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

    (a) Mickelberry shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (b) the representations and warranties of Mickelberry contained in this Agreement and in any certificate or other writing delivered by Mickelberry pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time;

    (c) receipt by Mickelberry Acquisition of a certificate signed by an executive officer of Mickelberry to the effect set forth in paragraphs (a) and (b) of this Section;

    (d) consummation on terms satisfactory to Mickelberry Acquisition of third-party financing for (1) the Merger Consideration, (2) the Option Consideration and (3) the repayment of the Convertible Debentures;

    (e) the holders of not more than 5% of the outstanding shares of Preferred Stock and Common Stock shall have exercised their appraisal rights in the Merger in accordance with Delaware Law;

    (f) the prepayment and cancellation of all Convertible Debentures;

    (g) holders of Options constituting at least 95% of the shares represented thereby shall have entered into Termination Agreements with respect thereto in form and substance satisfactory to Mickelberry Acquisition; and

    (h) no action or proceeding shall have been commenced or threatened for the purpose of obtaining an injunction, order or damages before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, which Mickelberry Acquisition shall on advice of counsel, reasonably determine would (1) result in the imposition of material limitations on the ability of Mickelberry or Mickelberry Acquisition effectively to consummate the Merger, (2) have the effect of rendering the Merger violative of any applicable law, or (3) have a material adverse effect on the business, assets or financial condition of the Surviving Corporation.

                                   ARTICLE X

                                  Termination

  Section 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

    (a) by mutual written consent of Mickelberry and Mickelberry Acquisition after approval of their respective Board of Directors; or

    (b) by either Mickelberry or Mickelberry Acquisition after approval of the Board of Directors of Mickelberry or Mickelberry Acquisition, as the case may be, if the Merger has not been consummated on or before September 30, 1995; provided, however, that neither party may terminate this Agreement pursuant to this clause (b) if the failure of such party to fulfill any of its obligations under this Agreement shall have been the reason that the Merger shall not have been consummated on or before said date.

  Section 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

                                  ARTICLE XI

                                 Miscellaneous

  Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

    (a) if to Mickelberry to:

      Mickelberry Communications Incorporated
      405 Park Avenue
      New York, New York 10022
      Facsimile: (212) 832-0554
      Attention: Mr. John C. Mickle

    (b) if to Mickelberry Acquisition to:

      Mickelberry Acquisition Corporation
      c/o Mickelberry Communications Incorporated
      405 Park Avenue
      New York, New York 10022
      Facsimile: (212) 832-0554

      Attention: Mr. James C. Marlas

or such other address or facsimile number as such party may hereafter specify by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope, or (iii) if given by any other means, when delivered at the address specified in this Section.

  Section 11.2. Survival. None of the representations, warranties, agreements or covenants contained herein shall survive the Effective Time except for the agreements contained in Sections 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 5.3, 5.5 and 8.3.

  Section 11.3. Amendment. Subject to applicable law, any provision of this Agreement may be amended by the parties hereto, by action of each of their respective Boards of Directors or by their respective officers duly authorized by such Board of Directors, at any time prior to the Effective Time; provided, however, that any decrease of the amount or change in the type of the Merger Consideration or any amendment to Article IX, Article X or this Section 11.3 shall also be approved by the Special Committee of the Board of Directors of Mickelberry. Any amendment to this Agreement shall be in writing signed by all the parties hereto.

  Section 11.4. Waiver. (a) At any time prior to the Effective Time, Mickelberry Acquisition on the one hand, and Mickelberry on the other hand, may (i) extend the time for the performance of any agreement of the other party or parties hereto, (ii) waive any accuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(iii) waive compliance with any agreement or condition contained herein; provided, however, that if such waiver would have the same effect as any decrease of the amount or change in the type of the Merger Consideration or any amendment to Article IX, Article X or Section 11.3 hereof, such waiver shall also be approved by the Special Committee of the Board of Directors of Mickelberry. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other parties.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign or otherwise transfer any of its rights under this Agreement without the consent of the other parties hereto.

  Section 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

  Section 11.7. Integration. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

  Section 11.8. Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

  Section 11.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Mickelberry Communications
                                           Incorporated

                                                     /s/ George Kane
                                          -------------------------------------
                                          By: George Kane
                                          Title: Senior Vice President

                                          Mickelberry Acquisition Corporation

                                                   /s/ James C. Marlas
                                          -------------------------------------
                                          By: James C. Marlas
                                          Title: President

                                          Union Capital Corporation

                                                   /s/ James C. Marlas
                                          -------------------------------------
                                          By: James C. Marlas
                                          Title: Chairman

                                          James C. Marlas

                                                   /s/ James C. Marlas
                                          -------------------------------------

                                                                      EXHIBIT A

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                    MICKELBERRY COMMUNICATIONS INCORPORATED

                            *  *  *  *  *  *  *  *

  1. The name of the corporation (the "Corporation") is: Mickelberry Communications Incorporated.

  2. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  4. The total number of shares of stock which the Corporation shall have authority to issue is 4,000,000 shares of Common Stock, each of which shall have a par value of one dollar ($1.00) per share.

  5. In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors.

  6. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

  7. Elections of Directors need not be by written ballot.

  8. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the state of delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the general Corporation law of the state of Delaware, as so amended.

  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                                                    SCHEDULE 1.3

                                 CERTAIN SHARES

  59,400 shares of Common Stock held by Marlas in its Keogh Plan

                                                                    SCHEDULE 2.1

                                  SUBSIDIARIES

                                                                PERCENTAGE OWNED
NAME                                                             BY MICKELBERRY
----                                                            ----------------
Bender, Browning, Dolby & Sanderson............................       100%
Excel Importing Corp...........................................       100%
M C Graphics, Inc..............................................       100%
Mickelberry Mining Corporation.................................       100%
Mickelberry Holding Corporation................................       100%
Excel Showroom, Inc............................................       100%
Nadler & Larimer (Europe) Corporation..........................       100%
Newcourt Industries............................................       100%
Partners & Shevack Inc.........................................       100%
Sandy Alexander, Inc...........................................       100%
Sandy Alexander Realty, Inc. (NJ)..............................       100%
Ventura Associates International, Inc..........................       100%
Mibon Marketing Inc............................................       100%
Excel Plus, Ltd................................................        50%

                                                                        ANNEX B

                        SCHRODER WERTHEIM OPINION

           [LETTERHEAD OF SCHRODER WERTHEIM & CO. INCORPORATED]

                                                            August  , 1995

The Special Committee of The Board of Directors
Mickelberry Communications Incorporated
405 Park Avenue
New York, NY 10022

The Special Committee of The Board of Directors:

  We understand that Mickelberry Communications Incorporated ("Mickelberry" or the "Company) and Mickelberry Acquisition Corporation ("Mickelberry Acquisition") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby Mickelberry Acquisition will merge with Mickelberry (the "Transaction"). The Merger Agreement provides, among other things, that each share of Common Stock and Series A Preferred Stock of Mickelberry, except for shares owned by Mr. James C. Marlas or any of his affiliates, will be converted into and represent the right to receive $4.25 in cash ("the Merger Consideration").

  You have requested our opinion, as investment bankers, as to the fairness of the Transaction, from a financial point of view, to the holders of Common Stock and Series A Preferred Stock of Mickelberry other than James C. Marlas and affiliated entities (the "Opinion"). It is understood that the Opinion shall be used by you and the Board of Directors solely in connection with your consideration of the fairness of the Merger Consideration to the stockholders of Mickelberry and for no other purpose, and that Mickelberry will not furnish the Opinion or any other material prepared by Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") to any other person or persons or use or refer to the Opinion for any other purpose without Schroder Wertheim's prior written approval. Schroder Wertheim understands and agrees that its Opinion may be referred to and reproduced in full in a schedule 13E-3 to be filed with the Securities and Exchange Commission in connection with the Transaction in any proxy document mailed to stockholders of Mickelberry or other soliciting document.

  Schroder Wertheim, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In connection with our opinion set forth herein, we have, among other things:

    (i) reviewed the Annual Reports on Form 10-K and the audited financial statements of the Company for the four fiscal years ended December 31, 1994; its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; its Proxy Statement dated April 11, 1994; and reports issued by the Company on Form 8-K dated March 3, 1993 and June 30, 1992; and all amendments thereto;

    (ii) reviewed and discussed with management the unaudited financial results for the three month and six month periods ended June 30, 1995;

    (iii) reviewed certain internal, unaudited financial analyses prepared by management of the Company which relate primarily to the Company's historical and projected financial information;

    (iv) reviewed the management forecasts of the operating and financial results for the Company dated December 16, 1994 for the fiscal years ending December 31, 1995 through December 31, 1999 and discussed with management any subsequent adjustments to those forecasts through August 1, 1995;

    (v) visited the principal operating divisions of the Company, including Sandy Alexander, Inc. and Partners & Shevack, Inc.;

    (vi) conducted discussions with the senior management of the Company concerning its historical and forecasted financial and operating results as presented and described in (i), (ii), (iii) and (iv) above;

    (vii) performed various valuation analyses, as deemed appropriate, of Mickelberry using generally accepted analytical methodologies, including:
  (i) discounted cash flow valuation analyses; (ii) the application of the multiples reflected in recent mergers and acquisitions for comparable businesses to the financial results of Mickelberry; and (iii) the application of the public trading multiples of comparable companies to the financial results of Mickelberry;

    (viii) reviewed the trading history of the Company's Common Stock and Series A Preferred Stock in the public marketplace from January 1, 1990 to
  August   , 1995;

    (ix) reviewed the trading prices and yields of selected publicly traded preferred stocks;

    (x) reviewed the Statement of Resolution Establishing Series of Shares, Series A Preferred Stock of the Company, dated September 3, 1982;

    (xi) reviewed the Merger Agreement dated as of March 21, 1995;

    (xii) discussed with the financial advisors to Mr. Marlas and Mickelberry Acquisition their plans for financing the Transaction; and

    (xiii) performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

  In rendering our Opinion, Schroder Wertheim does not assume any responsibility to independently verify the accuracy or completeness of information furnished by or on behalf of Mickelberry, but does rely on its accuracy and completeness in all material respects and does not assume any responsibility to perform (or be required to retain any persons to perform) any independent valuations or appraisals of Mickelberry's assets. With respect to financial forecasts for Mickelberry, we have been advised by the management of Mickelberry and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Mickelberry as to the expected future financial performance of Mickelberry.

  Our Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of this Opinion.

  This Opinion does not constitute a recommendation as to any action Mickelberry should take in connection with the Transaction. This Opinion relates solely to the question of the fairness, from a financial point of view, of the Merger Consideration.

  Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be paid by Mickelberry Acquisition in the Transaction is fair, from a financial point of view, to the holders of Common Stock and Series A Preferred Stock of Mickelberry, other than James C. Marlas or any of his affiliates.

                                          Very truly yours,

                                          Schroder Wertheim & Co. Incorporated

                                                                        ANNEX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
   (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX D

                     [LETTERHEAD OF THE ARGOSY GROUP L.P.]

                                                              November 23, 1994

Mr. James C. Marlas
c/o Mickelberry Communications Incorporated
405 Park Avenue
New York, NY 10022

Dear Mr. Marlas:

  This agreement (the "Agreement") will confirm that you, individually and on behalf of any entity formed by you for purposes of completing a transaction of the type described below (collectively, "you"), have retained The Argosy Group L.P. and The Argosy Securities Group L.P. (collectively, "Argosy") as your exclusive financial advisor on the terms and conditions set forth herein, in connection with your proposed acquisition of the common stock of Mickelberry Communications Incorporated (the "Company") that is currently owned by shareholders other than yourself or your affiliates (the "Public Shares") either through a merger or cash tender offer (the "Transaction"). In addition, upon execution of a definitive agreement with respect to the Transaction, Argosy will act as exclusive placement agent, on the terms and conditions set forth herein, in connection with the proposed placement with lending institutions of bank or senior financing (the "Senior Debt") to consummate the Transaction. The net proceeds from the Senior Debt will be used to purchase the Public Shares and potentially to refinance the Company's 8% Convertible Subordinated Debentures due May 2002 (the "Financing").

  1. Retention. (a) Subject to the provisions set forth below in this Agreement, you hereby retain Argosy as your exclusive financial advisor in connection with the Transaction and exclusive placement agent in connection with the proposed placement of the Senior Debt in the event of a Transaction. You agree that you will not directly, or indirectly, engage an investment banking firm other than Argosy to place any Senior Debt (or any securities similar to Senior Debt) with respect to the Transaction.

  (b) Argosy agrees to act as your exclusive financial advisor for the transaction and exclusive placement agent for the Financing, subject to satisfactory completion of its due diligence investigation.

  2. Compensation. (a) In consideration for services rendered hereunder, you agree to pay to Argosy a Transaction Fee and a Financing Fee. The transaction Fee will be payable in two parts: (i) $75,000 in cash upon the execution of this Agreement; and (ii) $125,000 in cash upon the closing of the Transaction. In the event during the term of this Agreement that a third-party purchases a majority of the Company's common shares beneficially owned by you, Argosy will be entitled to receive the $125,000 fee as detailed in the preceding section
(ii). In the event that the Transaction is consummated and Argosy places the Senior Debt, a Financing Fee equal to 1.0% of the gross proceeds of the Senior Debt will be payable on the date of the closing of the Financing (the "Closing Date") directly out of the proceeds of the Senior Debt. Such placement fees shall be paid by wire transfer or by delivery to Argosy of a certified or official bank check or checks payable to its order in immediately available funds. In the event that at your request Argosy places securities in the Financing other than Senior Debt, Argosy will be compensated at a level that is customary for the type of securities placed.

  (b) Whether or not the Transaction or the Financing is consummated, you hereby agree to reimburse Argosy promptly upon request (not less frequently than monthly) for all reasonable out-of-pocket expenses (including word processing charges, messenger and duplicating services, facsimile expenses, research document expenses, travel expenses and other customary expenditures) incurred by it in connection with the Transaction and the Financing. Prior to the execution of a definitive agreement with respect to a Transaction, fees and disbursements of legal counsel shall only be reimbursable under this paragraph 2(b) to the extent approved in advance by you. Amounts payable pursuant to this paragraph 2(b) and paragraph 2(a) may be withheld by Argosy from the payment of the proceeds of the placement of the Senior Debt.

  (c) Argosy's engagement relating to the Transaction and the Financing under this Agreement may be terminated by either Argosy or you upon five days' written notice delivered to the terminated party, except as noted in Section
5. In the event of a Transaction, if a Financing is consummated prior to the expiration or other termination of this Agreement, then Argosy shall be entitled to receive all of the amounts due under Sections 2(a) and 2(b). Argosy shall be responsible to keep a true and complete record of all prospective lenders (the "Argosy Investors") which have been contacted by Argosy with respect to, or provided information relating to, the Financing, utilizing record keeping methods customary in the investment banking business for placement agents of securities. If this Agreement is terminated by you and you (or any of your affiliates) consummates a Financing pursuant to which any Argosy Investor (or any affiliate thereof) is a party, prior to one year from the date of Argosy's termination, then you shall promptly pay Argosy a fee equal to 1.0% of the proceeds received by you in such a transaction from any such Argosy Investor.

  In the event that this Agreement expires, or is terminated for any reason, you shall promptly pay Argosy all amounts due under Section 2(b).

  (d) Except as set forth herein, no fee paid or payable to Argosy or any of its affiliates shall be credited against any other fee paid or payable to Argosy or any of its affiliates. Nothing contained in this Agreement shall require Argosy to purchase any securities or make any investment in the Company for its own account, directly or indirectly.

  3. Offering Materials. (a) You will use your best efforts to cause the Company to furnish Argosy with information necessary to prepare a private placement memorandum with respect to the Financing (the "Offering Materials"), subject to the Company obtaining a confidentiality agreement acceptable to it.

  (b) Argosy will perform due diligence; however you recognize and confirm that Argosy (A) will use and rely primarily on the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (B) is authorized as exclusive placement agent with respect to the Senior Debt to transmit to any prospective lender a copy or copies of the Offering Materials, forms of purchase agreements and any other legal documentation supplied to Argosy expressly for transmission to any prospective lender by you or on your behalf in connection with the performance of Argosy's services hereunder or any transaction contemplated hereby; (C) does not assume responsibility for the accuracy or completeness of the Offering Materials and such other information; (D) will not make an appraisal of any assets of the Company; and (E) reserves the right to continue to perform due diligence during the course of the engagement until the Financing is consummated or this Agreement is terminated in accordance with Section 2(c). Argosy agrees to keep the Offering Materials confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any government or regulatory agency or body (and then only after giving the Company notice and an opportunity to contest such disclosure to the extent practicable), and Argosy will not make use thereof, except in connection with its services hereunder.

  (c) You agree that any reference to Argosy in any release, communication, or material distributed to prospective lenders is subject to Argosy's prior written approval. If Argosy resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to Argosy.

  (d) Without Argosy's prior written consent, no advice rendered by Argosy in connection with the services performed by Argosy pursuant to this Agreement will be quoted by you or your affiliates or representatives nor will any such advice be referred to in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by such person, except to the extent required by law (in which case the appropriate party shall so advise the other in writing prior to such use and shall consult with the other with respect to the form and timing of disclosure).

  (e) You represent (and, upon the execution of a definitive agreement with respect to the Transaction, will cause the Company to represent) that the Offering Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that no representation will be made with respect to any of the projections contained therein. You agree to advise Argosy promptly of the occurrence of any event or any other change known to you which results in the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

  4. Indemnity. (a) In consideration of Argosy's agreement to act on your behalf, notwithstanding any limitations set forth herein, you agree to indemnify and hold harmless Argosy, its agents, employees, officers and directors, and any person who controls Argosy within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, as amended (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, all reasonable legal expenses, any and all other reasonable expenses incurred in investigating, preparing or defending against any action or proceeding, commenced or threatened, (whether or not any Indemnified Party is a named party)), to which an Indemnified Party, jointly or severally, may become subject, which arise out of or are based upon (i) any transaction contemplated by this Agreement, the retention of Argosy under this Agreement, the performance of services by Argosy hereunder or any involvement or alleged involvement of Argosy in the Transaction or the Financing, or (ii) any untrue statement or alleged untrue statement of fact contained in any information (oral or written) or document furnished or made available by the Company directly (including, without limitation, the Offering Materials, as from time to time amended and supplemented), or through Argosy or otherwise, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification under this Section 4 to the extent such loss, claim, damage, liability or expense is determined by a final judgment of a court of competent jurisdiction to have resulted primarily from any Indemnified Person's gross negligence, willful malfeasance, bad faith or material breach of this Agreement ("Disabling Conduct") and any payment or reimbursement made to such Indemnified Party by you in connection with any such action or proceeding will be repaid by such Indemnified Party to you.

  If any action or proceeding (including any governmental proceeding) is brought or asserted against an Indemnified Party in respect of which indemnity may be sought against you, such Indemnified Party shall promptly notify you in writing of the institution of such action or proceeding. Each Indemnified Party shall give you prompt notice upon becoming aware of any claim for which indemnity or contribution may be sought hereunder; failure to provide such notice will not, however, relieve you from any obligation or liability you have hereunder or otherwise, except to the extent such failure causes you to forfeit material rights. You, at your option, may assume the defense of any such claim with counsel reasonably satisfactory to Argosy, except if such Indemnified Party has been advised by counsel that, due to a conflict of interests or because there may be legal defenses available to such Indemnified Party that are different from or additional to defenses available to you, separate counsel for you and such Indemnified Party is advisable in which case, the fees and expenses of one firm of counsel on behalf of all Indemnified Parties shall be at your expenses; provided, that, upon invoking such option you shall keep such Indemnified Party informed of the progress of any such claim.

  You agree that, without the prior written consent of each of the relevant Indemnified Parties, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not such Indemnified Parties are actual or potential parties to such claim, action or proceeding, (i) that involved any equitable relief that binds or purports to bind such Indemnified Parties and (ii) unless such settlement, compromise or consent includes an unconditional release for such Indemnified Parties from all liability arising out of such claim, action or proceeding. Argosy and each such Indemnified Party shall have the right to employ separate counsel in any such action to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Argosy or such Indemnified Party unless (a) the Company has agreed to pay such fees and expenses, or (b) you shall have failed to assume the defense of such action or proceeding. You shall not be liable for any settlement of any such action or proceeding effected without your written consent (which shall not be unreasonably withheld or delayed), but if you have failed to assume such defense, if such claim is settled with your written consent, or there is a final judgement for the plaintiff in any such action or proceeding, you agree to indemnify and hold harmless Argosy and any such Indemnified Party from and against any loss, liability, damage or expense by reason of such settlement or judgment.

  If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities and expenses referred to herein or insufficient to hold an indemnified person harmless (other than by reason of such Person's Disabling Conduct), then you agree that in lieu of indemnifying such Indemnified Party, you shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by them on the one hand and the Indemnified Party on the other from the placement of the Senior Debt or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also your relative fault on the one hand the relative fault of the Indemnified Party on the other in connection with the untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by you on the one hand the Indemnified Party on the other shall be deemed to be in the same proportion as the total principal amount of the Senior Debt, less the value of the compensation which would be received by such Indemnified Party pursuant to Section 2(a) hereof, bears to such compensation. Your relative fault on the one hand the relative fault of the Indemnified Party on the other shall be determined by reference to, among other things, whether such untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) relate to information supplied or action taken by you or the Company on the one hand or by the Indemnified Party on the other and the relevant persons' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements, omissions or actions. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. You and Argosy agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above.

  The aforesaid indemnity and contribution agreements shall apply to any related activities engaged in by any Indemnified Party prior to this date and to any modification of Argosy's engagement hereunder, and shall remain in full force and effect regardless of any investigation made by or on behalf of Argosy or any of its agents, employees, officers, directors or controlling persons and shall survive the placement of the Senior Debt. You agree to promptly notify Argosy of the commencement of any litigation or proceeding against you or any of your affiliates in connection with the transactions contemplated hereby. The agreements contained in this Section 4 shall remain in full force and effect following the completion or termination of Argosy's engagement hereunder and shall be in addition to any liability that you may otherwise have to Argosy and its agents, employees, officers, directors or controlling persons.

  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort to otherwise) to you for or in connection with advice or services rendered or to be rendered by Argosy pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Party's actions or inactions in connection with any such advice, services or transactions except for liabilities (and related expenses) that are determined by a final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Party's Disabling Conduct in connection with any such advice, actions, inactions or services.

  5. Survival of Certain Provisions. The representations, warranties, covenants and confidentiality provisions contained in Section 3, the provisions contained in Section 4 of this Agreement and your obligation to pay Argosy any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of (a) any completion or termination of the Transaction or the Financing, (b) any termination of this Agreement, or (c) any investigation made by or on behalf of Argosy or any affiliate of Argosy, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of you, Argosy, the Indemnified Parties and any such person.

  6. Conditions of Placement. It is understood that the obligations of Argosy are to use reasonable efforts to place the Senior Debt and there is no obligation on the part of Argosy to purchase the Senior Debt. The obligations of Argosy are subject to satisfactory completion of a due diligence investigation by Argosy and its counsel, market conditions and the form and terms of the Senior Debt, the Offering Materials and all related documents being mutually acceptable to you and Argosy.

  7. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to you, at your office at 405 Park Avenue, New York 10022; and (b) if to Argosy, at its offices at 1325 Avenue of the Americas, New York, New York 10019, Attention:
Jay Bloom.

  The parties hereto, by written notice to the other parties, may designate additional or different addresses for subsequent notices or communications.

  8. Counterparts. (a) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

  9. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

  10. Choice of Law, Jurisdiction, Recovery of Attorney's Fees. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to its conflict of laws provisions). You hereby irrevocably submit to the exclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this agreement or any of the matters contemplated hereby, irrevocably waive and defense of lack of personal jurisdiction and irrevocably agree that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. You irrevocably waive, to the fullest extent you may effectively do so under applicable law, any objection which you may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Subsequent to the signing of a definitive agreement with respect to the Transaction, you will cause the Company to agree to pay or reimburse Argosy for all reasonable costs and expenses incurred by Argosy in connection with the enforcement of any of its rights under this Agreement including, without limitation, all reasonable attorneys fees and expenses of its counsel.

  11. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

  12. Press Announcements. At any time after the consummation or other public announcement of the Transaction or the placement of the Senior Debt, and with your prior approval (which approval shall not be unreasonably withheld or delayed), Argosy may place an announcement (at its expense) in such newspapers and publications as it may choose, stating that Argosy has acted as financial advisor and placement agent of the Senior Debt contemplated by this Agreement.

  13. Term. Except as provided herein, the Agreement shall run from the date of this letter to December 31, 1995, unless extended by mutual consent of the parties.

  14. Amendment. This Agreement may not be modified or amended except in writing duly sworn by the parties hereto.

  15. Assignment; Successors. You consent to the assignment of Argosy's rights hereunder to any affiliate of, or successor to, Argosy. Upon the signing of a definitive agreement with respect to a Transaction, you shall cause the Company to assume all of your obligations under this Agreement, including, without limitation, indemnities, contribution, compensation and expense reimbursements, whereupon you shall be released from any such obligations.

  16. Enforceability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  Please sign and return the original and one copy of this letter to indicate your acceptance of the terms set forth herein whereupon this letter and your acceptance shall constitute a binding agreement between you and Argosy.

                                          Very truly yours,

                                          THE ARGOSY GROUP L.P.
                                          THE ARGOSY SECURITIES GROUP L.P.

                                             /s/ Jay Bloom
                                          By: _________________________________
                                             Jay Bloom
                                             Managing Director
Accepted and agreed to as of November 23, 1994

  /s/ James C. Marlas
By: _________________________________
  James C. Marlas, on behalf of
  himself and any entity formed by
  him for purposes of completing a
  Transaction

PROXY

                    MICKELBERRY COMMUNICATIONS INCORPORATED

            SPECIAL MEETING OF SHAREHOLDERS--SEPTEMBER 12, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints GEORGE KANE and FRED T. PUGLIESE, and each of them, Proxies of the undersigned with power of substitution to each, to vote all shares of Mickelberry Communications Incorporated (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on September 12, 1995 at 9:00 a.m. local time at the offices of the Company at 405 Park Avenue, New York, NY 10022, or at any adjournment or postponement thereof, as indicated on the reverse side.

                                                       CONTINUED ON REVERSE SIDE

     ------------------                           ------------------
           COMMON                                     PREFERRED

1. APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF MERGER. Approval and adoption of the Agreement and Plan of Merger, dated as of March 21, 1995 (the "Merger Agreement"), among the Company, Mickelberry Acquisition Corporation, Union Capital Corporation and James C. Marlas, as described in the Proxy Statement.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

2. TRANSACTION OF OTHER BUSINESS. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

SHARES WILL BE VOTED AS DIRECTED EXCEPT THAT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE COMPANY DATED AUGUST , 1995.

                                                  DATED: ________________, 1995
                                                  -----------------------------
                                                           (SIGNATURE)
                                                  -----------------------------
                                                  (SIGNATURE, IF JOINTLY HELD)
                                                  TITLE: ______________________
                                                  PLEASE SIGN EXACTLY AS YOUR
                                                  NAME APPEARS ON YOUR STOCK
                                                  CERTIFICATE. WHEN SHARES ARE
                                                  HELD BY JOINT TENANTS, BOTH
                                                  SHOULD SIGN. WHEN SIGNING AS
                                                  AN ATTORNEY, EXECUTOR, AD-
                                                  MINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, GIVE FULL TITLE AS
                                                  SUCH. IF A CORPORATION, SIGN
                                                  IN FULL CORPORATION NAME BY
                                                  PRESIDENT OR OTHER AUTHO-
                                                  RIZED OFFICER. IF A PARTNER-
                                                  SHIP, SIGN IN PARTNERSHIP
                                                  NAME BY AUTHORIZED PERSON.
                                                  THIS PROXY VOTES ALL SHARES
                                                  IN ALL CAPACITIES.

              PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY.